Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

AECOM TECHNOLOGY CORPORATION,

AS PURCHASER,

TYCO INTERNATIONAL FINANCE S.A.,

AS A SELLER AND PARENT,

AND

THE OTHER SELLERS A PARTY HERETO

DATED AS OF FEBRUARY 11, 2008

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Interpretation	20

ARTICLE II PURCHASE AND SALE OF TARGET SHARES AND PURCHASED ASSETS		20
2.1	Target Shares and Purchased Assets to Be Sold and Purchased at the Closing	20
2.2	Assumption of Liabilities relating to Purchased Assets	21
2.3	Purchase Price	21
2.4	Closing	21
2.5	Closing Date	21
2.6	Purchase Price Adjustments	21
2.7	Allocation of Purchase Price	26
2.8	Withholding	26

ARTICLE III CONSENTS; INTERCOMPANY ACCOUNTS; CASH		27
3.1	Certain Provisions Regarding Assignments	27
3.2	Seller Settlement of Cash and Intercompany Accounts	28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		28
4.1	Incorporation and Authority of Parent	28
4.2	No Conflict	29
4.3	Consents and Governmental Approvals	29
4.4	Financial Statements	29
4.5	Financial Advisors	30

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS		30
5.1	Incorporation and Authority of Sellers	30
5.2	Purchased Companies	31
5.3	Capitalization and Subsidiaries	31
5.4	No Conflict	32
5.5	Consents and Governmental Approvals	32
5.6	Litigation	33
5.7	Employee Benefits	33
5.8	Taxes	36
5.9	Absence of Changes	39
5.10	Title to Assets	39
5.11	Real Property	39
5.12	Intellectual Property	40
5.13	Contracts	42
5.14	Compliance With Laws	44
5.15	Insurance	45
5.16	Environmental Matters	45
5.17	Labor and Employment	46

5.18	Trade Practices	46
5.19	Government Contracts	46

ARTICLE VI NON-CONTROLLED ENTITY REPRESENTATIONS AND WARRANTIES OF SELLERS		48
6.1	Non-Controlled Entities	48
6.2	Capitalization and Subsidiaries	48
6.3	No Conflict	49
6.4	Litigation	49
6.5	Absence of Changes	49
6.6	Compliance With Laws	49
6.7	Environmental Matters	50
6.8	Labor and Employment	50
6.9	No Other Representations or Warranties	51

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PURCHASER		51
7.1	Incorporation and Authority of Purchaser	51
7.2	No Conflict	51
7.3	Consents and Approvals	52
7.4	Proceedings	52
7.5	Financial Advisors	52
7.6	Financial Capability	52
7.7	Solvency	52

ARTICLE VIII CERTAIN COVENANTS		53
8.1	Conduct of Business Prior to the Closing	53
8.2	Access to Information	56
8.3	Books and Records; Access; Assistance	57
8.4	Cooperation	58
8.5	Confidentiality	60
8.6	Employees	62
8.7	Employee Plans	64
8.8	Replacement Letters of Credit, Bank Guarantees and Surety Bonds	67
8.9	No Negotiation	68
8.10	Brokers	69
8.11	Further Assurances	69
8.12	Identified Claims	69
8.13	Collections of Accounts Receivable	70
8.14	Payments of Accounts Payable	70

ARTICLE IX TAX MATTERS		71
9.1	Tax Indemnification	71
9.2	Procedures Relating to Tax Indemnification	72
9.3	Tax Returns	73
9.4	Transaction Taxes	75

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9.5	Records Retention	76
9.6	Exclusivity; Dispute Resolution	76
9.7	Tax Sharing Agreements	76
9.8	FIRPTA Certificate	76
9.9	Characterization of Indemnification Payments; Withholding	76
9.10	Closing of Tax Years; Straddle Period	76
9.11	Waiver of Loss Carrybacks	77
9.12	Section 338(h)(10) Election	77
9.13	Definitions	78

ARTICLE X CONDITIONS TO THE CLOSING		79
10.1	Conditions to Obligations of Parent and Sellers	79
10.2	Conditions to Obligations of Purchaser	80

ARTICLE XI DELIVERIES		82
11.1	Deliveries by Parent and Sellers	82
11.2	Deliveries by Purchaser	83

ARTICLE XII CERTAIN RESTRICTIONS		84
12.1	Non-Competition	84
12.2	Non-Solicitation	84
12.3	Specific Performance	85
12.4	Severability	85
12.5	Use of Trade Names and Trade Marks	86

ARTICLE XIII INDEMNIFICATION		87
13.1	Losses Defined	87
13.2	Indemnification by Parent and Sellers	88
13.3	Indemnification by Purchaser	89
13.4	Limitations on Indemnification	89
13.5	Procedures for Indemnification	91

ARTICLE XIV TERMINATION AND WAIVER		93
14.1	Termination	93
14.2	Effect of Termination	94

ARTICLE XV GENERAL PROVISIONS		94
15.1	Expenses	94
15.2	Notices	94
15.3	Severability	95
15.4	Entire Agreement	95
15.5	Assignment	96
15.6	No Third-Party Beneficiaries	96
15.7	Amendment	96
15.8	Governing Law	96
15.9	Public Announcements	96

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15.10	Waiver of Jury Trial	96
15.11	Time Periods	96
15.12	Waiver	97
15.13	Execution of Agreement	97

4

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 11th day of February, 2008 (the “Effective Date”), by and among AECOM Technology Corporation, a corporation organized under the laws of Delaware, having its registered office at 555 South Flower Street, Suite 3700, Los Angeles, California 90071 (“Purchaser”), on the one hand, and Tyco International Finance S.A., a company organized under the laws of Luxembourg, having its registered office at 29 Avenue de la Porte Neuve L2227 Luxembourg (“TIFSA,” a “Seller” and “Parent”), and each of the Persons set forth on the signature pages hereto, (each a “Seller”, and collectively with Parent, the “Sellers”), on the other hand.

WITNESSETH

WHEREAS, Parent and Sellers, directly and indirectly through various Subsidiaries, are engaged in the Business;

WHEREAS, each of the Sellers, other than Parent, is an Affiliate or a direct or indirect Subsidiary of Parent;

WHEREAS, Parent desires to sell, and cause the other Sellers to sell, to Purchaser (or one or more designees thereof), and Purchaser (or one or more designees thereof) desires to acquire, the Business through the purchase from Sellers of all of (i) the outstanding capital stock of the Purchased Companies owned by Sellers, (ii) the Australia GC&E Assets, and (iii) the German Assets (together with the Australia GC&E Assets, the “Purchased Assets”) on the terms and subject to the conditions of this Agreement; and

WHEREAS, Purchaser wishes to assume certain liabilities relating to the Business by assuming (i) the Assumed Australia GC&E Liabilities and (ii) the Assumed German Liabilities (together with the Assumed Australia GC&E Liabilities, the “Assumed Liabilities”) on the terms and subject to the conditions of this Agreement (collectively, the “Transaction”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning given in Section 2.6(e).

“Accounts Receivable” shall mean all accounts receivable, trade receivables, notes receivable and other receivables to the extent arising out of or with respect to the

Business and whether arising before or after the Closing Date, less adequate reserves for uncollectibility consistent with past practices.

“Acquisition Transaction” means any transaction with an unrelated Person involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the Business or Business Assets; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of a Purchased Company (or any Subsidiary thereof), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of a Purchased Company (or any Subsidiary thereof), or (iii) any security, instrument or obligation that is convertible into or exchangeable for any capital stock or other equity security of a Purchased Company (or any Subsidiary thereof); or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving a Purchased Company (or any Subsidiary thereof).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

“Agreement” has the meaning given in the Introductory Paragraph.

“Ancillary Agreements” means the Transition Services Agreement, the Bill of Sale, Assignment and Assumption Agreement and the Guaranty Indemnification Agreement.

“Applicable Non-U.S. Antitrust Approvals” means the necessary approvals, orders, permits or other Consents under any Competition Law in Canada and Mexico.

“Assigned German Contracts” means the Contracts and any ancillary agreements or Contracts related thereto set forth on Schedule 2.1(c).

 “Assumed Australia GC&E Liabilities” means the Liabilities set forth on Schedule 2.2(a)(1).

“Assumed German Liabilities” means the Liabilities set forth on Schedule 2.2(a)(2).

“Assumed Liabilities” has the meaning set forth in the Whereas clauses.

“Assumed Non-U.S. Business Benefit Plan” has the meaning set forth in  Section 5.7(l).

“Assumed Plan Liabilities” has the meaning set forth in Section 8.7(d).

“Assumed Plans” has the meaning set forth in Section 8.7(d).

“Assumed U.S. Business Benefit Plan” has the meaning set forth in Section 5.7(a).

“Australia Flow Control Business” means the construction/project management, design-build, and operations and maintenance services business, serving the water and wastewater markets in Australia and New Zealand, that is operated by the Flow Control segment of Tyco International Ltd.

“Australia GC&E Assets” means the assets set forth on Schedule 2.1(b).

“Australia GC&E Business” means all of the business operations and activities conducted by Sellers (directly or indirectly) as the Earth Tech Global Consulting and Engineering business in Australia and New Zealand, which operates as a diversified, global infrastructure service provider offering consulting and engineering services in the water, wastewater, environmental, transportation and facilities markets.  Notwithstanding the foregoing, the Australia GCE Business does not include any portion of Sellers’ Global Water Projects and Products Business.

“Australia GWPP Business” means Sellers’ Global Water Projects and Products business conducted in Australia and New Zealand, including the Australian DBFO Projects - Coliban Water and Eastern Irrigation Scheme (Melbourne) and the New Zealand DBFO Project - Mangawhai.

“Bank Guarantees” means the bank guarantees listed on Schedule 5.13(b).

“Base Permitted Proceeds” means, (i) with respect to any of Parent’s fiscal quarters after September 28, 2007 in which the Closing does not occur, Two Million Dollars ($2,000,000) and (ii) with respect to any of Parent’s fiscal quarters in which the Closing occurs, the product of (A) Two Million Dollars ($2,000,000) multiplied by (B) a fraction, the numerator of which equals the number of calendar days having occurred between the first day of such fiscal quarter and the Closing Date, and the denominator of which equals the total number of calendar days in such fiscal quarter.

“Base Purchase Price” has the meaning given in Section 2.3.

“Beverly Hills DBFO Assets” has the meaning given in Section 2.6(b).

“Bill of Sale, Assignment and Assumption Agreement” means a bill of sale, assignment and assumption agreement evidencing the assignment, conveyance and transfer of the Purchased Assets and Assumed Liabilities from Sellers to Purchaser, in form and substance substantially in the form attached hereto as Exhibit A.

“Brazil Business” means all of the business operations and activities conducted by Sellers (directly or indirectly) through any of its Affiliates or Subsidiaries (including the Purchased Companies, their Subsidiaries or any Non-Controlled Entity) in Brazil prior to or after the Closing, including the operations and activities conducted through Earth Tech Brasil Ltda., Concessionaria de Aguas E Esgotos de Nova Friburgo Ltda., Saneamento de Jau Ltda., Aguas de Cajamar S/A, Sanear-Saneamento de Aracatuba S/A and Aguas de Esmeralda Ltda.

“Brazil and German Services” has the meaning given in Section 8.4(a).

“Business” means all of the business operations and activities currently conducted by Sellers (directly or indirectly) as the “Earth Tech” business, involving and consisting of Sellers’ Global Consulting and Engineering business and Sellers’ Global Water Projects and Products business and collectively operating as a diversified, global infrastructure service provider offering consulting and engineering, construction/project management, design-build, and operations and maintenance services in the water, wastewater, environmental, transportation and facilities markets.  Notwithstanding the foregoing, the Business does not include the Excluded Businesses or the Excluded Liabilities.

“Business Assets” has the meaning given in Section 5.10.

“Business Benefit Plans” means, collectively, the U.S. Business Benefit Plans and the Non-U.S. Business Benefit Plans.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed or authorized by Law to be closed for business.

“Business Debt” means any Indebtedness of any Purchased Company (or any Subsidiary thereof), provided, however, that Business Debt shall not include (i) the Credit Facilities, (ii) the Earth Tech Intercompany Debt, (iii) Indebtedness incurred in the Ordinary Course for the trade of goods or services to the extent treated as current Liabilities for purposes of the Closing Working Capital calculation, (iv) any Indebtedness permitted to be incurred between signing and Closing in accordance with Section 8.1 or (v) any Letter of Credit, Bank Guarantee, Surety Bond or other guaranty set forth on Schedule 5.13(b).

“Business Employee” means, collectively, the U.S. Business Employees and the Non-U.S. Business Employees.

“Business Plan” means that certain budget and operating plan of the Business as adopted by Sellers (including the Purchased Companies) for the 2007 and 2008 fiscal years, as applicable.

“Calculation Principles” means GAAP, applied by Sellers in accordance with the accounting methods and procedures set forth in Schedule 1.1-A, subject to such exceptions as are set forth in Schedule 1.1-A.

“Canadian Tax Documentation” has the meaning given in Section  2.8(b).

“Captive Insurance Carrier” means (i) White Mountain Insurance Company, a Vermont corporation, or (ii) Mountainbran Limited, an entity formed under the laws of Ireland.

“Change of Control Payments” means, with respect to the Business or any Purchased Company (or any Subsidiary thereof) or any Non-Controlled Entity, any amounts that become payable by Purchaser or a Purchased Company (or any Subsidiary

thereof) or any Non-Controlled Entity to any Business Employees, regardless of when due or payable, solely as a result of the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby, including under any Business Benefit Plan (including, restricted stock grants and in-the-money stock options) or under any individual employment, severance or change-in-control Contract or otherwise (including any stay put or similar retention bonuses or percentage sharing arrangements); provided, however, Change of Control Payments shall not include (A) the Retention Payments or (B) any severance payment that becomes due and payable pursuant to a generally applicable severance plan in force and effect as of the Effective Date as a result of (i) Parent’s (at the written request of Purchaser) or (ii) Purchaser’s (or a Subsidiary thereof) termination of a Business Employee’s employment on or after the Closing Date.

“Chinese DBFO Proceeds” means any distribution or dividend that is actually received by a Seller or any Affiliate of a Seller from the Chinese DBFOs on or after December 28, 2007 and prior to the Closing Date.

“Chinese DBFOs” means the DBFO projects conducted by Qinhuangdao Pacific Water Company Limited, Guangzhou Xilang Wastewater Treatment Co. Ltd. and Tianjin Earth Tech Jieyuan Water Co., Ltd.

 “Claim” means claim, demand, cause of action, chose in action, right of recovery or off-set, suit, litigation, proceeding, arbitration, hearing or investigation against any Person.

“Closing” has the meaning given in Section 2.4.

“Closing Business Debt” means any Business Debt outstanding as of the Closing.

“Closing Date” has the meaning given in Section 2.4.

“Closing Payment” has the meaning given in Section 2.6(b).

“Closing Transaction Expenses” means any Transaction Expenses due or otherwise owed as of the Closing.

“Closing Working Capital” means the working capital of the Business, as of the Closing Date and as determined in accordance with the Calculation Principles, and which shall be (i) the sum of all current assets of the Purchased Companies and their Subsidiaries acquired by Purchaser or its Subsidiaries (directly or indirectly through the acquisition of the Purchased Companies) pursuant to this Agreement, including in each case all cash and cash equivalents, Accounts Receivable, prepaid expenses and Inventory, minus (ii) the sum of all current liabilities of the Purchased Companies and their Subsidiaries (which, for the avoidance of doubt, shall not include any (A) Transaction Expense, (B) Business Debt, or (C) Change of Control Payment) assumed by Purchaser or its Subsidiaries (directly or indirectly through the acquisition of the Purchased Companies) pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time, in effect as of the date hereof.

“Competing Person” has the meaning given in Section 12.1(a).

“Competition Laws” shall mean any Laws relating to the regulation of monopolies or competition in any jurisdiction.

“Competitive Activity” has the meaning given in Section 12.1(a).

“Confidential Information” has the meaning given in Section 8.5(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 2, 2007, between Purchaser and Tyco International Management Company.

“Consent” means a consent, authorization or approval of a Person, a waiver by a Person or a filing or registration with a Person.

“Contract” means any written or oral, agreement, contract, license, lease, sales order, purchase order, indenture, guaranty, mortgage, note, bond, warrant, representation, indemnity, instrument, benefit plan, insurance policy, assignment, covenant, undertaking or commitment (including all amendments, supplements and modifications thereto).

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Cost-Cap Project” has the meaning given in Section 5.13(a).

“Credit Facilities” means the consolidated third party Indebtedness associated with Earth Tech Mexico, S.A. de C.V. and Qinhuangdao Pacific Water Co., to the extent that such consolidated third party Indebtedness does not exceed 168,173,000 Mexican Pesos and 24,900,000 Chinese Renminbi, respectively.  For the avoidance of doubt, any amount of consolidated third party Indebtedness associated with Earth Tech Mexico, S.A. de C.V. and Qinhuangdao Pacific Water Co. in excess of 168,173,000 Mexican Pesos and 24,900,000 Chinese Renminbi, respectively, shall be included in Business Debt.

“Dalriada” means Dalriada Water Holdings Limited, its wholly owned subsidiary, Dalriada Water Limited, and Dalriada Water Services Limited.

“Dalriada DBFO” means the DBFO project conducted by Dalriada.

“Dalriada DBFO Proceeds” means any distribution or dividend that is actually received by a Seller or any Affiliate of a Seller from the Dalriada DBFO on or after December 28, 2007 and prior to the Closing Date.

 “DBFO” means design, build, finance and operate.

“Deductible” has the meaning given in Section 13.4(b).

“Dollars” or “$” means U.S. dollars.

“Dormant Entity” means Grupo Rust International de Venezuela C.A.

“Earth Tech Intercompany Debt” means any Indebtedness held by a Purchased Company (or a Subsidiary thereof), on the one hand, and another Purchased Company (or a Subsidiary thereof) on the other hand.

“Effective Date” has the meaning given in the Introductory Paragraph.

“Encumbrance” means any pledge, lien (including a Tax lien), collateral assignment, security interest, hypothecation, charge or other Claim of a Person of any kind, mortgage, easement, option, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or any agreement of any kind restricting transfer or use of real or personal property (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), but excluding any restrictions on transfer or assignment customarily imposed in a license to use Intellectual Property Rights.

“Environment” means the ambient air, surface water, ground water, land, surface or subsurface strata, wetlands, sediments, and other environmental medium and or  natural resources  and the workplace.

“Environmental Law” means any federal, state, local, foreign, European Union or other Law, statute, rule, ordinance or regulation or any common law, now or hereafter in effect, governing or relating to pollution or the protection, investigation or restoration of human health or the Environment, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, presence, processing, production, distribution, use, handling, generation, labeling, testing, treatment, storage, transportation, disposal or remediation of Hazardous Substances,  including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401-7626; and the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, as amended, 33 U.S.C. § 1251 et seq.

“Equity Participations” means, other than readily marketable securities listed on a nationally or internationally recognized exchange, (a) any share, quota, security, participation right and any other present or future right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the revenues, dividends or equity appreciation of another Person, including capital stock, membership interests, units, performance units, options, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible debentures or stock bonus plans and (b) commitments to issue any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Parent that, together with the Parent, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” has the meaning given in Section  2.8(b).

“Estimated Chinese DBFO Proceeds” has the meaning given in Section 2.6(a).

“Estimated Closing Business Debt” has the meaning given in Section 2.6(a).

“Estimated Closing Change of Control Payments” has the meaning given in Section 2.6(a).

“Estimated Closing Transaction Expenses” has the meaning given in Section 2.6(a).

“Estimated Closing Working Capital” has the meaning given in Section 2.6(a).

“Estimated Dalriada DBFO Proceeds” has the meaning given in Section 2.6(a).

“Estimated Project Contributions” has the meaning given in Section 2.6(a).

“Estimated Other DBFO Proceeds” has the meaning given in Section 2.6(a).

“ETEO” means Empresa de Transmissao de Energia do Oeste Ltda.

“Excluded Businesses” means the business and assets of each of the Brazil Business, the Thai Business, ETEO, Water Technology Australia, the Australia Flow Control Business and the Australia GWPP Business.

“Excluded Liabilities” means any and all (a) Liabilities of Parent, Sellers or any Purchased Company, or Liabilities of any Subsidiary of any of the foregoing, that relate to the current or historical business (other than the current or historical operations and activities conducted by Sellers (directly or indirectly) as the “Earth Tech” business) of Parent or any of its respective Subsidiaries, except as specifically provided herein, (b) Liabilities of the Excluded Businesses, including Liabilities  related to the closing or discontinuance of any of the Excluded Businesses, (c) any Liabilities related to any claim or notice of claim made by Parent, any Seller, any Purchased Company or any of their respective Subsidiaries to any of their respective Captive Insurance Carriers before the Closing, except to the extent set forth on Schedule 1.1-D, (d) all Liabilities relating to the Identified Claims, (e) all Liabilities relating to Business Debt, (f) all Liabilities relating to Transaction Expenses, (g) all Liabilities relating to Change of Control Payments, (h) all Liabilities relating to Business Benefit Plans unless expressly assumed by Purchaser hereunder or assumed by Purchaser by operation of Law, (i) all Tax Liabilities of the Dormant Entity accruing or arising prior to the Closing Date, (j) all Liabilities related to the German Business other than (1) the Liabilities of the business operated by MEVA Umwelltechnologic GmbH and its Subsidiaries and successors and (2) the Assumed German Liabilities, and (k) Liabilities arising out of or relating to the Retained German Contracts.

“Excluded Sellers’ IP” means the Intellectual Property Rights of a Seller, if any, set forth on Schedule 1.1-G that is currently used in the operation of the Business by Sellers but is not being transferred to Purchaser hereunder.

“Final Allocation” has the meaning given in Section  2.7.

“Financial Statements” has the meaning given in Section 4.4.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“German Assets” means the assets set forth on Schedule 2.1(c).

“German Business” means all of the business operations and activities conducted by Sellers (directly or indirectly) through Earth Tech Deutschland GmbH, Earth Tech Umwelttechnik GmbH and Earth Tech Klartechnik GmbH at the time of Closing but does not include the operations, activities, assets or liabilities exclusively related to the Retained German Contracts.

“Government Contract” means any material Contract related to the Business between any Seller or their Subsidiaries, including the Purchased Companies (or any Subsidiary thereof), and (i) any United States Federal Governmental Body, (ii) any prime contractor to any United States Federal Governmental Body or (iii) any contractor with respect to any contract described in clause (i) or (ii).

“Governmental Approvals” means all licenses, consents, permits, certificates, filings, registrations, notifications and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement and as of the Closing Date under the applicable Laws of any Governmental Body.

“Governmental Body” means any federal, state, provincial, local or foreign government, including the European Union and the United States, or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, provincial, local, foreign or European Union government or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, award, ruling, subpoena, injunction, decree, consent decree, or stipulation entered by or with any Governmental Body.

“Guaranty Indemnification Agreement” shall mean the Guaranty Indemnification Agreement, in substantially the form as attached hereto as Exhibit B.

“Hazardous Substances” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea, formaldehyde, PCBs, mold, lead, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Claims” means all Claims and/or Losses, whether asserted presently or at any time hereafter, arising out of, or related to, any matters set forth on Schedule 8.12.

“Indebtedness” means with respect to a Purchased Company (or any Subsidiary thereof), (a) all indebtedness of such Purchased Company (or any Subsidiary thereof), whether or not contingent, for borrowed money, (b) all obligations of such Purchased Company (or any Subsidiary thereof) for the deferred purchase price of property or services, (c) all obligations of such Purchased Company (or any Subsidiary thereof) evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Purchased Company (or any Subsidiary thereof)  (even though the rights and remedies of such Purchased Company (or any Subsidiary thereof) or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Purchased Company (or any Subsidiary thereof) as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all payment obligations, contingent or otherwise, of such Purchased Company (or any Subsidiary thereof) under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Purchased Company (or any Subsidiary thereof) and (h) all Indebtedness referred to in clauses (a) through (f) above secured by any Encumbrance on assets or properties (including accounts and Contract rights) owned by such Purchased Company (or Subsidiary thereof), even though such Purchased Company (or any Subsidiary thereof) has not assumed or become liable for the payment of such Indebtedness.

“Indemnification Allocation” means, with respect to any NWE Loss or NWE Tax Obligation, an amount equal to the actual NWE Loss or NWE Tax Obligation suffered and incurred by Purchaser, the Purchased Company or the Subsidiary of a Purchased Company (as applicable) that directly owns the equity interest in such NWE, that is allocated to such equity owner of the NWE pursuant to any of the NWE’s organizational documents or any other applicable Contract.

“Indemnification Notice” has the meaning given in Section 13.5(a).

“Indemnified Party” has the meaning given in Section 13.5(a).

“Indemnifying Party” has the meaning given in Section 13.5(a).

“Initial Allocation” has the meaning given in Section  2.7.

“Intellectual Property Contracts” means any Contract pursuant to which any of the Sellers and/or any of the Purchased Companies (or Subsidiaries of Sellers and/or any of the Purchased Companies) is a party or otherwise bound (i) granting such Sellers and/or any of the Purchased Companies (or Subsidiaries of Sellers and/or the Purchased Companies) rights to make, use, offer for sale, import or otherwise exploit any of the Licensed Sellers’ IP, (ii) granting any third party any rights to make, use, offer for sale, import or otherwise exploit any of the Owned Sellers’ IP, and/or (iii) restricting a right of Sellers and/or any of the Purchased Companies (or Subsidiaries of Sellers and/or any of the Purchased Companies) to make, use, offer for sale, import or otherwise exploit or register any Sellers’ IP.  The term “Intellectual Property Contracts” does not include Contracts relating to the licensing, on standard terms, of generally available, off-the-shelf Software programs.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and all improvements thereto, (ii) patents and patent applications (including all renewals, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, including multinational patent applications, (iii) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iv) copyrights and rights under copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, including any copyrights in Software; (v) trade secrets and confidential business information (including pricing and cost information, and business and marketing plans and customer and supplier lists), technology and know-how (including manufacturing and production processes and techniques and research and development information), (vi) industrial designs (whether or not registered), (vii) rights in databases and data collections (including knowledge databases, customer lists and customer databases) in the United States and all other nations throughout the world, (viii) Internet domain name registrations, (ix) all rights in all of the foregoing provided by treaties, conventions and common law, (x) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, (xi) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction, and (xii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Inventory” means all inventory to the extent used or held for use or produced in the operation or conduct of the Business, wherever located, including raw materials, work-in-process, finished goods, spare parts and shop and production supplies.

“Joint Venture” or “Joint Ventures” means the contractual relationships set forth on Schedule 1.1-H.

“Knowledge” shall mean, when used with respect to (i) Parent or Sellers or any of their Subsidiaries, the actual knowledge, of the individuals, set forth on Schedule 1.1-B, and (ii) Purchaser or any of its Subsidiaries, the actual knowledge of the individuals, set forth on Schedule 1.1-C.

“Law” shall mean any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement, governmental requirement or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Body or Governmental Order.

“Leased Real Property” has the meaning given in Section 5.11.

“Letters of Credit” means the letters of credit listed on Schedule 5.13(b).

“Liability” or “Liabilities” means costs, expenses, payments, expenditures, losses, claims, debts, obligations, Indebtedness, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities (whether implicit or explicit or whether granted orally or in writing) and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties, whether accrued or fixed, absolute or contingent, matured or un-matured, determined or determinable, known or unknown, including those arising under any Law, action or Governmental Order, and those arising under any Contract.

“License Agreement” has the meaning given in Section 12.5(c).

“Licensed Sellers’ IP” means the Intellectual Property Rights used in the conduct of the Business as presently conducted that are owned by a third party and licensed to the Sellers or any of the Purchased Companies (or any Subsidiary thereof).

“Licensor” means Tyco International Services Holding GmbH.

“Losses” has the meaning given in Section 13.1.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or when considered with any other events, circumstances, changes or effects, is or could reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole, but in each case other than any change or effect relating to (i) business or economic conditions as a whole or the industries in which the Purchased Companies and their respective Subsidiaries operate, (ii) the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles, (v) changes in Law, rules, regulations, orders, or other binding directives issued by any governmental entity or (vi) the announcement of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby; provided, in the case of clauses (i), (ii), (iii), (iv) and (v) above, such changes or effects do not disproportionately effect the Business, taken as a whole, relative to other industry participants.

“Material Contracts” means the contracts set forth on Schedule 5.13(a).

“Minimum Per Claim Amount” has the meaning given in Section 13.4(b).

“Misrepresentation Claims” has the meaning given in Section 13.4(b).

“Multiemployer Plans” has the meaning given in Section 5.7(f).

“Non-Competition Period” has the meaning given in Section 12.1.

“Non-Controlled Entity” means any Person, other than a Joint Venture, in which the Purchaser is directly or indirectly pursuant to this Agreement acquiring an Equity Participation that is equal to, or less than, fifty percent (50%) of the total Equity Participations of such Person, each of which is set forth on Schedule 1.1-E.

“Non-Solicitation Period” has the meaning given in Section 12.2(a).

“Non-U.S. Business Benefit Plan” has the meaning given in Section 5.7(l).

“Non-U.S. Business Employee” means any employee of a Seller or its Subsidiaries whose primary place of employment is in a non-U.S. jurisdiction, and who works primarily in the Business.

“Notification Letter” means that certain letter agreement by and among Purchaser and Parent, dated as of the date hereof.

“NWE” means a non-wholly owned Purchased Company or Subsidiary of a Purchased Company.

“NWE Loss” means any Loss suffered or incurred by an NWE.

“NWE Tax Obligation” means any obligation to pay or otherwise satisfy a Tax suffered or incurred by an NWE.

“Ordinary Course” means the operation of the Business in the ordinary course and consistent with past practices.

“Other DBFO Proceeds” means any equity distribution or dividends, if any, actually received by a Seller or any Affiliate of a Seller from the Other DBFOs between September 28, 2007 and the Closing Date.

“Other DBFOs” means any DBFO project other than the Chinese DBFOs and the Dalriada DBFO.

“Owned Equity Participations” has the meaning set forth in Section 6.2(b).

“Owned Real Property” has the meaning given in Section 5.11.

“Owned Sellers’ IP” means the Intellectual Property Rights used in the conduct of the Business as presently conducted that are owned by the Sellers or any of the Purchased Companies (or any Subsidiary thereof).

“Parent” has the meaning given in the Introductory Paragraph.

“Parent Guaranties” means the guarantees listed on Schedule 5.13(b).

“Permit” means any permit, license, approval, consent, registration, variance, certification, franchise, grant, authorization (including marketing and testing authorizations), concession, endorsement, or qualification granted by or obtained from any Governmental Body.

“Permitted Encumbrances” means (i) liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by a Seller or its Subsidiary; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property or Owned Real Property which are not violated by the current condition, use and operation of the Leased Real Property or Owned Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property or Owned Real Property which do not materially impair the occupancy or use of the Leased Real Property or Owned Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) purchase money liens and liens securing rental payments under capital lease arrangements; (vii) liens of lessors and licensors arising under lease agreements or license arrangements; (viii) other liens that do not, individually or in the aggregate, materially impair the use, value or marketability of the property subject to such lien, (ix) liens arising under any of the Credit Facilities, (x) liens arising under any Indebtedness permitted to be incurred between signing and Closing in accordance with Section 8.1, and (xi) liens arising under any of the Earth Tech Intercompany Debt.

“Permitted Proceeds” means, with respect to each of Parent’s fiscal quarters (or portions thereof) occurring between September 28, 2007 and the Closing Date, (i) the Base Permitted Proceeds plus (ii) the aggregate amount of all Base Permitted Proceeds that were not received by Parent (directly or indirectly) in any fiscal quarter occurring after September 28, 2007.

“Person” means any natural person, firm, corporation, limited liability company, partnership, incorporated or unincorporated association, joint venture, joint stock company, Governmental Body, trust or any other entity of any kind.

“Phoenix Claims” means all litigation and Claims, whether asserted presently or at any time hereafter, including, without limitation, Earth Tech v. City of Phoenix, Earth Tech v. Malcolm Pirnie and City of Phoenix vs. Earth Tech, related to the Business’s transactions with the City of Phoenix, AZ (and any subcontractors and vendors retained in connection with such transactions), pertaining to the 91st Ave. Project.

“Post-Closing Statement” has the meaning given in Section 2.6(c).

“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date and (ii) in the case of any Tax period which includes, but does not begin after, the Closing Date, the portion of such period following, but not including, the Closing Date.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Prime Rate” means the rate per annum published in the Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Proceeding” has the meaning given in Section 5.6.

“Project Contributions” means any additional capital contributions made by Parent, or an Affiliate of Parent to (i) Dalriada or Querétaro or (ii), to the extent consented to by Purchaser, to any other DBFO related entity, in each case between the Effective Date and the Closing.

“Prospective Acquirers” has the meaning given in Section 8.5(c).

“Purchase Price” means the Base Purchase Price as adjusted pursuant to Section 2.6.

“Purchased Assets” has the meaning given in the Whereas clauses.

“Purchased Companies” means the Persons set forth on Schedule 5.3(a).

“Purchaser” has the meaning given in the Introductory Paragraph.

“Purchaser Cafeteria Plan” has the meaning given in Section 8.7(e).

“Purchaser Deferred Compensation Plan” has the meaning given in Section 8.7(c).

“Purchaser Indemnified Parties” has the meaning given in Section 13.2.

“Purchaser Savings Plan” has the meaning given in Section 8.7(a).

“Purchaser’s Pension Plan Trust” has the meaning given in Section 8.7(b).

“Purchaser Welfare Plan” has the meaning given in Section 8.6(c).

“Querétaro” means the project involving the construction, start-up, operation, and maintenance of (i) a wastewater treatment plant and (ii) collectors, pumping stations and special crosses for a treated water system to Jurica, each located in the municipality of Querétaro, Mexico, by Promotora Ecológica San Pedro Mártir, S.A. de C.V., Earth Tech México, S.A. de C.V., and Servicios de Agua Trident, S.A. de C.V.

“Real Property Leases” has the meaning given in Section 5.11.

“Reference Amount” means Seventy Eight Million Two Hundred Sixty One Thousand Dollars ($78,261,000).

“Registered IP” means all United States, international and foreign Intellectual Property Rights within the Owned Sellers’ IP that have been recorded or registered in any applicable jurisdiction or is otherwise the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by any Governmental Entity.

“Replacement Letters of Credit, Bank Guarantees and Surety Bonds” has the meaning given in Section 8.8.

“Restricted Areas” means any country in which the Business currently operates.

“Retained Employees” means all U.S. Business Employees and Non-U.S. Business Employees who are employed by Purchaser or the Purchased Companies and their Subsidiaries, immediately following the Closing Date.

“Retained German Contracts” means contracts undertaken by Earth Tech Deutschland GmbH, Earth Tech Umwelttechnik GmbH and Earth Tech Klartechnik GmbH that (i) are not Assigned German Contracts and (ii) do not relate to the performance of the Assigned German Contracts.

“Retention Payments” has the meaning given in Section 8.6(c).

“Review Period” has the meaning given in Section 2.6(d).

“Schedule” or “Schedules” has the meaning given in the introductory paragraph to ARTICLE IV.

“SEC” means the United States Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning given in Section  9.12.

“Seller” or “Sellers” has the meaning given in the Introductory Paragraph.

“Seller Cafeteria Plan” has the meaning given in Section 8.7(e).

“Seller Deferred Compensation Plans” has the meaning given in Section 8.7(c).

“Seller Indemnified Parties” has the meaning given in Section 13.3.

“Seller Pension Plan” means the Whitman and Howard Pension Plan.

“Seller Savings Plans” has the meaning given in Section 8.7(a).

“Sellers’ IP” means, collectively, the Licensed Sellers’ IP and the Owned Sellers’ IP.

“Software” means computer software, firmware, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Straddle Period” has the meaning given in Section 9.10.

“Subsequent Financial Statements” has the meaning given in Section 4.4.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), either the managing member or general partner or a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be any managing director or general partner of such business entity (other than a corporation) or control any managing director or general partner of such business entity (other than a corporation) or (iii) is otherwise contractually entitled to direct and control.  Notwithstanding anything to the contrary herein, for the purposes hereof, the term Subsidiary shall include all Subsidiaries of any Subsidiary, but the term Subsidiary shall not include any (A) Non-Controlled Entity or (B) Joint Venture.

“Surety Bonds” means the bonds listed on Schedule 5.13(b).

“Surviving Representations” has the meaning given in Section 13.4(a).

“Target Shares” means (i) all of the Equity Participations issued by each Purchased Company and held directly by any Seller and (ii) all of the Equity Participations issued by a direct or indirect Subsidiary of a Purchased Company and held directly by any Seller.

“Tax” or “Taxes” means all taxes of any kind whatsoever (whether payable directly or by withholding), including franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, social security, wages, pension, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any Tax Authority, duties, temporary or other import taxes, or penalties on unpaid or non-declared taxes.

“Tax Authority” means any Governmental Body, including social security administrators, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

“Tax Benefit” has the meaning given in Section 13.1(b).

“Tax Claim” has the meaning given in Section 9.2.

“Tax Indemnified Party” has the meaning given in Section 9.2.

“Tax Indemnifying Party” has the meaning given in Section 9.2.

“Tax Return” means any report, return, document, declaration, payee statement or other information or filing required to be supplied to any Tax Authority with respect to Taxes.

“Tax Sharing Agreements” has the meaning given in Section 9.7.

“Thai Business” means all of the business operations and activities conducted by Sellers (directly or indirectly) through any of its Affiliates or Subsidiaries (including the Purchased Companies, their Subsidiaries or any Non-Controlled Entity) in Thailand and Turkey prior to or after the Closing, including those operations and activities conducted through Tyco Earth Tech (Thailand) Limited, Earth Tech Engineering (Thailand) Limited and Egcom Tara Co.

“Third Party Claim” has the meaning given in Section 13.5(a).

“TIFSA” has the meaning set forth in the introduction.

“Transaction” has the meaning given in the Whereas clauses.

“Transaction Expenses” means any cost, expense, payment, expenditure or Liability of a Purchased Company (or any Subsidiary thereof) or for which Purchaser would otherwise become liable (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), whether incurred prior to the date of this Agreement, from the date of this Agreement through the Closing or at or after the Closing (even if the invoice for such fee or expense is not issued until after the Closing), that relates predominantly to the transactions contemplated hereby, but only to the extent performed at or prior to the Closing, including: (a) the participation in or response to the investigation, review and inquiry conducted by Sellers or any of their Affiliates and their agents, representatives and advisors with respect to the potential acquisition of the Business or a Purchased Company (or any Subsidiary thereof) (and the furnishing of information to Purchaser, its Affiliates or any other Person and their agents, representatives and advisors in connection with such investigation and review); (b) the negotiation, preparation, drafting, review, execution, delivery or performance of this Agreement and the Ancillary Agreements or any other certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the transactions contemplated thereby; and (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, or the obtaining of any consent, waiver or approval required to be obtained in connection with any of such transactions (provided that the Purchaser shall be solely responsible for the fees and costs related to the HSR Act and similar non-U.S. Laws).

“Transaction Taxes” has the meaning given in Section 9.4.

“Transition Meetings” means the meetings to occur as set forth on Schedule 1.1-F.

“Transition Services Agreement” shall mean the Transition Services Agreement, dated as of the Closing Date, between Parent and its Subsidiaries and Purchaser and/or one or more of its Subsidiaries, to be negotiated by the parties hereto between the Effective Date and the Closing Date as contemplated by Section 8.4(a).

“Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“U.S. Business Benefit Plan” has the meaning given in Section 5.7(a).

“U.S. Business Employee” shall mean any employee of a Seller or any of its Subsidiaries whose primary place of employment is in the U.S. and who works primarily in the Business.

“Undisputed Amounts” has the meaning given in Section 2.6(d).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any other similar Law.

“Water Technology Australia” means Water Technology Australia, a water and wastewater system provider offering construction/project management, design-build, and operations and maintenance services in Australia and New Zealand.

1.2  Interpretation.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  In the event of a conflict between language or amounts contained in the body of the Agreement and language or amounts contained in the Exhibits or Schedules attached hereto, the language or amounts in the body of the Agreement shall control.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.  Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.  No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein.  A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

ARTICLE II
PURCHASE AND SALE OF TARGET SHARES AND PURCHASED ASSETS

2.1  Target Shares and Purchased Assets to Be Sold and Purchased at the Closing.  On the terms and subject to the conditions of this Agreement, at the Closing, Parent shall cause each of the Sellers to sell, assign, transfer, convey and deliver to Purchaser (or one or more Affiliates of Purchaser designated by Purchaser in writing not less than ten (10) Business Days prior to Closing), and Purchaser and/or any such Affiliates shall purchase, acquire and receive from each Seller:

(a)  the Target Shares;

(b)  all right, title and interest of Sellers in and to the Australia GC&E Assets; and

(c)  all right, title and interest of Sellers in and to the German Assets.

2.2           Assumption of Liabilities relating to Purchased Assets.

(a)           Subject to the terms and conditions set forth herein, at the Closing the Purchaser shall assume and agree to pay, honor and discharge when due:

(1)           The Assumed Australia GC&E Liabilities and;

(2)           The Assumed German Liabilities:

(b)   At the Closing, Purchaser shall assume the Assumed Australia GC&E Liabilities and the Assumed German Liabilities by executing and delivering to Sellers an assumption agreement in form and substance substantially in the form attached hereto as the Bill of Sale, Assignment and Assumption Agreement.

2.3  Purchase Price.  Purchaser agrees to pay Parent and Sellers at the Closing Five Hundred Ten Million Dollars (US $510,000,000) (the “Base Purchase Price”), subject to adjustment pursuant to Section 2.6(b), by delivery of immediately available funds.  The Base Purchase Price shall be allocated in accordance with Section 2.7.

2.4  Closing.  On the terms and subject to the conditions of this Agreement, the sale and purchase of the Target Shares and the Purchased Assets and all of the other closing deliveries required by Sections 11.1 and 11.2 shall take place at a closing at the offices of Kirkland & Ellis LLP located at 200 East Randolph Drive, Chicago, Illinois (the “Closing”).  The date on which the Closing actually occurs shall be called the “Closing Date” as provided in Section 2.5.

2.5  Closing Date.  The Closing Date shall be that date, occurring within three (3) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE X, or at such later date as is otherwise selected by Parent and Purchaser.

2.6  Purchase Price Adjustments.

(a)  Not more than fifteen (15) and not less than five (5) Business Days prior to the Closing Date, Parent shall deliver to Purchaser a statement (the “Transaction Statement”) that contains Parent’s reasonable good faith estimates of (i) the Closing Working Capital (including all of the components thereof) prepared in accordance with the Calculation Principles (the “Estimated Closing Working Capital”), (ii) the Closing Business Debt (the “Estimated Closing Business Debt”), (iii) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), (iv) the Change of Control Payments (the “Estimated Closing Change of Control Payments”), (v) the Project Contributions (the “Estimated Project Contributions”), (vi) the Chinese DBFO Proceeds

(the “Estimated Chinese DBFO Proceeds”), (vii) the Dalriada DBFO Proceeds (the “Estimated Dalriada DBFO Proceeds”) and (viii) the Other DBFO Proceeds (the “Estimated Other DBFO Proceeds”).

(b)  The Base Purchase Price shall be subject to adjustment at the Closing as follows:

(1)  If the Estimated Closing Working Capital is greater than the Reference Amount, the Base Purchase Price shall be increased by such excess.

(2)  If the Estimated Closing Working Capital is less than the Reference Amount, the Base Purchase Price shall be reduced by such deficit.

(3)  The Base Purchase Price shall be reduced by the amount of the Estimated Closing Business Debt, if any.

(4)  The Base Purchase Price shall be reduced by the amount of the Estimated Closing Transaction Expenses, if any.

(5)  The Base Purchase Price shall be reduced by the amount of the Estimated Closing Change of Control Payments, if any.

(6)  If the Business’s land improvements relating to the DBFO project in the City of Beverly Hills, California (the “Beverly Hills DBFO Assets”) are sold back to the City of Beverly Hills prior to the Closing, the Base Purchase Price shall be reduced by Eighteen Million Four Hundred Thousand Dollars ($18,400,000); provided that such transaction is closed and all funds related thereto are transferred to Parent (whether directly or indirectly) prior to the Closing; provided further that if (A) there is a fully executed definitive purchase agreement, but such transaction has not closed prior to the Closing then (B) the Base Purchase Price shall be reduced by Eighteen Million Four Hundred Thousand Dollars ($18,400,000) unless Purchaser or any Purchased Company shall be irrevocably entitled to receive the proceeds from the transaction.

(7)  If any DBFO joint venture partner exercises its right to purchase any of the Target Shares pursuant to a contractual right of first refusal, the Base Purchase Price shall be reduced by an amount equal to the dollar amount allocated to such Target Shares (on a pro-rata basis) on Schedule 2.7; provided that such transaction is closed and all funds related thereto are transferred to Parent (whether directly or indirectly) prior to the Closing; provided further that if (A) there is a fully executed definitive purchase agreement, but such transaction has not closed prior to the Closing then (B) the Base Purchase Price shall be reduced by an amount equal to the dollar amount allocated to such Target Shares (on a pro-rata basis) on Schedule 2.7 unless Purchaser or any Purchased Company shall be irrevocably entitled to receive the proceeds from the transaction.

(8)  The Base Purchase Price shall be increased by an amount equal to the Estimated Project Contributions, if any.

(9)  The Base Purchase Price shall be reduced by an amount equal to the Estimated Chinese DBFO Proceeds, if any.

(10)         The Base Purchase Price shall be reduced by an amount equal to the Estimated Dalriada DBFO Proceeds, if any.

(11)         With respect to each of Parent’s fiscal quarters occurring between September 28, 2007 and the Closing Date, Parent shall be entitled to receive (directly or indirectly) Other DBFO Proceeds in an amount equal to the Permitted Proceeds. The Base Purchase Price shall be reduced by the amount, if any, that the Estimated Other DBFO Proceeds exceeds the aggregate amount of all Permitted Proceeds Parent is entitled to receive between September 28, 2007 and the Closing Date.

The Base Purchase Price, as adjusted pursuant to this Section 2.6(b), is the “Closing Payment.”

(c)  Within seventy-five (75) calendar days after the Closing, Purchaser shall prepare and deliver to Parent a statement (the “Post-Closing Statement”) of (i) the Closing Working Capital (including all of the components thereof) prepared in accordance with the Calculation Principles, (ii) the Closing Business Debt, (iii) the Closing Transaction Expenses, (iv) the Change of Control Payments, (v) the Project Contributions, (vi) the Chinese DBFO Proceeds, (vii) the Dalriada DBFO Proceeds and (viii) the Other DBFO Proceeds.

(d)  Parent shall notify Purchaser of its acceptance or dispute of any amounts reflected on the Post-Closing Statement, within thirty (30) calendar days after Parent’s receipt of such statement (such 30-day period hereinafter referred to as the “Review Period”).  Any such notice of disagreement shall specify, with a reasonably detailed explanation, those items or amounts as to which Parent disagrees (and shall include Parent’s proposed changes to Purchaser’s calculation of the Closing Working Capital, Closing Business Debt, Change of Control Payments, Closing Transaction Expenses, Project Contributions, Chinese DBFO Proceeds, Dalriada DBFO Proceeds and Other DBFO Proceeds, as applicable).  Parent shall be deemed to have agreed with all other items and amounts included in the Post-Closing Statement delivered pursuant to Section 2.6(c) and Parent or Purchaser, as applicable, shall pay within five (5) Business Days of the conclusion of the Review Period the maximum amount, if any, which Purchaser and Parent agree would otherwise be owed pursuant to Section 2.6(f), as applicable, upon the final resolution of Closing Working Capital, Closing Business Debt, Change of Control Payments, Closing Transaction Expenses, Project Contributions, Chinese DBFO Proceeds, Dalriada DBFO Proceeds and Other DBFO Proceeds, as applicable (the “Undisputed Amounts”).

(e)  In the event of a dispute with respect to the Post-Closing Statement, Purchaser and Parent shall negotiate in good faith to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties.  If Purchaser and Parent are unable to reach a resolution to such effect within thirty (30) calendar days after Purchaser’s receipt of Parent’s written notice of disagreement, Purchaser and Parent shall submit the amounts remaining in dispute for resolution to the New York, New York office of KPMG LLP or such other independent accountant firm of international reputation as is mutually agreed to and appointed by Purchaser and Parent (such independent accounting firm being herein referred to as the “Accounting Firm”).  The Accounting Firm shall be directed to, within thirty (30) calendar days after submission of the dispute, determine and report to the parties upon such remaining disputed amounts with respect to the Post-Closing Statement, and such report shall be final, binding and conclusive on the parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof.  The Accounting Firm shall address only those items in dispute.  Purchaser shall bear and pay a percentage of the fees and disbursements of the Accounting Firm that is equal to the percentage of the total dollar amount of changes proposed to the Post-Closing Statement by Parent that are successful, and Parent shall bear and pay a percentage of the fees an disbursements of the Accounting Firm that is equal to the percentage of the total dollar amount of changes proposed to the Post-Closing Statement by Parent that are not successful, in each case as determined by the Accounting Firm.

(f)  No later than five (5) Business Days after the final resolution of Closing Working Capital, Closing Business Debt, Change of Control Payments, Closing Transaction Expenses, Project Contributions, Chinese DBFO Proceeds, Dalriada DBFO Proceeds or Other DBFO Proceeds, as applicable, in accordance with this Section 2.6, Purchaser or Parent, as applicable, shall make the following payments; provided that, such payments shall only be made to the extent that the amounts owed have not otherwise been satisfied by a prior payment, if any, of the Undisputed Amounts pursuant to Section 2.6(d):

(1)  If the Closing Working Capital as finally determined in accordance with this Section 2.6 is less than the Estimated Closing Working Capital, Parent shall pay the amount of such shortfall to Purchaser.

(2)  If the Closing Working Capital as finally determined in accordance with this Section 2.6 is greater than the Estimated Closing Working Capital, Purchaser shall pay the amount of such excess to Parent.

(3)  If the Closing Business Debt as finally determined in accordance with this Section 2.6 is less than the Estimated Closing Business Debt, Purchaser shall pay the amount of such shortfall to Parent.

(4)  If the Closing Business Debt as finally determined in accordance with this Section 2.6 is greater than the Estimated Closing Business Debt, Parent shall pay the amount of such excess to Purchaser.

(5)  If the Closing Transaction Expenses as finally determined in accordance with this Section 2.6 are less than the Estimated Closing Transaction Expenses, Purchaser shall pay the amount of such shortfall to Parent.

(6)  If the Closing Transaction Expenses as finally determined in accordance with this Section 2.6 are greater than the Estimated Closing Transaction Expenses, Parent shall pay the amount of such excess to Purchaser.

(7)  If the Change of Control Payments as finally determined in accordance with this Section 2.6 are less than the Estimated Closing Change of Control Payments, Purchaser shall pay the amount of such shortfall to Parent.

(8)  If the Change of Control Payments as finally determined in accordance with this Section 2.6 are greater than the Estimated Closing Change of Control Payments, Parent shall pay the amount of such excess to Purchaser.

(9)  If the Project Contributions as finally determined in accordance with this Section 2.6 are less than the Estimated Project Contributions, Parent shall pay the amount of such shortfall to Purchaser.

(10)       If the Project Contributions as finally determined in accordance with this Section 2.6 are greater than the Estimated Project Contributions, Purchaser shall pay the amount of such excess to Parent.

(11)       If the Chinese DBFO Proceeds as finally determined in accordance with this Section 2.6 are less than the Estimated Chinese DBFO Proceeds, Purchaser shall pay the amount of such shortfall to Parent.

(12)       If the Chinese DBFO Proceeds as finally determined in accordance with this Section 2.6 are greater than the Estimated Chinese DBFO Proceeds, Parent shall pay the amount of such excess to Purchaser.

(13)       If the Dalriada DBFO Proceeds as finally determined in accordance with this Section 2.6 are less than the Estimated Dalriada DBFO Proceeds, Purchaser shall pay the amount of such shortfall to Parent.

(14)       If the Dalriada DBFO Proceeds as finally determined in accordance with this Section 2.6 are greater than the Estimated Dalriada DBFO Proceeds, Parent shall pay the amount of such excess to Purchaser.

(15)       If the Other DBFO Proceeds as finally determined in accordance with this Section 2.6 are less than the Estimated Other DBFO Proceeds (and the Estimated Other DBFO Proceeds was greater than the aggregate amount of all Permitted Proceeds Parent is entitled to receive between the Effective Date and the Closing Date), Purchaser shall pay the amount of such shortfall to Parent; provided, however that Purchaser shall not be obligated to pay Parent any amount in excess of the amount by which the Base Purchase Price was reduced pursuant to Section 2.6(b)(11), if any.

(16)       If the Other DBFO Proceeds as finally determined in accordance with this Section 2.6 are greater than the Estimated Other DBFO Proceeds (and the Estimated Other DBFO Proceeds were greater than the aggregate amount of all

Permitted Proceeds Parent is entitled to receive between the Effective Date and the Closing Date), Parent shall pay the amount of such excess to Purchaser.

(g)   Any payment to be made as a result of an adjustment to the Base Purchase Price pursuant to this Section 2.6 shall be paid by wire transfer of immediately available funds, together with interest thereon for the period commencing on the Closing Date through the date on which such payment is made calculated at the Prime Rate.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

2.7  Allocation of Purchase Price.  The Base Purchase Price and the Assumed Liabilities shall be allocated among the Target Shares and the Purchased Assets as set forth on Schedule 2.7 (the “Initial Allocation”).  As soon as practicable after the determination of the Closing Working Capital, Closing Business Debt, Change of Control Payments, Closing Transaction Expenses, Project Contributions, Chinese DBFO Proceeds, Dalriada DBFO Proceeds and Other DBFO Proceeds, Parent and Purchaser shall adjust the Initial Allocation to reflect these items on a gross basis (as adjusted, and including any subsequent adjustments to the extent that indemnification payments are treated as purchase price adjustments, the “Final Allocation”).  The Final Allocation, to the extent applicable, shall be prepared in accordance with Section 1060 of the Code. Parent and Purchaser shall negotiate in good faith to resolve any disputes regarding the Final Allocation.  If Parent and Purchaser are unable to agree on the Final Allocation within thirty (30) calendar days after the determination of the Closing Working Capital, Closing Business Debt, Change of Control Payments, Closing Transaction Expenses, Project Contributions, Chinese DBFO Proceeds, Dalriada DBFO Proceeds and Other DBFO Proceeds, the parties shall submit any dispute for resolution to the Accounting Firm, which shall be directed to, within thirty (30) calendar days after such submission, determine and report to the parties upon such remaining disputes with respect to the Final Allocation, and such report shall be final, binding and conclusive on the parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof.  The fees and disbursements of the Accounting Firm shall be shared equally by Parent and Sellers, on the one hand, and Purchaser, on the other hand.  The Final Allocation shall be binding on the parties hereto and none of the parties shall take any position inconsistent with such allocation for Tax purposes.

2.8  Withholding.

(a)   Except as provided in Section 2.8(b), all payments required to be made by Purchaser pursuant to this ARTICLE II shall be made net of any applicable withholding Tax in accordance with this Section 2.8(a).  No later than five (5) Business Days (i) prior to the Closing Date and (ii) after the Closing Working Capital, Closing Business Debt, Change of Control Payments, Closing Transaction Expenses, Project Contributions, Chinese DBFO Proceeds, Dalriada DBFO Proceeds and Other DBFO Proceeds are finally determined in accordance with Section 2.6, Parent shall provide to Purchaser, with supporting documentation, the calculation of the amount of Tax, if any, to be withheld by Purchaser from the Base Purchase Price and any payment made by Purchaser to Parent pursuant to Section 2.6, respectively, and remitted to any Tax

Authority.  Any such withholding shall not be subject to a gross-up.  Purchaser shall timely remit any such Tax to the applicable Tax Authority and, within five (5) Business Days of payment of any such withholding Tax pursuant to this Section 2.8(a), Purchaser shall deliver to Parent the original receipt or Tax Return related to such payment.

(b)   Purchaser shall be entitled to withhold from the Base Purchase Price twenty-five percent (25%) of the amount of Base Purchase Price allocable to the acquisition of the shares of Earth Tech (Canada) Inc. pursuant to Section 2.7 (including for greater certainty, an adjustment to such allocation made as a result of Section 2.6), unless documentation from the applicable Tax Authority in a form satisfactory to the Purchaser, acting reasonably, is provided to Purchaser at or prior to the Closing (the “Canadian Tax Documentation”).  In the event that the Canadian Tax Documentation has not been provided to the Purchaser prior to the Closing and notwithstanding Section 2.8(a), Purchaser shall deposit any such withheld amounts into an escrow account pursuant to the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”), and to be governed by the terms and conditions set forth therein.

ARTICLE III
CONSENTS; INTERCOMPANY ACCOUNTS; CASH

3.1  Certain Provisions Regarding Assignments.

(a)   Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or Permit or any Claim, right, benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without the Consent of a third party thereto, would constitute a breach or violation thereof and such Consent is not obtained at or prior to the Closing.

(b)   If Sellers are not successful in obtaining any Consent under a Material Contract or material Permit at or prior to the Closing, then the parties agree that on and after the Closing Sellers (A) will, at the request of Purchaser, use commercially reasonable efforts to obtain such Consent (as contemplated by Section 8.4(c)) and, either directly or by causing one of Sellers’ Subsidiaries to, in the name of Purchaser or such Purchased Companies (or such Purchased Companies’ Subsidiaries) or otherwise, use commercially reasonable efforts (at the cost of Sellers of an amount up to, but that shall not in any event exceed $500,000 in the aggregate with respect to any out-of-pocket costs associated therewith) (i) to assure that the rights of Purchaser or such Purchased Companies (or any Subsidiaries thereof) under such Contracts and Permits shall be preserved and (ii) to facilitate receipt of the consideration and other economic benefits to be received by Purchaser or such Purchased Companies (or any Subsidiaries thereof) in and under every such Material Contract and material Permit, which consideration shall be held for the benefit of, and shall be delivered to, Purchaser or such Purchased Companies (or any Subsidiaries thereof) and (B) shall not, and shall cause their Subsidiaries not to, agree to any amendment, supplement, waiver or other modification of any such Material Contract or material Permit without the prior written consent of Purchaser.  Sellers hereby agree to provide Purchaser with a copy (if written) or written summary (if such communication was made orally) of any material communication with respect to any such material Consent, Material Contract or material Permit, which copies or summaries shall be given to Purchasers as soon as practicable, but in no event later than ten (10) Business Days after Sellers’ receipt of any such communication.

3.2  Seller Settlement of Cash and Intercompany Accounts.

(a)   Notwithstanding anything to the contrary herein, at any time prior to the Closing, Parent may, in its sole and absolute discretion, cause any Purchased Company, or any Subsidiary thereof, to distribute or transfer any cash on its balance sheet to Parent or any Seller through a distribution, reduction of capital, creation of an intercompany loan or otherwise.

(b)   Notwithstanding anything to the contrary herein, Parent shall cause each intercompany account, other than with respect to accounts relating to the trade of goods or services in the Ordinary Course to the extent treated as current liabilities for purposes of the Closing Working Capital calculation, existing between a Purchased Company and Parent or any Affiliate of Parent, other than another Purchased Company or Subsidiary thereof, to be eliminated prior to the Closing by repayment, capital contribution, distribution, creation of an intercompany loan, forgiveness, or any combination of the foregoing, at the Parent’s sole and absolute discretion, provided, however, that no such action shall adversely prejudice Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Purchaser that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and as of the Closing Date, except as expressly set forth in the disclosure schedules delivered by Parent and Sellers to Purchaser on the date hereof (the “Schedules”).  The information disclosed in any numbered part of the Schedules shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered Section in this Agreement; provided, however, any matter disclosed in a Schedule by Parent or Sellers shall be deemed to constitute disclosure against all other representations and warranties of Parent and Sellers to the extent it is reasonably apparent on the face of such disclosure that the matter disclosed is relevant to such other representations and warranties of Parent or Sellers.

4.1  Incorporation and Authority of Parent.  Parent is an entity duly organized, validly existing and in good standing (to the extent such a concept exists in the jurisdiction of Parent’s formation) under the Laws of its jurisdiction of organization.  Parent has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to the extent it will be a party thereto, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Parent of this Agreement and the Ancillary Agreements, to the extent it will be a party thereto, and the consummation by

Parent of the transactions contemplated on its part hereby and thereby, have been duly  and validly authorized by all necessary corporate action on the part of Parent and no other corporate action on the part of Parent, its board of directors or its stockholders is necessary to authorize this Agreement and the Ancillary Agreements, to the extent Parent will be a party thereto, and the consummation by Parent of the transactions contemplated on its part hereby and thereby.  This Agreement has been duly executed and delivered by Parent, and the Ancillary Agreements will, at the Closing, be duly executed and delivered by Parent to the extent Parent is party thereto, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes, and when executed and delivered by Parent, to the extent Parent is party thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of Parent enforceable against Parent in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).  Except as set forth on Schedule 4.1, each Seller (other than Parent) is, directly or indirectly, a wholly owned Subsidiary of Parent.

4.2  No Conflict.  The execution, delivery and performance by Parent of this Agreement and any Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby does not and will not: (a) conflict with or violate the certificate of incorporation or bylaws (or similar organizational documents) of Parent; (b) conflict with or violate in any material respect any material Law, Permit, Governmental Order, concession, franchise or license applicable to Parent or any of the assets of the Business; or (c) result, in any material respect, in the violation or breach of, or constitute (with or without notice of lapse of time, or both) a material default (or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or material loss of any benefit) under, result in an Encumbrance (other than Permitted Encumbrances) under, any of the terms, conditions or provisions of any Material Contract.

4.3  Consents and Governmental Approvals.  Except for those Consents and Governmental Approvals set forth on Schedule 4.3 that are obtained or made and in force at the Closing, the execution, delivery and performance by Parent of this Agreement and any Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby does not and will not require any material Consent or Governmental Approval from or with any Person or any Governmental Body, except for compliance with the applicable requirements of the HSR Act or other applicable Competition Laws.

4.4  Financial Statements.

(a)   The audited financial statements of the Business for the periods ended September 30, 2005 and September 29, 2006 and included in Schedule 4.4 (the “Financial Statements”) and the financial statements for the period ended September 28, 2007 (the “Subsequent Financial Statements”) to be provided pursuant to Section 8.3(d) have been or will be prepared in all material respects in accordance with GAAP and present fairly and accurately (or will present fairly and accurately) in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Business as of the dates of and for the periods presented.

(b)   The Sellers have devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)   None of the Purchased Companies (or any Subsidiary of a Purchased Company) has any material Liabilities required to be reflected in the Financial Statements in accordance with GAAP, and whether due or to become due, except for: (i) Liabilities set forth on Schedule 4.4(c), (ii) Liabilities identified as such in the mostly recently dated balance sheet and footnotes, if any, included in the Subsequent Financial Statements, (iii) liabilities under the Material Contracts set forth in Schedule 5.13(a) and (iv) Liabilities that were incurred after September 28, 2007 in the Ordinary Course.

4.5  Financial Advisors.  Other than UBS Investment Bank, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or any of its Subsidiaries (including any Purchased Company or any Subsidiary thereof) in connection with this Agreement or the transactions contemplated thereby and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Purchaser that the statements contained in this ARTICLE V are true, correct and complete as of the date of this Agreement and as of the Closing Date, except as expressly set forth in the Schedules.  The information disclosed in any numbered part of the Schedules shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered Section in this Agreement; provided, however, any matter disclosed in a Schedule by Parent or Sellers shall be deemed to constitute disclosure against all other representations and warranties of Parent and Sellers to the extent it is reasonably apparent on the face of such disclosure that the matter disclosed is relevant to such other representations and warranties of Parent or Sellers.

5.1  Incorporation and Authority of Sellers.  Each Seller is an entity duly organized, validly existing and in good standing (to the extent such a concept exists in the jurisdiction of such entity’s formation) under the Laws of its jurisdiction of organization.  Each Seller is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Business.  Each Seller has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to the extent it will be a party thereto, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by such Seller of this Agreement and the Ancillary Agreements, to the extent it will be a party thereto, and the consummation by such Seller of the transactions contemplated on its part hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of such Seller and no other action on the part of such Seller is necessary to authorize this Agreement and the Ancillary Agreements, to the extent such Seller will be a party thereto, and the consummation by such Seller of the transactions contemplated on its part hereby and thereby.  This Agreement has been duly executed and delivered by each Seller, and the Ancillary Agreements will, at the Closing, be duly executed and delivered by each such Seller to the extent it is party thereto, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes, and when executed and delivered by each such Seller, to the extent it is party thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).  The Dormant Entity has not conducted any business for at least three (3) years and does not have any Liabilities.

5.2  Purchased Companies.  Accurate and complete copies of the articles of incorporation and bylaws (or similar organizational instruments) of each Purchased Company have been delivered to Purchaser.  No Purchased Company will be in default under or in violation of any provision of its articles of incorporation or bylaws (or similar organizational documents) at the Closing.  Each Purchased Company is an entity duly organized, validly existing and (where such concept is applicable) in good standing under the Laws of its jurisdiction of organization. Each Purchased Company is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Business.  Except as set forth on Schedule 5.2, 5.3(a), 5.3(c), 1.1-E or 1.1-H, no Purchased Company or Subsidiary of a Purchased Company owns any Equity Participation in another Person.

5.3  Capitalization and Subsidiaries.

(a)   Schedule 5.3(a) sets forth a true, accurate and complete list of the authorized Equity Participations of each Purchased Company, the issued and outstanding Equity Participations of each Purchased Company and the legal ownership thereof.  All of the Target Shares are validly issued, fully paid and nonassessable and free and clear of any and all Encumbrances except for the Permitted Encumbrances.

(b)   Each Seller has the full right to sell, convey, transfer, assign and deliver the Target Shares owned by it to Purchaser (or its designees) and, upon the Closing, Purchaser (or its designees) will have good and valid title to all such Target Shares, free and clear of all Encumbrances except for the Permitted Encumbrances.  Other than the Target Shares, there are (i) no Equity Participations in any Purchased Company (or any of its Subsidiaries) issued or outstanding, (ii) no Contracts with respect to the issuance, sale or transfer of Equity Participations by any Purchased Company (or any of its Subsidiaries), (iii) Contracts with respect to the voting of any capital stock of any Purchased Company (or any of its Subsidiaries), (iv) no preemptive rights, rights of participation, rights of maintenance or any similar rights with respect to Equity Participations in any Purchased Company (or any of its Subsidiaries) and (v) Contracts with respect to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Equity Participations in any Purchased Company (or any of its Subsidiaries).

(c)   Schedule 5.3(c) lists each Subsidiary of each Purchased Company and the jurisdiction of organization thereof.  Except as indicated on Schedule 5.3(c), all of the issued and outstanding shares of capital stock of, or other Equity Participations in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by a Purchased Company or a Seller, free and clear of all Encumbrances except for the Permitted Encumbrances.

5.4  No Conflict.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, by any Seller or any Purchased Company, to the extent that any such entity will be a party hereto or thereto, does not and will not: (a) conflict with or violate the articles of incorporation or bylaws (or similar organizational documents) of any Seller or any Purchased Company (or any of its Subsidiaries); (b) conflict with or violate, in any material respect, any material Law, Permit, Governmental Order, concession, franchise or license applicable to any Seller, any Purchased Company (or any of its Subsidiaries), any of their respective assets or any of the Business Assets; (c)  result, in any material respect, in the violation or breach of, or constitute (with or without notice of lapse of time, or both) a material default (or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or material loss of any benefit) under, result in an Encumbrance (other than Permitted Encumbrances) under, any of the terms, conditions or provisions of any Material Contract to which any Purchased Company or any Subsidiary of a Purchased Company is a party; (d) result, in any material respect, in the creation of any Encumbrance on any of the Target Shares owned by any Seller other than the Permitted Encumbrances or (e) result in or give any Person any additional material right or entitlement (including any preemptive right, right of first refusal, right of first offer or similar right) under any of the terms, conditions or provisions of any Material Contract to which any Seller, Purchased Company or any Subsidiary of a Purchased Company is a party or to which any of the Business Assets are bound.

5.5  Consents and Governmental Approvals.  Except for those Consents and Governmental Approvals set forth on Schedule 5.5, the execution, delivery and performance by each Seller of this Agreement and any Ancillary Agreement to which it is a party and the consummation of the transaction contemplated hereby and thereby does not and will not, require any material Consent or Governmental Approval from or with any Person or any Governmental Body, except for compliance with the applicable requirements of the HSR Act or other applicable Competition Laws.

5.6  Litigation.  There is no material suit, action, investigation, arbitration, or proceeding (administrative or judicial) (“Proceeding”) pending or, to the Knowledge of Parent, threatened against or directly affecting any Purchased Company (or any of its Subsidiaries), the Business or the Business Assets thereof, or with respect to any Government Contract, by or before any Governmental Body.  To the Knowledge of Parent, none of the Purchased Companies (or any of their Subsidiaries) or the Business Assets are subject to any material Governmental Order.  No Purchased Company (or any Subsidiary thereof) has threatened or initiated  the commencement of any material Proceeding against any other Person.

5.7  Employee Benefits.

(a)   Schedule  5.7(a) lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) and each other material plan, policy, program practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Business, which is subject to the laws of any jurisdiction of the United States, and which is now, maintained, sponsored or contributed to by the Sellers or any ERISA Affiliate, or under which the Sellers or any ERISA Affiliate have or may have any obligation or liability, whether actual or contingent, including, without limitation, all retirement, compensation, incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “U.S. Business Benefit Plan”). In addition, Schedule  5.7(a) identifies with an asterisk each such US Business Benefit Plan that that is currently sponsored or maintained by the Purchased Companies or under which such Purchased Companies, the Purchaser or any of their Affiliates shall have any liability following the Closing Date (each such plan shall be referred to herein as an “Assumed U.S. Business Benefit Plan”).

(b)   With respect to each U.S. Business Benefit Plan, Sellers have made available to Purchaser true and complete copies, to the extent applicable,  of (i) each U.S. Business Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications (iii) the three most recent annual reports (Form 5500 series) filed with the IRS, (iv) the most recent actuarial report or other financial statement relating to an Assumed U.S. Business Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS and any pending request for such a letter and (vi) all material filings made with any Governmental Bodies, including but not limited any filings under the Employee Plans Compliance Resolution System or the  Department of Labor Delinquent Filer Program.

(c)   Each Assumed U.S. Business Benefit Plan complies in all material respects in form and operation, and has been administered in all material respects in accordance with, its terms and all applicable laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Assumed U.S. Business Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Financial Statements prior to the date of this Agreement in accordance with GAAP.  With respect to each Assumed U.S. Business Benefit Plan, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Body and all notices and disclosures have been timely provided to participants, except as would not have a material impact on the Business.  With respect to the U.S. Business Benefit Plans, no event has occurred and, to the Knowledge of Sellers, there exists no condition or set of circumstances in connection with which the Purchaser or the Business could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such U.S. Business Benefit Plans, ERISA, the Code or any other applicable Law.

(d)   Each Assumed U.S. Business Benefit Plan which is intended to qualify under Section 401(a), of the Code has either (i) received a favorable determination letter from the IRS as to its qualified status, or (ii) may rely upon a favorable prototype opinion letter from the IRS, and each trust established in connection with any U.S. Business Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Knowledge of Sellers, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such U.S. Business Benefit Plan or the exempt status of any such trust.

(e)   To the Knowledge of Sellers, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Assumed U.S. Business Benefit Plan that could result in liability to the Purchaser or the Business.   Neither the Sellers, nor, to the Knowledge of Sellers, any other person or entity has any express or implied commitment that is legally enforceable, to modify, change or terminate any Assumed U.S. Business Benefit Plan, that could reasonably be expected to materially increase the cost associated with such Assumed U.S. Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.  No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Sellers is threatened, against or with respect to any such Assumed U.S. Business Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(f)    Except as set forth on Schedule 5.7(f), no U.S. Business Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) and no Assumed U.S. Business Benefit Plan is a pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code.  No material liability under Title IV of ERISA has been incurred by the Sellers or any ERISA Affiliate in respect of any U.S. Business Benefit Plan that has not been satisfied in full, and no condition exists that presents a material risk to the Purchaser of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.  None of the assets of the Purchased Companies are, the subject of any lien arising under ERISA or Section 412(n) of the Code with respect to any U.S. Business Benefit Plan.

(g)   With respect to each Assumed U.S. Business Benefit Plan required to be set forth in Schedule 5.7(f) that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (other than a Multiemployer Plan), (i) to the Knowledge of Sellers, no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such U.S. Business Benefit Plan, (iii) the Sellers and each ERISA Affiliate have made when due any “required installments” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, (iv) neither the Sellers nor any ERISA Affiliate are required to provide security under Section 401(a)(29) of the Code, (v) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”) and (vi) no filing has been made by the Sellers or any ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any such Assumed U.S. Business Benefit Plan and to the Knowledge of Sellers no condition exists which could constitute grounds for the termination of any such U.S. Business Benefit Plan by the PBGC.

(h)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment, acceleration or creation of any rights of any person to benefits under any Assumed U.S. Business Benefit Plan.  No amount that would be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) by any employee, officer, director or other service provider of the Company or any of its subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i)    Except as set forth on Schedule 5.7(i) or as required by applicable Law, no Assumed U.S. Business Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits.

(j)    No Assumed U.S. Business Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.  With respect to each Assumed U.S. Business Benefit Plan, the Sellers and each ERISA Affiliate are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as

amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(k)   To the Knowledge of Sellers, each Assumed U.S. Business Benefit Plan (if any) that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof that could reasonably be expected to result in any material liability to the Purchaser or the Business.  All stock options granted under an Assumed U.S. Business Benefit Plan (if any) have been granted in compliance with the terms of applicable Law and the applicable plans and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of the underlying stock as of the date the option was granted (determined in accordance with applicable Law, including, to the extent applicable, Section 409A of the Code).

(l)    Schedule 5.7(l) lists, other than any plan, program or arrangement that is sponsored or maintained by a Governmental Body under which a Company is required to contribute to under applicable law, each material “employee benefit plan” (as defined in Section 3(3) of ERISA without regard to whether such plan is subject to ERISA) and each other employee benefit plan, program, or arrangement providing compensation or benefits to any employee or former employee of the Business (as it relates to Seller) which is subject to the laws of any jurisdiction outside of the United States (the “Non-U.S. Business Benefit Plans”). In addition, Schedule 5.7(l) (A) identifies with an asterisk each such Non-U.S. Business Benefit Plan that is currently sponsored or maintained by the Purchased Companies and (B) sets forth each Non-U.S. Business Benefit Plan under which a Purchased Company, the Purchaser or any of their Affiliates may have any liability following the Closing Date  (each such plan shall be referred to herein as an “Assumed Non-U.S. Business Benefit Plan”).  With respect to the Assumed Non-U.S. Business Benefit Plans: (i) such Assumed Non-U.S. Business Benefit Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable Laws and (ii) to the Knowledge of Sellers, if intended to qualify for special tax treatment, such Assumed Non-U.S. Business Benefit Plan meets all requirements for such treatment.

(m)  No Non-U.S. Business Employee who works in Germany participates in any pension scheme or plan that provides employer’s pension benefits other than the German statutory pension scheme within the German statutory social security insurance.

5.8  Taxes.

(a)   All Tax Returns required to be filed by or with respect to a Seller (with respect to the Business or the Purchased Assets), any Purchased Company or any Purchased Company’s Subsidiary, including all Tax Returns required to be filed by or with respect to any consolidated, combined, unitary or similar group of which any Purchased Company or any Purchased Company’s Subsidiary is or was a member, have been timely filed and were true, correct and complete in all material respects.  All material Taxes required to be paid by or with respect to any Seller (with respect to the Business or the Purchased Assets), Purchased Company or Subsidiary thereof (whether or not shown as due on any Tax Return) have been timely paid.

(b)   No Purchased Company or Subsidiary thereof is currently the beneficiary of any extension of time within which to file any material Tax Return, other than extensions to which the Purchased Company or Subsidiary is entitled under applicable Law without the consent of the relevant Tax Authority or Governmental Entity.  No Purchased Company or Subsidiary thereof currently has in effect any waiver of a statute of limitations in respect of Taxes or any agreement to an extension of time with respect to a Tax assessment or deficiency, nor has requested in writing any such extension or waiver, which request is still outstanding.

(c)   There are no Encumbrances for Taxes upon any property or asset of the Purchased Companies and their Subsidiaries or upon the Purchased Assets (other than liens for current Taxes not yet due and payable).

(d)   All material Taxes that a Seller (with respect to the Business or the Purchased Assets), any Purchased Company or any Purchased Company’s Subsidiary are or were required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholders or other Person have been duly withheld or collected and have been paid, to the extent required, to the proper Tax Authority.

(e)   There are no pending or threatened audits, assessments, claims, notices or other actions for or relating to any liability in respect of Taxes (i) of a Seller or Affiliate thereof that could give rise to an Encumbrance for Taxes upon the Purchased Assets or could materially adversely affect the Business or (ii) of the Purchased Companies or their Subsidiaries.

(f)    No Seller that is selling a United States real property interest within the meaning of Treasury Regulation section 1.897-1(c) and Code section 897(c) is a foreign person within the meaning of Treasury Regulation section 1.1445-2(b)(2) and section 1445(f)(3) of the Code.

(g)   To the Knowledge of the Sellers, no Purchased Company or Subsidiary thereof that is or was owned (or treated as owned under Section 1296(g)) by a United States person is or was a “passive foreign investment company” within the meaning of Section 1297 of the Code.  No Purchased Company or Subsidiary thereof is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code.

(h)   To the Knowledge of the Sellers, no Purchased Company or Subsidiary thereof has reported, or has been reported as, for federal income tax purposes, participating in an international boycott within the meaning of Section 999 of the Code.

(i)    To the Knowledge of the Sellers, no Purchased Company or Subsidiary thereof has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), that was required to be disclosed for federal income tax purposes, or has been a party to any other transaction that was required to be disclosed under analogous provisions of state, local or foreign Tax Law relating to abusive and potentially abusive transactions.

(j)    To the Knowledge of the Sellers, none of the Indebtedness of the Purchased Companies or their Subsidiaries with respect to which interest deductions have been or will be claimed by any of the Sellers and their Affiliates (including the Purchased Companies and their Subsidiaries with respect to any Pre-Closing Tax Period) and that will be outstanding as of the Closing Date constitutes Indebtedness with respect to which any interest deductions are disallowable under applicable Tax Law.

(k)   No Purchased Company or Subsidiary thereof has in effect an election under Treasury Regulations section 301.7701-3 relating to its classification for federal tax purposes that was filed after December 31, 2002; and, to the Knowledge of the Sellers, no Purchased Company or Subsidiary thereof has in effect an election under Treasury Regulations section 301.7701-3 relating to its classification for federal tax purposes that was filed before January 1, 2003.

(l)    No Purchased Company or Subsidiary thereof has been a “distributing corporation” or a “controlled corporation” in any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code.

(m)  No Purchased Company or Subsidiary thereof has an existing agreement by Contract to pay or assume any liability for the Taxes of any Person.

(n)   No claim has been made by a Tax Authority or a Governmental Entity in any jurisdiction in which a Purchased Company or Subsidiary thereof does not file Tax Returns that such Purchased Company or Subsidiary is or may be liable for Taxes in such jurisdiction.

(o)   To the Knowledge of the Sellers, there are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Purchased Companies or their Subsidiaries under Section 382 through Section 384 of the Code (or any corresponding or similar provisions of state, local or foreign Tax Law) or the separate return limitation year rules under the consolidated return provisions of the Treasury Regulations (or any corresponding or similar provisions of state, local or foreign Tax Law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(p)   To the Knowledge of the Sellers, no document is outside of the United Kingdom necessary to establish the title of any Purchased Company to any asset or enforce any rights, which would attract United Kingdom stamp duty if it were brought into the United Kingdom.

(q)   Neither the execution nor completion of this Agreement will result in any chargeable asset being deemed to have been disposed of and re-acquired by an Purchased Company for Tax purposes under: section 179 of the United Kingdom Taxation of Chargeable Gains Act 1992; paragraph 12A of Schedule 9 to the United Kingdom Finance Act 1996; or paragraph 30A of Schedule 26 or paragraph 58 or 60 of Schedule 29 to the United Kingdom Finance Act 2002.

(r)    No Purchased Company has made any election under section 179A of the United Kingdom Taxation of Chargeable Gains Act 1992 or paragraph 66 of Schedule 29 to the United Kingdom Finance Act 2002.

5.9           Absence of Changes.  Since September 28, 2007, there has not been, and neither Sellers nor the Purchased Companies (including any Subsidiaries thereof) have taken any action that could reasonably expect to cause, a Material Adverse Effect and each Seller, Purchased Company and their Subsidiaries have conducted the Business in the Ordinary Course.  Without limiting the generality of the foregoing, since September 28, 2007 and other than is Ordinary Course, there has not been and neither any Seller nor any Purchased Company (including any of their Subsidiaries) has taken, or otherwise committed to take, any action that would be prohibited by Section 8.1(b).

5.10         Title to Assets.  The Purchased Companies will (directly or indirectly) have, as of the Closing Date, good and valid title to, or have a valid leasehold or licensed interest in, and possession of (as applicable) all of the material tangible and intangible properties and assets used by them primarily in connection with the Business (the “Business Assets”), free and clear of all Encumbrances, except for Permitted Encumbrances (it being understood that this representation and warranty shall not, as of the Closing Date, apply to any asset disposed of by Sellers or any of their Subsidiaries after the date of this Agreement in the Ordinary Course and not in violation of this Agreement).

5.11         Real Property.

(a)   Schedule 5.11(a) includes an accurate and complete list of all real property owned by any Seller, Purchased Company or any of their respective Subsidiaries and (a) used or held for use primarily in the conduct or operation of the Business, the “Owned Real Property”), including the address of such Owned Real Property, or (b) leased to a third party.  As of the Closing, one or more of the Purchased Companies shall have marketable title to the Owned Real Property in fee simple (or jurisdictional equivalent) and free and clear of any Encumbrances, other than Permitted Encumbrances.

(b)   Schedule 5.11(b) includes an accurate and complete list of all leases, subleases and assignments (in excess of 10,000 square feet) covering the real property held by each Seller, each Purchased Company or any of their respective Subsidiaries that is used or held for use primarily in the conduct or operation of the Business (the “Real

Property Leases”), including the parties to each such Real Property Lease and the addresses of the real property (the “Leased Real Property”) subject to such Real Property Lease.  True, correct and complete copies of all Real Property Leases in excess of 20,000 square feet have been provided by Sellers to Purchaser.  All of the Real Property Leases, except those Real Property Leases for less than 10,000 square feet, are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Real Property Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by any Seller or any of its Subsidiaries or, to the Knowledge of Seller, by the other party to such Real Property Leases, except as would not have a material impact on the Business.   Neither Sellers nor any of its Subsidiaries have entered into any Contract granting any Person the right to occupy or use (or the option to exercise the right to occupy or use) all or any portion of such Leased Real Property.  As of the Closing, one or more of the Purchased Companies shall have title to the leasehold interested related to each of the Real Property Leases free and clear of any Encumbrances, other than Permitted Encumbrances.

5.12         Intellectual Property.

(a)   Schedule 5.12(a) sets forth an accurate and complete list of all Registered IP, including the following: (i) each patent and patent application, including the patent number or application serial number for each jurisdiction in which such patent or application has been issued or filed, the date filed or issued, and the present status thereof; (ii) each registered trademark, trade name or service mark, including the application serial number or registration number for each country in which such trademark or application has been registered or filed, and the class of goods covered; (iii) each domain name; and (iv) each registered copyrighted work, including the number and date of registration for each country in which a copyright application has been registered.

(b)   Except as set forth on Schedule 5.12(b),  (i) all maintenance fees, issue fees, annuities and other fees required to maintain the Registered IP that are due prior to the Closing Date have been paid or will be paid prior to Closing Date, and neither Sellers nor any of the Purchased Companies or any Subsidiaries of Sellers or any of the Purchased Companies have allowed any such Registered IP to lapse or become abandoned, except, in each case, as a Seller, Purchased Company, or a Subsidiary thereof may elect otherwise in its reasonable business judgment and in the ordinary course of business; (ii) none of such Registered IP has been adjudged invalid or unenforceable in whole or part in any legal proceeding; and (iii) to the Knowledge of Sellers, all such Registered IP is valid and enforceable, and none of the patents in the Registered IP are subject to any claim, order, action or proceeding in the applicable patent office challenging the validity or enforceability thereof.    All maintenance fees, issues fees, annuities and other fees required to maintain the Registered IP that are due on or after the Closing Date and prior to the December 31, 2008 are set forth on Schedule 5.12(b).

(c)   Except as set forth on Schedule 5.12(c), all Owned Sellers’ IP that was developed by current or former employees, consultants, independent contractors or agents of Sellers and/or the Purchased Companies (if not owned as a matter of law), has been assigned to Sellers, a Purchased Company or Subsidiary thereof, and neither the Sellers nor any such Purchased Company or Subsidiary is aware of any claims by such employees, consultants, or agents asserting any ownership interest in such Owned Sellers’ IP.  Sellers and/or the Purchased Companies (and Subsidiaries of Sellers and/or the Purchased Companies) have taken reasonable steps to safeguard and maintain the secrecy and confidentiality of trade secrets included in the Owned Sellers’ IP that are material to the Business.  Without limiting the foregoing, to the Knowledge of Sellers: (i) there has been no misappropriation by any Person of any of the trade secrets or other confidential information that is part of the Owned Sellers’ IP; (ii) no employee, consultant, independent contractor or agent of Sellers and/or any of the Purchased Companies (and Subsidiaries of Sellers and/or any of the Purchased Companies) has misappropriated any trade secrets owned by any other Person in the course of performing services as an employee, consultant, independent contractor or agent of the Business; and (iii) no employee, consultant, independent contractor or agent of Sellers and/or any of the Purchased Companies (and Subsidiaries of Sellers and/or any of the Purchased Companies) is in default or has breached any term of any Contract with Sellers, such Purchased Company or such Subsidiary relating to nondisclosure, assignment of inventions, or the protection, ownership, development, use or transfer of the Sellers’ IP.

(d)   Neither Sellers nor the Purchased Companies (nor Subsidiaries of Sellers or any of the Purchased Companies) is obligated to provide any consideration (whether financial or otherwise) or account to any third party with respect to any exercise of rights by Sellers and/or any of the Purchased Companies (and Subsidiaries of Sellers and/or any of the Purchased Companies) in any Owned Sellers’ IP.

(e)   Schedule 5.12(e) sets forth a true and complete list of all Intellectual Property Contracts that are material to the Business.  To the Knowledge of Sellers, neither Sellers nor any of the Purchased Companies or any Subsidiaries of the Purchased Companies have breached in any material respect any Intellectual Property Contract set forth on Schedule 5.12(e).  Neither Sellers nor any of the Purchased Companies or any Subsidiaries of the Purchased Companies have transferred ownership, or granted any exclusive license, to any third party with respect to any material Owned Sellers’ IP.

(f)    To the Knowledge of Sellers, the Sellers’ IP, together with any Intellectual Property Rights provided to Purchaser pursuant to the Transition Services Agreement, includes all Intellectual Property Rights necessary for the conduct of the Business as presently conducted.  Except as set forth on Schedule 5.12(f), to the Knowledge of Sellers, (i) the Sellers and the Purchased Companies and their Subsidiaries collectively own, or have the right to use pursuant to license, sublicense, agreement or other permission, all Sellers’ IP, free and clear of any Encumbrances other than Permitted Encumbrances, (ii) the consummation of the transactions contemplated hereby will not conflict with or impair any such ownership or use, and (iii) neither Sellers nor the Purchased Companies (nor Subsidiaries of Sellers or any of the Purchased Companies) have a pre-existing obligation to transfer to a Third Party any portion of its ownership of any Owned Sellers’ IP or any of its interest in any Licensed Sellers’ IP, and after the Closing all Owned Sellers’ IP will be fully transferable, alienable, or licensable by Purchaser without restriction of any kind to any third party.

(g)   There are no legal Proceedings pending or, to the Knowledge of the Sellers, threatened (i) alleging infringement or misappropriation of any Intellectual Property Rights of any Person by the Sellers or any of the Purchased Companies, or (ii) challenging the ownership, validity, or enforceability of the Owned Sellers’ IP.  Without limiting the foregoing, no interference, opposition, reexamination, or other proceeding initiated by a third party is pending or, to the Knowledge of the Sellers, threatened, challenging the scope, validity, or enforceability of any of the Owned Sellers’ IP.  To the Knowledge of Sellers, neither the Sellers’ nor any of the Purchased Companies’, or the Purchased Companies’ Subsidiaries’, present use of the Owned Sellers’ IP materially infringes upon or misappropriates the Intellectual Property Rights of any third party, and neither the Sellers nor any of the Purchased Companies or any of their Subsidiaries has received any written notice alleging any such present infringement or misappropriation, except as set forth on Schedule 5.12(g).  None of the Owned Sellers’ IP is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority (other than office actions and correspondence regarding pending applications for any of the Registered IP) restricting the rights of Sellers and/or any of the Purchased Companies, or any their Subsidiaries, with respect thereto.  To the Knowledge of Sellers, no Person has infringed upon or misappropriated any of the material Owned Sellers’ IP, or is currently doing so.

5.13         Contracts.

(a)   Except for Contracts that are cancelable upon not more than sixty (60) days prior notice, and except (i) as set forth on Schedule 5.13(a) or 5.13(b) or (ii) as otherwise permitted to be entered into after the date hereof pursuant to Section 8.1, none of the Purchased Companies or any of their Subsidiaries is a party to or bound by:

(i)            any Contract relating to services or a project involving future payments in excess of $2,500,000 per annum or $5,000,000 in the aggregate;

(ii)           except as set forth in the Notification Letter, any employment or consulting agreement or separate severance or change in control agreement (exclusive of generally applicable severance policies) with any Business Employee who was entitled to receive annual compensation of more than $200,000 during the 2007 calendar year or is projected to receive annual compensation of more than $200,000 during the 2008 calendar year;

(iii)          (a) any non-DBFO guaranteed fixed price (Cost-Cap) environmental remediation Contract (a “Cost-Cap Project”) or (b) any Contract involving potential obligations over the remaining term of such Contract for process guaranties of a project greater than $5,000,000 in contract value (other than standard water and wastewater treatment process guarantees of any amount) or (c) any DBFO Contract in excess of $5,000,000 to which any Non-Controlled Entity is a party or otherwise has an interest;

(iv)          any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000;

(v)           any material joint venture, partnership, limited liability company, stockholders agreement, voting agreement or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);

(vi)          any Contracts or series of related Contracts, including any option Contract, relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii)         any Contract that limits the freedom of any Purchased Company or any Subsidiary to compete in any line of business or with any Person or in any area or that would so limit the freedom of Purchaser or its Affiliates or any Purchased Company or any Subsidiary after the Closing;

(viii)        other than (a) Contracts entered into in the Ordinary Course by a Purchased Company (or Subsidiary thereof) pursuant to which the costs associated with such Contracts are passed through to a third party, including equipment purchases or subcontracts for goods or services or (b) as contemplated in the Business Plan, any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by any such Purchased Company or such Subsidiary over the remaining term of such agreement or related agreements of $1,000,000 or more;

(ix)           any Contract relating to any interest rate, derivatives or hedging transaction;

(x)            any material Contract granting any Person a right of first refusal, preemptive right, option, right of first offer, repurchase right, or any other similar right to acquire an Equity Participation from a Purchased Company (or Subsidiary thereof) in connection with or as a result of the transactions contemplated by this Agreement; or

(xi)           any Contract involving potential obligations of any Person in excess of $2,500,000 over the remaining term of such agreement, under which (A) any Person has directly or indirectly guaranteed any Liabilities of any such Purchased Company or such Subsidiary or (B) any such Purchased Company such Subsidiary has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purpose of collection in the Ordinary Course).

(b)   Schedule 5.13(b) sets forth a list of (i) each Letter of Credit, Bank Guarantee and Surety Bond and (ii) each Parent Guaranty (the “Parent Company Guarantees”) maintained by, on behalf of, or for the benefit of, the Business, whereby Parent or any of its Subsidiaries or Affiliates is obligated to pay or reimburse any Person who is not an Affiliate of Parent.  Not more than ten (10) but not less than five (5) Business Days prior to the Closing, Sellers shall, and shall be permitted to, provide to Purchaser a revised Schedule 5.13(b) of all such Letters of Credit, Bank Guarantees, Parent Guaranties and Surety Bonds as of a date not more than 15 days prior to the Closing Date.

(c)   Each Material Contract is in full force and effect in accordance with its respective terms and is, to the knowledge of Sellers, enforceable against the other parties in accordance with its respective terms.  No Purchased Company (or any Subsidiary thereof), Parent or, to the Knowledge of Sellers, any other party is in default, violation or breach in any material respect under any such Material Contract and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any material respect under any such Material Contract by any such Purchased Company (or any Subsidiary thereof), Parent or, to the Knowledge of Sellers, any other party.  To the Knowledge of Sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or material breach of any of the provisions of any Material Contract, (ii) give any party to a Material Contract the right to accelerate the maturity or performance of any Material Contract, or (iii) give any party to a Material Contract the right to cancel, terminate or materially modify any Material Contract.

5.14         Compliance With Laws.

(a)   To the Knowledge of Sellers, each Seller (with respect to the Business) and each Purchased Company (including each Purchased Company’s Subsidiaries) is in compliance in all material respects with all Laws, including any Laws relating to equity or capitalization requirements, foreign asset control regulations or anti-money laundering.  Since January 1, 2006, neither Sellers (with respect to the Business) nor the Purchased Companies (including the Purchased Companies’ Subsidiaries) (i) has been subject to any Governmental Order with respect to any actual or alleged material non-compliance with applicable Law or (ii)  received any notice or claim with respect to any actual or alleged material non-compliance with applicable Law.  Sellers and the Purchased Companies (including the Purchased Companies’ Subsidiaries) hold all Permits that are required for the conduct in all material respects of the Business as now being conducted by Sellers and (x) all such Permits are, and will be after the Closing, valid and in full force and effect and (y) no Proceedings are pending or, to the Knowledge of Sellers, threatened to revoke or modify any such Permit, and (z) neither Sellers nor the Purchased Companies (including the Purchased Companies’ Subsidiaries) are in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such

Permit, except with respect to (x), (y) and (z), in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Closing, the Purchased Companies and the Purchased Companies’ Subsidiaries hold all material Permits that are required for the conduct of the Business as it is being conducted by Sellers as of the date hereof and such Permits are valid and in full force and effect, except as would not be material to the Business taken as a whole.

5.15         Insurance.  Schedule 5.15 contains an accurate and complete list of, all material policies of insurance maintained as of the date of this Agreement by or for the benefit of Sellers or any Purchased Company or any Subsidiary of a Purchased Company with respect to the Business or the employees, officers or directors of Sellers, a Purchased Company or a Subsidiary of a Purchased Company.  To the Knowledge of Sellers, there is no claim by or with respect to any Purchased Company or Subsidiary of a Purchased Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  All premiums payable under such policies have been timely paid, and Sellers, the Purchased Companies and the Subsidiaries of the Purchased Companies have, otherwise complied fully with the terms and conditions of such policies.  Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since January 1, 2005 and remain in full force and effect.  The Sellers do not know of any threatened termination of any of such policies.

5.16         Environmental Matters

(a)   To the Knowledge of Sellers, Sellers (with respect to the Business) the Purchased Companies and the Subsidiaries of the Purchased Companies are in compliance in all material respects with all applicable Environmental Laws and are in possession of and in compliance with all material Permits required under Environmental Laws.

(b)   Neither Sellers nor any of the Purchased Companies or any Subsidiaries of the Purchased Companies have received any written communication from a Governmental Body or Person that alleges that any Seller (with respect to the Business) or any Purchased Company or Subsidiary of a Purchased Company is in material violation of, any Environmental Law or, to the Knowledge of Sellers, threatened under any Environmental Law against or affecting any Purchased Company or any Subsidiary of a Purchased Company.

(c)   To the Knowledge of Sellers, no release of Hazardous Substances has occurred at, on, above, under or from any properties currently or formerly owned, leased or operated by any Seller (with respect to the Business) or any Purchased Company or any Subsidiary of a Purchased Company that has resulted in or would reasonably be expected to result in any material investigation, remediation or corrective action obligation.

(d)   Other than as set forth in this Section 5.16 or in Section 6.7, Sellers do not make any other representations or warranties, either express or implied, with respect to environmental matters or matters pertaining to any Environmental Law.  Any information, reports, statements, documents or records that may have been provided to Purchaser or its agents by any Seller or its agents or employees concerning environmental matters shall not be representations or warranties.  Purchaser shall rely only upon its own information and knowledge of the Business in assessing any environmental matters with respect to the Business.

5.17         Labor and Employment.  Except as set forth on Schedule 5.17, (with respect to the Business) (a) neither Sellers, the Purchased Companies nor any of their Subsidiaries are or have been a party to a collective bargaining agreement having provisions covering its employees or is currently negotiating such an agreement and, to the Knowledge of Sellers, no union is currently attempting to organize or otherwise represent any Business Employees, (b) no complaint against Sellers, the Purchased Companies or any of their Subsidiaries is currently pending or, to the Knowledge of Sellers, threatened before the National Labor Relations Board or the Equal Employment Opportunity Commission, or before any analogous entity in any country, (c) there are no labor strikes, requests for representation, slowdowns, or stoppages actually pending or, to the Knowledge of Sellers, threatened against Sellers, the Purchased Companies or any of their Subsidiaries, except as would not be material to the Business and (d) neither Sellers, the Purchased Companies nor any of their Subsidiaries have suffered an “employment loss” (as that term is defined in the WARN Act) in the ninety (90) day period prior to the date of this Agreement.  To the Knowledge of Sellers, each Seller, the Purchased Companies and their Subsidiaries are in material compliance with all applicable material Laws respecting labor, employment, immigration, fair employment practices, workers’ compensation, occupational safety, and wages and hours.

5.18         Trade Practices.  With respect to the Business, and to the Knowledge of Sellers, neither Sellers nor their Subsidiaries, including the Purchased Companies and their Subsidiaries, nor any director, officer or any employee or other Person acting on behalf of Sellers or any of Sellers’ Subsidiaries, including the Purchased Companies or their Subsidiaries, has, directly or indirectly, within the past two (2) years violated applicable Laws pertaining to the export or import of technical data, restrictive trade practices or boycotts.

5.19         Government Contracts.

(a)   Sellers’ and their Subsidiaries’, including the Purchased Companies’ and their Subsidiaries, cost accounting and procurement systems with respect to Government Contracts are in compliance in all material respects with applicable Laws.

(b)   With respect to each Government Contract for the past two (2) years, to the Knowledge of Sellers:  (i) each Seller and each of its Subsidiaries, including each Purchased Company and its Subsidiaries, has complied with all material terms and conditions of such Government Contract; (ii) each Seller and each of its Subsidiaries, including each Purchased Company and its Subsidiaries, has complied with all material requirements of applicable Laws pertaining to such Government Contract; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and each Seller and each of its Subsidiaries, including each Purchased Company and their Subsidiaries, has complied in all material respects with all such representations and certifications; (iv) neither any Governmental Body nor any prime contractor or subcontractor under contract to a Governmental Body and with which either the Purchased Companies or their Subsidiaries has privity of contract has notified the Sellers or their Subsidiaries, including the Purchased Companies and their Subsidiaries, either orally or in writing, that Sellers or their Subsidiaries, including the Purchased Companies or their Subsidiaries, have breached or violated any material requirement of an applicable Law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contract is false or inaccurate; and (v) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any such Government Contract.

(c)   (i) To the Knowledge of Sellers, neither Sellers nor their Subsidiaries, including the Purchased Companies and their Subsidiaries, nor any of their respective directors, officers or employees are (or during the last three (3) years have been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Body with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract (other than routine audits, in which no such material irregularities, misstatements or omissions were identified), the commission of fraud or a criminal offense in connection with obtaining or attempting to obtain any Government Contract, the violation or any antitrust or competition Law relating to the submission of offers, the commission of embezzlement, theft, forgery, bribery, falsification or destruction of filings or records, making false statements, certifications or representations, or receiving stolen property; and (ii) during the last three (3) years, neither Sellers nor their Subsidiaries, including the Purchased Companies and their Subsidiaries, have conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Body, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract.  To the Knowledge of Sellers, neither Sellers nor their Subsidiaries, including the Purchased Companies and their Subsidiaries, have been suspended or disbarred from bidding on Government Contracts for any Governmental Body.

(d)   To the Knowledge of Sellers, neither Sellers nor their Subsidiaries, including the Purchased Companies or their Subsidiaries, have received notice of any outstanding (i) Claims against Sellers or their Subsidiaries, including the Purchased Companies or their Subsidiaries, either by a Governmental Body or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract; or (ii) active disputes between the Sellers or their Subsidiaries, including the Purchased Companies or their Subsidiaries, and the United States Government under the Contract Disputes Act or any other Federal statute or between Sellers or their Subsidiaries, including the Purchased Companies or their Subsidiaries, and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(e)   There is no Proceeding pending and, to the Knowledge of Sellers, no suit or investigation threatened against Sellers or their Subsidiaries, including the Purchased Companies or their Subsidiaries, with respect to any Government Contract.

ARTICLE VI
NON-CONTROLLED ENTITY
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Purchaser that, to the Knowledge of Sellers, the statements contained in this ARTICLE VI are true, correct and complete with respect to the Business as of the date of this Agreement and as of the Closing Date, except as expressly set forth in the Schedules.  The information disclosed in any numbered part of the Schedules shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered Section in this Agreement; provided, however, any matter disclosed in a Schedule by Parent or Sellers shall be deemed to constitute disclosure against all other representations and warranties of Parent and Sellers to the extent it is reasonably apparent on the face of such disclosure that the matter disclosed is relevant to such other representations and warranties of Parent or Sellers.

6.1           Non-Controlled Entities.  Accurate and complete copies of the articles of incorporation and bylaws (or similar organizational instruments) of each Non-Controlled Entity have been delivered to Purchaser.  No Non-Controlled Entity will be in default under or in violation of any provision of its articles of incorporation or bylaws (or similar organizational documents) at the Closing.  Each Non-Controlled Entity is an entity duly organized, validly existing and (where such concept is applicable) in good standing under the Laws of its jurisdiction of organization. Each Non-Controlled Entity is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Business.

6.2           Capitalization and Subsidiaries.

(a)   Schedule 1.1-E lists each Non-Controlled Entity and the jurisdiction of organization thereof.  Schedule 1.1-E, also lists the Seller, Purchased Company or Subsidiary thereof, as applicable, that owns an Equity Participation in a Non-Controlled Entity and the percentage ownership of such Equity Participation in such Non-Controlled Entity.  All of the Equity Participations owned by any Seller, Purchased Company or any Subsidiary thereof are validly issued, fully paid and non-assessable and free and clear of any all Encumbrances except for Permitted Encumbrances.

(b)   Upon the Closing, Purchaser (or its designees), directly or indirectly, will have good and valid title to all Non-Controlled Entity Equity Participations owned by Sellers or a Purchased Company (or a Subsidiary thereof) (the “Owned Equity Participations”), free and clear of all Encumbrances except for the Permitted

Encumbrances.  There are no (i) Contracts with respect to the sale or transfer of Owned Equity Participations by any Purchased Company (or any of its Subsidiaries), (ii) Contracts with respect to the voting of any Owned Equity Participations, (iii) no preemptive rights, rights of participation, rights of maintenance or any similar rights with respect to Owned Equity Participations or (iv) Contracts with respect to the registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Owned Equity Participations.

6.3           No Conflict.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, by any Parent Seller or any Purchased Company, to the extent that any such Parent will be a party hereto or thereto, does not and will not: (a) conflict with or violate the articles of incorporation or bylaws (or similar organizational documents) of any Non-Controlled Entity; (b) conflict with or violate, in any material respect, any material Law, Permit, Governmental Order, concession, franchise or license applicable to any Non-Controlled Entity; (c)  result, in any material respect, in the violation or breach of, or constitute (with or without notice of lapse of time, or both) a material default (or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or material loss of any benefit) under, result in an Encumbrance (other than Permitted Encumbrances) under, any of the terms, conditions or provisions of any Material Contract to which any Non-Controlled Entity is a party; (d) result, in any material respect, in the creation of any Encumbrance on any of the Owned Equity Participations other than the Permitted Encumbrances or (e) result in or give any Person any additional material right or entitlement (including any preemptive right, right of first refusal, right of first offer or similar right) under any of the terms, conditions or provisions of any Material Contract to which any Non-Controlled Entity is a party.

6.4           Litigation.  There is no material Proceeding pending, threatened against, or directly affecting any Non-Controlled Entity.  None of the Non-Controlled Entities are subject to any material Governmental Order.  No Non-Controlled Entity has threatened or initiated  the commencement of any material Proceeding against any other Person.

6.5           Absence of Changes.  Since September 28, 2007, the Non-Controlled Entities have not taken any action that could reasonably be expected to cause a Material Adverse Effect and the Non-Controlled Entities have conducted the Business (as it relates to such Non-Controlled Entities) in the Ordinary Course.

6.6           Compliance With Laws.  Each Non-Controlled Entity is in compliance in all material respects with all Laws.  Since January 1, 2006, no Non-Controlled Entity (i) has been subject to any Governmental Order with respect to any actual or alleged material non-compliance with applicable Law or (ii) received any notice or claim with respect to any actual or alleged material non-compliance with applicable Law.  The Non-Controlled Entities hold all Permits that are required for the conduct in all material respects of the Business as now being conducted by such Non-Controlled Entities and (x) all such Permits are, and will be after the Closing, valid and in full force and effect and (y) no Proceedings are pending or threatened to revoke or modify any such Permit, and (z) no Non-Controlled Entity is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permit, except with respect to (x), (y) and (z), in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.  As of the Closing, the Non-Controlled Entities hold all material Permits that are required for the conduct of the Business as it is being conducted by such Non-Controlled Entities as of the date hereof and such Permits are valid and in full force and effect, except as would not be material to the Business taken as a whole.

6.7           Environmental Matters

(a)   The Non-Controlled Entities are in compliance in all material respects with all applicable Environmental Laws and are in possession of and in compliance with all material Permits required under Environmental Laws.

(b)   No Non-Controlled Entity has received any written communication from a Governmental Body or Person that alleges that any Non-Controlled Entity is in material violation of, any Environmental Law or threatened under any Environmental Law against or affecting any Non-Controlled Entity.

(c)   No release of Hazardous Substances has occurred at, on, above, under or from any properties currently or formerly owned, leased or operated by any Non-Controlled Entity that has resulted in or would reasonably be expected to result in any material investigation, remediation or corrective action obligation.

(d)   Other than as set forth in this Section 6.7 or in Section 5.16, Sellers do not make any other representations or warranties, either express or implied, with respect to environmental matters or matters pertaining to any Environmental Law.  Any information, reports, statements, documents or records that may have been provided to Purchaser or its agents by any Seller or its agents or employees concerning environmental matters shall not be representations or warranties.  Purchaser shall rely only upon its own information and knowledge of the Business in assessing any environmental matters with respect to the Business.

6.8           Labor and Employment.  Except as set forth on Schedule 6.8, with respect to the Business Employees (a) no Non-Controlled Entity is or has been a party to a collective bargaining agreement having provisions covering its employees or is currently negotiating such an agreement and no union is currently attempting to organize or otherwise represent any Business Employees, (b) there are no labor strikes, requests for representation, slowdowns, or stoppages actually pending or threatened against Non-Controlled Entity, except as would not be material to the Business and (c) no Non-Controlled Entity has suffered an “employment loss” (as that term is defined in the WARN Act) in the ninety (90) day period prior to the date of this Agreement.  With respect to the Business Employees, the Non-Controlled Entities are in material compliance with all applicable material Laws respecting labor, employment, immigration, fair employment practices, workers’ compensation, occupational safety, and wages and hours.

6.9           No Other Representations or Warranties.  Except for the representations and warranties contained in ARTICLE IV, ARTICLE V and this ARTICLE VI, Purchaser acknowledges that none of Parent, Sellers and any person acting on behalf of Parent or Sellers makes any other express or implied representation or warranty with respect to Parent, Sellers or any of its or their Subsidiaries, the Business or with respect to any other information provided to Purchaser in connection with the transactions contemplated by this Agreement.  Neither Parent, Sellers nor any other person will have or be subject to any Liability or indemnification obligation to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information,  including any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms” or in management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in ARTICLE IV, ARTICLE V or this ARTICLE VI of this Agreement or in the Schedules attached hereto.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Parent and Sellers as follows:

7.1           Incorporation and Authority of Purchaser.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, and the consummation by Purchaser of the transactions contemplated on its part hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other corporate action on the part of Purchaser, its board of directors or its stockholders is necessary to authorize this Agreement and the Ancillary Agreements and the consummation by Purchaser of the transactions contemplated on its part hereby and thereby.  This Agreement has been duly executed and delivered by Purchaser, and the Ancillary Agreements, will at the Closing be duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes, and when executed and delivered by Purchaser, the Ancillary Agreements, will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

7.2           No Conflict.  The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:  (a) violate or conflict with the articles of incorporation or bylaws (or similar organizational instruments) of Purchaser; (b) conflict with or violate any material Law, Permit, Governmental Order, concession, franchise or license applicable to Purchaser or any of its assets or properties; or (c) result in any material respect, in the violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default under, or give to any Person any rights of termination, rescission, amendment, acceleration or cancellation of, or any right of Consent with respect to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any material assets or properties to which Purchaser is a party or by which any of its material assets or properties is bound or affected.

7.3           Consents and Approvals.  The execution and delivery of this Agreement by Purchaser does not, the execution and delivery by Purchaser of the Ancillary Agreements will not, and the performance by Purchaser of this Agreement and the Ancillary Agreements does not and will not, require any material Consent or Governmental Approval from or with any Person or any Governmental Body, except for compliance with the applicable requirements of the HSR Act or other applicable Competition.

7.4           Proceedings.  There are no Proceedings pending or, to the Knowledge of Purchaser, threatened by or against or affecting Purchaser or any of its Affiliates; or any of their respective assets, with respect to this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, and Purchaser has no Knowledge that there is a valid basis for any such Proceeding.

7.5           Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and the transactions contemplated thereby and no Person is entitled to any fee or commission or like payment from Parent in respect thereof.

7.6           Financial Capability.  Purchaser (i) has, and at Closing shall have, sufficient financial resources available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and (ii) has, and at Closing shall have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, including, its obligations under the Guaranty Indemnification Agreement.  Purchaser acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

7.7           Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, Purchaser will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, Purchaser will have adequate capital to carry on its businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

ARTICLE VIII
CERTAIN COVENANTS

8.1           Conduct of Business Prior to the Closing.

(a)   Each Seller covenants and agrees that, between the Effective Date and the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Section 14.1, it will, and it will cause its Subsidiaries and the Purchased Companies (including each Purchased Company’s Subsidiaries) to, conduct the Business in the Ordinary Course (except for actions expressly permitted by this Agreement, including pursuant to Section 8.4(c), and such further matters as may be consented to by Purchaser in advance in writing) and shall use commercially reasonable efforts to carry on the Business in compliance with all applicable Laws, and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current Business organization, keep available the services of its officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees and distributors.

(b)   Without limiting the generality of the foregoing, except as set forth in Schedule 8.1 or as permitted by Section 3.2, prior to the Closing each Seller will not, and each Seller will cause its Subsidiaries (with respect to the Business) and the Purchased Companies (and each of their Subsidiaries) not to, unless the prior written consent of Purchaser (which shall not be unreasonably withheld, delayed or conditioned) has been obtained:

(1)   acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business of any Person or any division thereof, or (B) any assets other than those acquired in the Ordinary Course;

(2)   except as required by Law, (A) other than in the Ordinary Course, grant to any Business Employee any increase in compensation or benefits, (B) change the position or job title of any Business Employee set forth on Schedule 1.1-B without prior consultation with Purchaser, (C) other than in the Ordinary Course, grant to any Business Employee any increase in severance, termination, change in control, stay put or retention payment, (D) other than in the Ordinary Course, enter into or amend any employment, consulting, indemnification, severance, collective bargaining or termination agreement with any Business Employee, (E) establish, adopt or enter into, any Assumed U.S. Business Benefit Plan or Assumed Non-U.S. Business Benefit Plan, (F) establish, adopt, enter into or amend any U.S. Business Benefit Plan or Non-U.S. Business Benefit Plan that could reasonably be expected to result in a Liability to Purchaser, the Purchased Companies (or any of their Subsidiaries), (G) take any action to accelerate any payments, rights or benefits, or make any material determinations not in the Ordinary Course, under any Assumed Business Benefit Plan  or (H) loan or advance money or other property to any Business Employee, other than ordinary course employee expense advances.  For the avoidance of doubt, the foregoing restrictions shall not restrict or prohibit the Purchased Companies or any of their respective Subsidiaries from entering into with, or making available to, newly hired employees or to employees in the context of promotions based on job performance or workplace requirements (subject to clause (C) above), any plan, agreement, benefit or compensation arrangement currently in effect that is consistent with past practices and in the Ordinary Course;

(3)   make any change in accounting principles (including for tax purposes) materially affecting the reporting of Business Assets, Liabilities or results of operations of any Purchased Company (or any Subsidiary thereof) or the Business, other than as required by Law, GAAP or any interpretation thereof, or Parent’s independent auditors, or revalue any material assets or properties of any Purchased Company (or any Subsidiary thereof) or the Business (whether tangible or intangible), including writing down the value of Inventory written off as uncollectible, except in accordance with GAAP, reverse any reserves or establish any extraordinary reserve with respect to, any Account Receivable, DBFO project or Indebtedness;

(4)   except as otherwise provided and permitted herein, make any loans, advances or capital contributions to, or investments in, any unaffiliated Person (other than as expressly contemplated by this Agreement or pursuant to any existing obligations under any Contract) other than the advancement of trade credit to customers or expenses to employees in the Ordinary Course (such Ordinary Course to include, for the avoidance of doubt, any loan, advance or capital contribution to, or investment in, any unaffiliated Person in connection with any Contract existing as of the date hereof, or entered into after the date hereof in accordance with the terms of this Agreement, to design, build, finance and/or operate a water, wastewater, environmental or solid waste treatment facility or similar infrastructure project);

(5)   incur any Indebtedness, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any Equity Participations (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise), or amend any of the terms of any such Equity Participations;

(6)   (i) split, combine or reclassify any shares of the capital stock of or other ownership interests in any Purchased Company, (ii) except for cash dividends or distributions, declare, set aside or pay any dividend or other distribution (in stock or property or any combination thereof) in respect of Equity Participation in any Purchased Company, or (iii) redeem or otherwise acquire any Equity Participations of any Purchased Company (or any Subsidiary thereof);

(7)   amend any of the Purchased Companies or their Subsidiaries organizational documents, or effect or be a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as may be required by Law (and in such event, only after providing five (5) days prior notice of such amendment, including a copy of the proposed amendment, to Purchaser);

(8)   change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, agree or settle any claim or assessment in respect of Taxes, file any amended Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a material Tax refund, or extend or waive the limitation period applicable to any claim or assessment in respect of Taxes, in each case if Purchaser would be adversely affected or prejudiced thereby;

(9)   enter into, modify, amend or terminate any Material Contract or waive, release, assign or fail to exercise or pursue any material rights or Claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (i) adversely affect in any material respect the Business, (ii) impair in any material respect the ability of the Sellers or the Purchased Companies (or any Subsidiary thereof) to perform their obligations under this Agreement or (iii) prevent or materially delay the consummation of the transactions contemplated hereby;

(10) (i) pay, discharge, settle or satisfy any Action that results in a material Liability of the Business or any Purchased Company (or any Subsidiary thereof) after the Closing, (ii) except in accordance with Section 3.2, cancel any Indebtedness owed to a Purchased Company (or any Subsidiary thereof), (iii) waive or assign any material Claims or rights or (iv) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which Consent is required under, any confidentiality, standstill or similar Contract of the Business;

(11) except for capital expenditures set forth in the current Business Plan, incur a capital expenditure or make a commitment to incur a capital expenditure, exceeding $250,000 individually or $2,500,000 in the aggregate;

(12) except in accordance with past practice, fail to make any capital expenditures or other investment in accordance with the current Business Plan;

(13) except for (i) capital expenditures set forth in the current Business Plan or (ii) in connection with the sale of the Beverly Hills DBFO Assets, (i) acquire, lease or license any right or other asset from any other Person in excess of $250,000 individually or $2,500,000 in the aggregate, (ii) sell or otherwise dispose of, lease or license, any right or other asset to any other Person in excess of $250,000 individually or $2,500,000 in the aggregate or that is otherwise material to the Business, unless on a non-exclusive basis in the Ordinary Course;

(14) sell, transfer or license to, any Person or adversely amend or modify any rights to any Sellers’ IP that is material to the Business;

(15) commence or settle any Proceeding other than (i) for the routine collection of bills for less than One Million Dollars ($1,000,000), or (ii) in such cases where it in good faith determines that failure to commence a Proceeding would result in the material impairment of a valuable aspect of the Business, provided that Purchaser is consulted in advance regarding the filing of such Proceeding;

(16)         change or modify its credit, collection or payment policies, procedures or practices, including accelerating collections or Accounts Receivables (whether or not past due) or fail to pay or delay payment of payables or other Liabilities;

(17)         enter into any parent company guaranty, or post any letter of credit, bank guarantee, surety or performance bond or similar support agreement or document, in each case involving potential obligations of any Person in excess of excess of Five Million Dollars ($5,000,000);

(18)         enter into any Contract (excluding remediation services Contracts) for a design-build, design-build-operate or design-build-finance-operate water, waste water, environmental Cost-Cap Project, or solid waste treatment facility or similar infrastructure project involving future revenues or expenditures in excess of Five Million Dollars ($5,000,000);

(19)         create any Encumbrance (other than (i) a Permitted Encumbrance or (ii) in connection with any action otherwise permitted hereunder) in any Business Asset outside the Ordinary Course; or

(20)         authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract or arrangement to do any of the foregoing.

(c)   Notwithstanding anything contained herein to the contrary, Sellers will continue to evaluate and approve new projects related to the Business using the same parameters (including with respect to the evaluation of risk) as currently used by Sellers in the Business as of December 31, 2007.

8.2  Access to Information. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Seller shall (and shall cause its Subsidiaries to) (a) afford to Purchaser, its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to all buildings, offices and other properties, and documents, including, but not limited to, books and records, contracts and commitments of the Business, whether stored in paper, electronic, or other format (b) cause its officers and employees to furnish Purchaser such noncompetitive (determined after consultation with Parent’s antitrust counsel) financial, operating, technical and product data and other information with respect to the Business as Purchaser from time to time may reasonably request, including internally prepared financial statements, schedules and monthly or other periodic management reports distributed to Parent, which shall include: (i) monthly balance sheets, (ii) monthly cash flow statements, (iii) monthly profit and loss statements, (iv) Level III reports and (v) monthly backlog reports, in each case on a consolidated and business unit basis; (c) allow Purchaser, its accountants, counsel and other representatives the opportunity to communicate with senior management employees of the Business, outside counsel and auditors, in each case with Parent’s prior consent, which consent shall not be unreasonably withheld or delayed, and to conduct and participate in the Transition Meetings; and (d) subject to Section 8.5, assist and cooperate with Purchaser, its accountants, counsel and other consultants and advisors in the development of integration plans for implementation by Purchaser of the Business following the Closing Date; provided, however, that no investigation pursuant to this Section 8.2 shall affect or be deemed to modify any representation or warranty made by the Parent or any Seller herein.  Prior to the earlier of the Closing Date or the termination of this Agreement, materials furnished to Purchaser, its accountants, counsel and other representatives pursuant to this Section 8.2 or to Prospective Acquirers (to the extent permitted by Section 8.5(c)) may be used only for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.  Except to the extent permitted by this Section 8.2, Purchaser will not contact any employee, customer, client or supplier of Parent, any Seller, any Purchased Company, or any of their respective Subsidiaries without the participation or prior written consent of Parent.

8.3  Books and Records; Access; Assistance.

(a)  For a period of six (6) years after the Closing Date, Parent and Purchaser shall preserve and retain all accounting, legal, auditing and other books and records (including any documents relating to any Proceedings arising out of or with respect to the operation or conduct of the Business, regardless of whether such Proceeding is initiated before or after the Closing) over which it has control to the extent relating to the conduct of the Business prior to the Closing Date (which shall include, for the avoidance doubt, all facts and circumstances occurring or existing prior to the Closing that may give rise to a Claim by any Person, even if such Claim is not made until after the Closing).  Notwithstanding the foregoing, during such six-year period, either party may dispose of any such books and records which are offered to, but not accepted by, the other party.

(b)  From and after the Closing, if, in order to properly prepare documents required to be filed with Governmental Bodies (including Tax Authorities and the SEC) or its financial statements, or for any other reasonable business purpose, it is necessary that Parent or a Seller (or its Subsidiaries or successors), on the one hand, or Purchaser (or its Subsidiaries or successors), on the other hand, be furnished with additional information of the type described in Section 8.3(a) above, and such information is in the possession of the other party, such other party agrees to use its commercially reasonable efforts to furnish such information to the party that requires such information, at the cost and expense of the party being furnished such information.

(c)  In the event of, and for so long as any party hereto (or its Affiliates) is prosecuting, participating in, contesting or defending any Proceeding, whenever filed or made, in connection with or involving (i) any transaction contemplated under this Agreement or (ii) the conduct or operation of the Business (including the German Business) prior to the Closing or the conduct or operation of the Excluded Businesses (or the Retained German Contracts) prior to or after the Closing, the other party hereto shall, and shall cause its respective Affiliates to, (A) cooperate with it and its counsel in, and assist it and its counsel with, the contest or defense, (B) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses), and (C) provide such information, testimony and documents, including, but not limited to, books and records, contracts, and commitments of the Business, whether stored in paper, electronic, or other format, during normal business hours and upon reasonable notice, in each case as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the prosecuting, participating, contesting or defending party (unless such party is entitled to indemnification therefor under ARTICLE IX or ARTICLE XIII).  For the avoidance of doubt, this Section 8.3(c) shall not apply with respect to disputes between Parent, a Seller, Purchaser or any of their Affiliates.  The covenants in this Section 8.3(c) shall not be deemed to limit the access and cooperation to be provided to Sellers by the Purchaser pursuant to Section 8.2, 8.3(a) or 8.3(b).

(d)  At least twenty (20) days prior to Closing, Sellers and their Subsidiaries shall cause the Financial Statements and the Subsequent Financial Statements to be delivered to Purchaser.  Prior to the Closing, Sellers and their Subsidiaries shall also prepare and deliver unaudited financial statements, for the period between September 28, 2007 and the last fiscal quarter that ended at least forty-five (45) days prior to the Closing Date.  The September 28, 2007 audited financial Statements shall include an audit report from Deloitte & Touche that is no more qualified than the audit report for the September 29, 2006 audited financial statements previously provided to Purchaser.  All such financial statements shall be prepared in accordance with GAAP and Regulations S-X of the SEC.  Prior to and after the Closing, Sellers shall request, and take all reasonable steps necessary to encourage, the auditors of such financial statements to cooperate with the Purchaser and provide all necessary consents required by the SEC and customary “comfort letters” in connection with securities offerings of Purchaser, in each case at Purchaser’s sole cost and expense.

8.4  Cooperation.

(a)  On the terms and subject to the conditions of this Agreement, each party shall use commercially reasonable efforts to cause the Closing to occur (subject to the limitation in the proviso to Section 8.4(c)), including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Subsidiaries with respect to the Closing.  Each Seller and Purchaser shall not, and shall not permit any of its respective Subsidiaries to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in ARTICLE X not being satisfied.  Furthermore, Parent, each Seller and Purchaser will negotiate in good faith to mutually agree upon the terms of the Transition Services Agreement prior to the Closing Date on terms that are commercially reasonable and otherwise as the parties may agree.  Among other things, the Transition Services Agreement shall provide for Parent’s access to Retained Employees with knowledge of the Brazil Business, the German Business and the Retained German Contracts and such employees shall provide general assistance to Parent in connection with Parent’s operation of the Brazil Business and the Retained German Contracts (the “Brazil and German Services”).  For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Brazil and German Services shall be provided for a term of not less than 36 months (unless terminated earlier by Parent), or in the case of warranty claims related to the Retained German Contracts, for so long as such warranties remain in effect,  at a charge equal to the actual out-of-pocket costs incurred by a Purchased Company (or Subsidiary thereof) in connection with the provision of the Brazil and German Services, and such charges shall not include any internal allocated costs of any Purchased Company (or Subsidiary thereof).

(b)  Without limiting the terms of this Section 8.4, Sellers, on the one hand, and Purchaser, on the other hand, shall (i) as soon as practicable after the date of this Agreement make any filings required by any Governmental Body pursuant to the HSR Act or other Competition Laws in connection with the transactions contemplated hereunder, (ii) respond promptly to inquiries from the applicable Governmental Bodies in connection with such filings, including providing any supplemental information that may be requested by such Governmental Bodies, and (iii) provide to the other copies of any filings made under the HSR Act or other Competition Laws promptly after the time they are filed with the applicable Governmental Bodies, excluding any information included in any such filings that the party has a need to keep confidential.  Sellers, on the one hand, and Purchaser, on the other hand, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other Competition Laws.  Sellers, on the one hand, and Purchaser, on the other hand, shall keep each other apprised of the status of any communications with, and any inquiries or request for additional information from, Governmental Bodies pursuant to the HSR Act or any other Competition Laws.  Each party shall use its reasonable best efforts to obtain any clearance required under the HSR Act or other Competition Laws for the consummation of the transactions contemplated by this Agreement.  Each of Purchaser and Sellers shall be responsible for their respective fees and all costs and submission of all regulatory filings related to any required governmental or regulatory approvals, including the HSR Act (which fee under the HSR Act, for avoidance of doubt, shall be borne by Purchaser), under the Applicable non-U.S. Antitrust Approvals and with respect to any other applicable Laws.

(c)  Each party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all Consents from third parties in respect of Contracts to the extent such Contracts require such Consents as a result of the transactions contemplated hereby; provided, however, that the parties shall not be required to pay or commit to (i) amend, supplement or modify any Contract or take any action with respect to any related project or (ii) pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees), except as otherwise required by Law or the applicable Contract.  From and after the Effective Date until the Closing, Sellers and Purchaser shall execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Sellers or Purchaser may reasonably request (including, without limitation, the execution and delivery of summary translations and/or short form stock or asset purchase agreements), in order to more effectively consummate the transactions contemplated by this Agreement; provided however that in the event of a conflict between any term or provision of (A) any such summary or agreement, on the one hand, and (B) the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall control.

(d)  Parent, on the one hand, and Purchaser, on the other, each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of written notices or other written communications received by Purchaser or Parent or any Seller, as the case may be, or any of their respective Subsidiaries or representatives, from any Governmental Body with respect to the transactions contemplated by this Agreement or from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(e)  Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of, and each such party shall use its commercially reasonable efforts to prevent, or promptly remedy, (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect (it being understood that any breach of this provision shall be treated as a breach of the representations and warranties for purposes of indemnification hereunder) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement within the time contemplated hereby.

(f)  With respect to any third party Software that is necessary for the Business as currently conducted and that is licensed to the Sellers or their Subsidiaries pursuant to an enterprise-wide Software license, the Sellers agree to use commercially reasonable efforts to obtain the consent of the respective licensors of such third party Software to a partial assignment, a grant of a sublicense by the Sellers (each such sublicense only to be effective until the Sellers’ next payment is due to such licensor under the applicable Software license), or the grant of a new license to Purchaser, to the number of copies of the applicable Software application that are used for the Business as currently conducted.  Notwithstanding anything to the contrary herein, Purchaser shall reimburse the Sellers for all reasonable out-of-pocket costs incurred in connection with any of the foregoing.  The Sellers and Purchaser agree that in the case of a partial assignment, any such division of rights, responsibilities and credits (including without limitation any credits for pre-paid fees) between them under the existing enterprise licenses shall be in proportion to the actual usage (by seat count) of such Software applications by the Business immediately prior to the Closing Date to the actual usage (by seat count) of the Sellers and their Subsidiaries immediately prior to the Closing Date taken as a whole.

8.5  Confidentiality.

(a)  Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

Effective upon, and only upon, the Closing, the obligations under the Confidentiality Agreement shall terminate except with respect to provisions regarding disclosure and use of confidential information not related to the Business.

(b)  Subsequent to the Closing, each Seller, on the one hand, and Purchaser, on the other hand, shall (and shall cause its respective Subsidiaries to) hold, and shall use commercially reasonable efforts to cause its respective representatives to hold, in strict confidence from any Person (other than any such representative) all non-public documents and information concerning the other party or any of its Subsidiaries furnished to it by the other party or such other party’s Subsidiaries or representatives, or to which such party otherwise has obtained access, in connection with this Agreement or the transactions contemplated hereby (“Confidential Information”), except to the extent that such documents or information can be shown to have been (A) previously known by the party receiving such documents or information (excluding, with respect to Sellers and their Subsidiaries, information relating to the Business), (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (C) later lawfully acquired by the receiving party from another source if the receiving party does not have actual knowledge that such source is under an obligation to another party hereto to keep such documents and information confidential; provided, however, that the foregoing restrictions will not apply to the Purchaser’s and its Subsidiaries’ use of documents and information concerning the Business.  In the event that a Seller (or any of its Subsidiaries), on the one hand, or Purchaser (or any of its Subsidiaries), on the other hand, is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other, such party shall (x) provide the other party with prompt written notice so that such other party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.5(b) and (y) cooperate with such other party in any effort such other party undertakes to obtain a protective order or other remedy.  In the event that such protective order or other remedy is not obtained or such other party waives compliance with the provisions of this Section 8.5(b), such party shall disclose to the Person compelling disclosure only that portion of the Confidential Information that such party is advised by its counsel is legally required and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed (to the extent available).  For the avoidance of doubt, from and after the Closing, Confidential Information includes all non-public documents and information regarding the Business, and Sellers and their Subsidiaries and representatives shall be treated as the receiving party thereof.

(c)  Notwithstanding anything contained in this Section 8.5 to the contrary, Purchaser shall have the right, upon receiving Parent’s prior written consent, which shall not be unreasonably withheld, to disclose any or all of the Confidential Information received from Sellers to a party with whom Purchaser desires to discuss the possibility of acquiring some portion of the Business (the “Prospective Acquirers”); provided, however, that such Prospective Acquirer first enters into a confidentiality agreement with Parent and Purchaser at least as protective of the Confidential Information as this Section 8.5. In addition to the foregoing, Sellers shall, and shall cause each Purchased Company and any of their Subsidiaries and their respective officers, employees, agents, representatives, accountants, counsel, consultants and advisors, to reasonably cooperate with Purchaser in connection with Purchaser’s efforts to sell certain assets of the Business or any Purchased Company to a Prospective Acquirer; provided that (i) such Prospective Acquirer has entered into a confidentiality agreement as set forth in the immediately preceding sentence, (ii) Purchaser and Parent have obtained or waived all of the Consents set forth on Schedule 10.2(h) relating to the assets of the Business or the Purchased Company that such Prospective Acquirer is interested in purchasing and (iii) Purchaser shall bear all costs associated with any activities undertaken by any such agents, representatives, accountants, counsel, consultants and advisors in cooperating with Purchaser’s requests.  Notwithstanding the foregoing, any transaction with any Prospective Acquirer shall not interfere or otherwise delay the Closing.

8.6  Employees.

(a)  Sellers have notified or will notify, or, where applicable, has consulted or will consult with, all employees of the Business, and any works council where such notification or consultation is required by applicable Law, regarding the transactions contemplated hereby.  Purchaser has notified or will notify or, where applicable, has consulted or will consult with, any works council where such notification or consultation is required by applicable Law regarding the transaction contemplated hereby.  All notifications and consultations pursuant to this Section 8.6(a) shall be made in accordance with the requirements of applicable Laws.  To the extent required by, and in accordance with, applicable Law, Sellers shall observe the rules that apply to (i) the information and consultation of any works council in relation to the transactions contemplated by this Agreement and (ii) the transfer of Non-U.S. Business Employees to Purchaser.

(b)  Purchaser shall use commercially reasonable efforts to cause each Purchased Company to continue the employment effective immediately after the Closing Date of all Non-U.S. Business Employees and U.S. Business Employees employed by the Purchased Companies and their Subsidiaries immediately prior to the Closing, including each such employee on medical, disability, family or other leave of absence as of the Closing Date.   To the extent that any Non-U.S. Business Employee or U.S. Business Employee would not otherwise be employed by a Purchased Company or a Subsidiary of a Purchased Company as of the Closing, then, prior to the Closing Date but effective as of the Closing, Sellers shall, subject to the consent of the applicable employee (to the extent such consent is required under applicable Law), transfer to employment with the appropriate Purchased Company or Subsidiary any such Non-U.S. Business Employee or U.S. Business Employee and, from and after the Closing Date, all such employees shall continue in employment with the applicable Purchased Company or Subsidiary unless and until such employment is terminated.

(c)  As of the Closing Date and for a period of at least one (1) year thereafter, Purchaser shall provide, or shall cause each Purchased Company to provide, each Retained Employee with compensation and other employee benefits that are substantially equivalent in the aggregate to the compensation and benefits provided to such Retained Employee immediately prior to the Closing Date, provided, however, that Purchaser will provide each Retained Employee with severance benefits equal to those provided by Sellers, the Purchased Companies and their Subsidiaries for such one year period; and provided further that with respect to each U.S. Business Employee and each Non-U.S. Business Employee who is a participant in a medical or dental plan maintained by Sellers (or any Affiliate thereof) that is not an Assumed Plan,  Purchaser shall either (A) establish a new medical and dental plan to provide such employees medical and dental benefits as of the Closing Date or (B) allow such employees to participate in an existing medical or dental plan that is maintained by Purchaser (each a “Purchaser Welfare Plan”), with coverage under the Purchaser Welfare Plans effective as of the Closing Date; and further provided that Purchaser shall be responsible in accordance with the applicable Purchaser Welfare Plans for all reimbursement claims (such as medical and dental claims arising from injuries or services incurred on or after the Closing Date) and for expenses incurred, from and after the Closing by such employees and their dependents.  In connection with the foregoing, Purchaser and Parent will cooperate in communicating with and enrolling the Business Employees in Purchaser’s employee benefit plans.  Additionally, (i) to the extent that any employee bonuses have been accrued as a current liability on the books and records of the Business in the Ordinary Course, Purchaser shall cause such bonuses to be paid in the Ordinary Course; (ii) to the extent that any other liability under any U.S. Business Benefit Plan, that is not an Assumed Plan, has been accrued as a current liability on the books and records of the Business, the Purchaser shall either pay such benefits in the Ordinary Course or reimburse Seller for any such benefits paid by Seller (or an Affiliate thereof) up to the amount accrued on the books and records of the Business as of the Closing Date (for avoidance of doubt, Purchaser or its Affiliates shall be responsible for any liabilities, such as any medical claims incurred-but-not-reported associated with any self insured health and welfare plans, to the extent such liability is accrued as a current liability on the books and records of the Business as of the Closing Date); and (iii) in accordance with the terms of that certain Notification Letter between Purchaser and Parent, (A) Purchaser shall, or shall cause its Affiliates or the Purchased Companies to, honor the terms of the retention agreements set forth in the Notification Letter and pay out any retention payments in accordance with the terms of such retention agreements (the “Retention Payments”) and (B) as soon as practicable following the provision by Purchaser of written confirmation indicating that any Retention Payments have been made to the applicable individual, Seller shall reimburse Purchaser for an amount equal to fifty percent (50%) of such Retention Payments.

(d)  Purchaser shall use commercially reasonable efforts (i) to give, or cause each Purchased Company to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, as maintained from time to time by Purchaser or the Purchased Company, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with the Business prior to the Closing Date; provided, however, that no such service shall be credited for the purpose of determining an accrued benefit under any pension plan (other than any Assumed Plan as set forth below) of the Purchaser or the Purchased Company (except to the extent such service is recognized under any Assumed

Plan as of the Closing Date) or to the extent that would result in a duplication of benefits; (ii) to allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Business Benefit Plans immediately prior to the Closing Date; and (iii) if any of the benefit plans are terminated prior to the end of the plan year that includes the Closing Date, to credit the Retained Employee with any expenses that were covered by the plans for purposes of determining deductibles and other applicable limits under any similar replacement plans.

(e)  Purchaser shall cause each Purchased Company to honor the accrued and unused vacation and personal holiday amounts (including any earned vacation or personal holiday pay to be used in future years) each Retained Employee is entitled to use but has not used as of the Closing Date and Purchaser shall discharge such obligations in the Ordinary Course after Closing.

(f)  All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any third-party beneficiary or other right in any other Person, including any employee or former employee of the Sellers or any of their Subsidiaries or any participant or beneficiary in any Business Benefit Plan.

(g)  This Section 8.6 shall survive the Closing, is intended to benefit Purchaser and the Purchased Companies, and shall be binding on the Purchaser and the Purchased Companies.  Nothing set forth in this Section 8.6 shall confer any rights or remedies upon any employee or former employee of the Business, any Retained Employee or upon any other Person other than the parties hereto and their respective successors and assigns.  Nothing in this Section 8.6 shall obligate Purchaser or the Purchased Companies to continue the employment of any Retained Employee for any specific period.  Notwithstanding the foregoing, nothing in the preceding or any other provision of this Agreement shall be interpreted to interfere with Purchaser’s rights to amend or terminate any of the employee benefit plans, programs, policies and arrangements maintained by Purchaser or any Purchased Company, or interpreted as an amendment or other modification of any Business Benefit Plan; provided, however, that this provision shall not relieve Purchaser from its obligations set forth in Section 8.6(c) (it being understood and agreed that all benefits (excluding severance) currently provided by Purchaser to its employees are substantially similar in the aggregate to such benefits currently provided to the Business Employees in similar geographical locations).

8.7  Employee Plans.

(a)  Each Retained Employee who is a participant in the Tyco (US) Retirement Savings and Investment Plan IV and V (collectively, the “Seller Savings Plans”) shall cease to be an active participant under the Seller Savings Plans effective as of the Closing Date.  On or prior to the Closing Date, Purchaser shall cause (to the extent it does not already meet the following requirements) the AECOM Technology

Corporation Retirement & Savings Plan (the “Purchaser Savings Plan”) to (i) be qualified under Section 401(a) of the Code and (ii) include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code in which Retained Employees shall be immediately eligible to participate.  Effective as of the Closing Date, Sellers shall take such actions necessary to fully vest each Retained Employee in his or her account balance under the Seller Savings Plans.  As soon as practicable, but no later than sixty (60) days following the Closing Date, the Sellers shall use commercially reasonable efforts to take or cause to be taken such actions so that the Seller Savings Plans shall transfer to the Purchaser Savings Plan, and Purchaser agrees to use commercially reasonable efforts to cause the Purchaser Savings Plan to accept such transfer, via a trust-to-trust transfer, the account balance (including promissory notes evidencing all outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code) of each Retained Employee under the Seller Savings Plans as of the valuation date next preceding the date of transfer and such transfer shall be made in accordance with the requirements of the Code and ERISA.  Such transfer shall be subject to Sellers’ receipt of evidence satisfactory to them that the Purchaser Savings Plan is qualified under Sections 401(a) and 401(k) of the Code, which evidence may include a current determination letter from the IRS indicating that the Purchaser Savings Plan is qualified under Sections 401(a) and 401(k) of the Code.  Following such transfer, Purchaser shall, or shall cause its Affiliates to, assume all Liabilities of Parent, Sellers and their Affiliates under the Seller Savings Plans to provide benefits to or on behalf of the Retained Employees to the extent of the account balances so transferred, and neither the Seller Savings Plans nor Parent, Sellers or their Affiliates shall have any obligation to Purchaser or any of its Affiliates or with respect to any Retained Employee with respect thereto.

(b)  On the Closing Date, Parent, Sellers and Purchaser shall take all actions necessary to assign the sponsorship of the Seller Pension Plan to the Purchaser, and the Purchaser shall accept the sponsorship of the Seller Pension Plan, shall receive the assets and assume all Liabilities of such Seller Pension Plan, and shall hold Parent, each Seller and their respective Affiliates harmless regarding the same.  Effective as of the Closing Date, Purchaser shall establish a trust (the “Purchaser’s Pension Plan Trust”) that meets the requirements of the Code and ERISA applicable to a trust established to hold assets of an Employee Benefit Pension Plan qualified under Section 401(a) of the Code.  As soon as practicable after the Closing Date, (i) Parent shall cause the master trustee of the trust that holds the assets of the Seller Pension Plan to transfer to the trustee of the Purchaser’s Pension Plan Trust the assets relating to the Seller Pension Plan.  Such transfer shall be subject to Parent’s receipt from the Purchaser of a copy of the Purchaser’s Pension Plan Trust and such information as is satisfactory to Parent and the trustee of the Seller Pension Plan prior to the Closing Date to establish that the Purchaser’s Pension Plan Trust meets all applicable requirements of ERISA and the Code.  The amount so transferred shall be reduced by any distribution or other benefit payments that are made under the Seller Pension Plan with respect to any participant in the Seller Pension Plan in pay status or who is entitled to payment on or prior to the Closing Date or any Retained Employee who retires, dies or otherwise terminates his service with Purchaser after the Closing Date and before the transfer of assets described in this Section 8.7(b).  Parent shall cause the benefit payments referred to in the preceding sentence to be made from the Seller Pension Plan until the transfer of assets described in this Section 8.7(b) shall occur. Upon consummation of such assignment of sponsorship and transfer of assets, the Parent, Sellers and their Affiliates shall not have any further Liability to any participant in the Seller Pension Plan and, notwithstanding the Closing, Purchaser shall indemnify and hold harmless each of the fiduciaries of the Seller Pension Plan, Parent, each Seller and all Affiliates, employees, officers, directors and advisors of any of the foregoing with respect to any Liabilities which arise out of any claims for benefits made by any participant in the Seller Pension Plan with respect to the Seller Pension Plan.

(c)  Effective as of the Closing Date, Purchaser shall use commercially reasonable efforts to have, or to cause its Affiliates to have, the AECOM Corporation Stock Purchase Plan or such substantially similar non-qualified deferred compensation plan (the “Purchaser Deferred Compensation Plan”) in effect so that each Retained Employee who is eligible to be a participant in the Tyco International (US) Inc. Supplemental Executive Retirement Plan and/or the Tyco Supplemental Savings and Retirement Plan (collectively, the “Seller Deferred Compensation Plans”) shall be immediately eligible to participate in the Purchaser Deferred Compensation Plan.  As soon as practicable, but no later than sixty (60) days following the Closing Date, Purchaser shall use commercially reasonable efforts to take or cause to be taken such actions.  Neither Purchaser nor any of its Affiliates shall assume or have any Liability with respect to the Seller Deferred Compensation Plans and any Retained Employee’s participation thereunder.

(d)  Effective on and after the Closing Date, Purchaser shall, or shall cause its Affiliates to, (i) assume (or retain as applicable) the sponsorship of the U.S. Business Benefit Plans and Non-U.S. Business Benefit Plans identified with an asterisk on Schedule  5.7(a) or Schedule 5.7(l), as applicable, (the “Assumed Plans”), (ii) assume (or retain as applicable) all Liabilities and responsibilities of the applicable Sellers (or applicable Affiliate of a Seller) under the Assumed Plans and the portion of the Seller Savings Plans attributable to Retained Employees (the “Assumed Plan Liabilities”) and (iii) indemnify Parent, Sellers and their respective Affiliates against, and hold Parent, Sellers and their respective Affiliates harmless from, all Losses suffered or incurred to the extent arising out of or related to the Assumed Plan Liabilities.  Except as otherwise required by applicable Law, effective as of the Closing Date, each Non-U.S. Business Employee and U.S. Business Employee employed by the Purchased Companies and their Subsidiaries at the Closing shall cease to participate in, or accrue any benefits under, all U.S. Business Benefit Plans and Non-U.S. Business Benefit Plans that are not an Assumed Plan.  At the request of Purchaser, between the date hereof and the Closing Date, Sellers will cooperate with Purchaser, to the extent reasonable, in Purchaser’s establishment of its own health and welfare and other benefit plans, including providing Purchaser with copies of existing plan documents, third party administrator and vendor contracts and other relevant employee data.

(e)  Purchaser shall have in effect as of the Closing Date,  flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”) that provide benefits to U.S. Business

Employees who had flexible spending reimbursement accounts immediately prior to the Closing in the Tyco Flexible Spending Accounts Plan, a plan intended to qualify under Section 125 of the Code (the “Seller Cafeteria Plan”), and Purchaser agrees to cause the Purchaser Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts from the Seller Cafeteria Plan and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employee under the Seller Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing.   As soon as administratively practicable following the Closing Date, (A) the Sellers shall transfer to the Purchaser Cafeteria Plan an amount equal to the net Purchaser Cafeteria Plan flexible spending account balances with respect to Transferred Employees, to the extent the aggregate amount of such account balances is greater than zero or (B) Purchaser shall transfer to the Sellers an amount equal to the net Purchaser Cafeteria Plan flexible spending  account balances with respect to Transferred Employees, to the extent the aggregate amount of such account balances is less than zero.   From and after the Closing Date, Purchaser shall assume and be solely responsible for all claims by Transferred Employees under the Seller Cafeteria Plan, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing.

(f)  Notwithstanding the foregoing, nothing in the preceding or any other provision of the Agreement shall be interpreted to interfere with Purchaser’s rights to amend or terminate any of the employee benefit plans, programs, policies and arrangements maintained by Purchaser or any Purchased Company, or interpreted as an amendment or other modification of any Business Benefit Plan.

8.8  Replacement Letters of Credit, Bank Guarantees and Surety Bonds.

(a)  Purchaser covenants and agrees that it shall:

(1)  obtain new letters of credit, bank guarantees and surety bonds (the “Replacement Letters of Credit, Bank Guarantees and Surety Bonds”) to substitute for and replace the Letters of Credit, Bank Guarantees and Surety Bonds that are outstanding as of the Closing Date and are set forth in Section I of Schedule 8.8, and Purchaser shall use commercially reasonable efforts to cause such Letters of Credit, Bank Guarantees and Surety Bonds to be canceled and terminated as of the Closing Date and Parent and its Affiliates shall have no further obligation or Liability (contingent or otherwise) under such Letters of Credit, Bank Guarantees and Surety Bonds from and after the Closing Date; provided, however that if any such Letter of Credit, Bank Guarantee or Surety Bond cannot be terminated as of the Closing Date, Purchaser shall (A) cause such Letter of Credit, Bank Guarantee and Surety Bond to be cancelled and terminated on or before a date not later than sixty (60) days from the Closing Date and (B) reimburse Parent for all payments made by any Seller or any Affiliate of a Seller (other than a Purchased Company or a Subsidiary of a Purchased Company ) following the Closing with respect to any obligation pursuant to such Letter of Credit, Bank Guarantee or Surety Bond;

(2)  reimburse Parent (within ten (10) days of Purchaser’s receipt of a demand for reimbursement), up to a maximum of $5 million in the aggregate, for all payments made by any Seller or any Affiliate of a Seller (other than a Purchased Company or a Subsidiary of a Purchased Company) with respect to any obligation pursuant to a Letter of Credit, Bank Guarantee or Surety Bond involving a project that, as of the Closing Date, is 95% or more complete (which, for the avoidance of doubt, includes completed projects);

(3)  reimburse Parent (within ten (10) days of Purchaser’s receipt of a demand for reimbursement) for all payments made by any Seller or any Affiliate of a Seller (other than a Purchased Company or a Subsidiary of a Purchased Company) with respect to any obligation pursuant to a Letter of Credit, Bank Guarantee or Surety Bond that expires, or otherwise terminates pursuant to its terms, within sixty (60) days from the Closing Date; and

(4)  use commercially reasonable efforts to assist Parent with causing each Letter of Credit, Bank Guarantee and Surety Bond described in items (2) and (3) above to be cancelled and terminated at the earliest date possible following the Closing.

(b)  Purchaser further covenants and agrees that it shall use its best efforts to obtain the release of the Parent Guaranties set forth in Section II of Schedule 8.8 at the Closing, subject to the terms and conditions of the Guaranty Indemnification Agreement.

(c)  For the avoidance of doubt, and notwithstanding anything to the contrary herein, (i) Schedule 8.8 shall not be provided on the Effective Date, rather, Sellers shall provide Schedule 8.8 (which shall be current as of a date not more than fifteen (15) days prior to the Closing Date) to Purchaser not more than ten (10) but not less than five (5) Business Days prior to the Closing and (ii) Purchaser shall have no responsibility or obligation with respect to any Letter of Credit, Bank Guarantee or Surety Bond set forth in Section III Schedule 8.8.

8.9  No Negotiation.   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Parent shall not, and shall ensure that no Seller or Purchased Company (or any Subsidiary thereof) and no Representative or Affiliate of any Seller or Purchased Company (or any Subsidiary thereof) shall, directly or indirectly, except with respect to Prospective Acquirers: (a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) relating to or in connection with a possible Acquisition Transaction; or (c) encourage or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction. Parent shall promptly (and in any event within 48 hours of receipt thereof) notify Purchaser in writing of any credible inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by Parent, Seller or Purchased Company (or any Subsidiary thereof) or any Representative or Affiliate of such.

8.10         Brokers.  Regardless of whether the Closing shall occur, Parent shall indemnify Purchaser and its Subsidiaries (including, after the Closing, the Purchased Companies) against, and hold the Purchaser and its Subsidiaries (including, after the Closing, the Purchased Companies) harmless from, any and all Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers or finders retained or engaged by a Seller or any of its Subsidiaries in respect of the transactions contemplated by this Agreement, including, the fees of UBS Investment Bank, and (b) Purchaser shall indemnify Parent, Sellers and their respective Subsidiaries against, and hold Parent, Sellers and their respective Subsidiaries harmless from, any and all Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers or finders retained or engaged by Purchaser or any of its Subsidiaries in respect of the transactions contemplated by this Agreement.

8.11         Further Assurances.  Each Seller shall (and shall cause its Subsidiaries to) from time to time after the Closing Date, at Purchaser’s request, execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further Consents, as Purchaser may reasonably require in order to fully effect the conveyance and transfer to Purchaser or its designees, or perfect Purchaser’s or its designees’ right, title and interest in, the Target Shares and the Purchased Assets, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  In addition, each Seller shall take such action as is commercially reasonable to keep in full force and effect any Contract of the Business that cannot be or is otherwise not assigned to Purchaser or its Subsidiaries at the Closing and take such action as is commercially reasonable to provide for the benefit of Purchaser or its Subsidiaries any and all rights of such Seller under any such Contract.

8.12         Identified Claims.   Notwithstanding anything to the contrary herein:

(a)  Parent will defend, indemnify and hold harmless Purchaser and its Subsidiaries for any Losses arising from or relating to any and all Identified Claims as set forth on Schedule 8.12.

(b)  Parent shall have the sole and exclusive authority and control over all matters pertaining to the Identified Claims, including the investigation, prosecution, defense and appeal of the Identified Claims, and may settle or compromise, or consent to the entry of any judgment with respect to any Identified Claim, without the consent of Purchaser or any of its Subsidiaries so long as such settlement, compromise or consent to the entry of any judgment does not create a liability for the Business or any of the Purchased Companies or adversely affect in any material respect Purchaser’s ability to operate the Business or otherwise adversely affect in any material respect its rights or title to any Purchased Assets, any Purchased Company (including any Subsidiary thereof) or any Non-Controlled Entity and any Purchased Company is fully released from such Identified Claim.

(c)  Purchaser shall provide its reasonable cooperation to Parent in connection with all of the foregoing.  Such agreement to cooperate includes, but is not limited to, an obligation to provide reasonable access to witnesses and to provide information and documents and respond to discovery requests.  In all such cases, cooperation shall be timely so that Parent may meet all court-imposed deadlines.  Parent shall promptly reimburse Purchaser for all reasonable out-of-pocket costs and expenses, including legal fees, incurred by Purchaser in connection with its cooperation pursuant to this Section 8.12(c).

(d)  The parties acknowledge and agree that Parent shall be entitled to the ownership and benefit of any and all recoveries in the Identified Claims, whether by judgment, settlement or otherwise and, to the extent any such recovery is paid to Purchaser or any of its Subsidiaries, such amounts shall be immediately paid over to Parent.

8.13   Collections of Accounts Receivable.   To the extent not inconsistent with the terms of the Transition Services Agreement, subject to the terms and conditions of this Section 8.13, after the closing and on a daily basis, Purchaser shall promptly (but in no event later than ten (10) days after receipt thereof) deliver to Sellers any cash, checks or other property that Purchaser receives following the closing to the extent relating to the accounts receivable or the operations of an Excluded Business. After the closing and on a daily basis, Sellers shall promptly (but in no event later than ten (10) days after receipt thereof) deliver to Purchaser any cash, checks or other property that Sellers receive to the extent relating to the Business, Purchased Assets, Purchased Companies (including any Subsidiaries thereof) or the Non-Controlled Entities.  Sellers, on the one hand, and Purchaser, on the other hand, will promptly deliver to the other a true copy of any notice of a dispute as to the validity or enforceability of any accounts receivable received from the debtor of such accounts receivable.  Neither Sellers nor Purchaser shall agree to any settlement, discount or reduction of the accounts receivable belonging to the other.  Neither Sellers nor Purchaser shall assign, pledge or grant a security interest in the accounts receivable of the other to any third party or claim a security interest or right in and to the accounts receivable, and payment of the accounts receivable shall not be subject to off-set.  Sellers’ and Purchaser’s collection obligation under this Section 8.13 shall not include any obligation to bring suit, engage a collection agent or take any other legal action for the collection or sale (as the case may be) of the accounts receivable.

8.14   Payments of Accounts Payable.   To the extent not inconsistent with the terms of the Transition Services Agreement, Purchaser, on the one hand, and Sellers, on the other hand, will promptly deliver to the other a true copy of any invoice, notice of accounts payable, or notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owned by the other party.  Should either Purchaser or any Seller discover that it paid an accounts payable belonging to the other party, then Purchaser or Sellers, as applicable, shall provide written notice of such payment to the other party, and Sellers or Purchaser, as applicable, shall within five (5) business days of the receipt of such notice, pay to the party who paid its accounts payable by wire transfer of immediately available funds to the account designated by such party all amounts listed on such notice.

ARTICLE IX
TAX MATTERS

9.1  Tax Indemnification.

(a)  Indemnification by Parent.  From and after the Closing Date, Parent and Sellers shall jointly and severally indemnify Purchaser and its Subsidiaries (including the Purchased Companies and their Subsidiaries) against, and hold Purchaser and its Subsidiaries (including the Purchased Companies and their Subsidiaries) harmless from, (i) any Taxes of Sellers or their Subsidiaries (other than any Taxes described in Section 9.1(b) and any Transaction Taxes allocated to Purchaser pursuant to Section 9.4); (ii) any Taxes of the Purchased Companies and their Subsidiaries with respect to any Pre-Closing Tax Period other than Taxes described in Section 9.1(b); (iii) the Taxes of any Person (other than a Seller, its Subsidiaries, the Purchased Companies and their Subsidiaries) for which any of the Purchased Companies and their Subsidiaries had any Liability before the Closing under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise; (iv) any income Taxes attributable to any election made pursuant to Section 9.12; (v) Taxes arising from any breach of any representation or warranty in Section 5.8 of this Agreement; (vi) any Transaction Taxes allocated to Sellers pursuant to Section 9.4; and (vii) reasonable out-of-pocket costs and expenses, including legal fees, attributable to any item in (i) through (v); provided, however, that Parent and Sellers shall have no obligation to indemnify Purchaser or its Subsidiaries under any provision of this Agreement from and against any Taxes to the extent such Taxes (x) are accrued as a Liability in the Closing Working Capital as finally determined pursuant to Section 2.6, or (y) arise as a direct result of any action taken outside of the Ordinary Course (without regard to past practice), including the amendment of any Tax Return relating to a Pre-Closing Tax Period, by or at the direction of Purchaser or any of its Affiliates after the Closing Date, other than any action contemplated by this Agreement or an Ancillary Agreement (which action shall include the settlement or resolution of any Tax Claim in accordance with Section 9.2).

(b)  Indemnification by Purchaser.    From and after the Closing Date, Purchaser shall indemnify Parent, Sellers and their respective Subsidiaries against, and hold Parent, Sellers and their respective Subsidiaries harmless from, (i) any Taxes of Purchaser, a Purchased Company or any of their Subsidiaries with respect to all Post-Closing Tax Periods, except as a result of the indemnifications provisions provided in Section 9.1(a); (ii) any Taxes of a Purchased Company or any of its Subsidiaries attributable to any transaction outside the Ordinary Course effected by Purchaser or at Purchaser’s direction on the Closing Date and after the Closing, other than any transaction contemplated by this Agreement or an Ancillary Agreement; (iii) any incremental income Taxes attributable to an election under Section 338 of the Code made with respect to any of the Purchased Companies or their Subsidiaries in connection with the transactions contemplated by this Agreement, other than any such Section 338 election to which Sellers consent in writing and any election made pursuant to Section 9.12; (iv) any income Taxes of a Seller, its Subsidiaries or any Purchased Company to the extent such income Taxes result from or are attributable to (A) any distribution by any

Purchased Company after the Closing during a Straddle Period and (B) any transaction occurring or entered into by any Purchased Company after the Closing that causes such Purchased Company to recognize income under Section 951(a) of the Code with respect to any Straddle Period; (v) any Transaction Taxes allocated to Purchaser under Section 9.4; and (vi) reasonable out-of-pocket costs and expenses, including legal fees, attributable to any item in (i) through (iv); provided, however, that Purchaser shall have no obligation to indemnify Parent, Sellers or any of their Subsidiaries under any provision of this Agreement from and against any Taxes to the extent such Taxes (x) are accrued as an asset in the Closing Working Capital as finally determined pursuant to Section 2.6, or (y) arise as a direct result of any action taken outside of the Ordinary Course (without regard to past practice) by or at the direction of Sellers or any of their Affiliates after the Closing Date, other than any action contemplated by this Agreement or an Ancillary Agreement.

(c)  Incremental Income Taxes.  For purposes of Section 9.1(b)(iii) above, the incremental income Taxes attributable to an applicable election under Section 338 of the Code shall be equal to the excess, if any, of (i) the actual liability for Taxes resulting from the transaction to which such election applies over (ii) the hypothetical liability for such Taxes had such election not been made.

(d)  Limitations on Indemnification.  Under no circumstance shall Purchaser, or any Subsidiary thereof, be entitled to indemnification under this Section 9.1 for an NWE Tax Obligation in excess of the Indemnification Allocation of such NWE Tax Obligation.

9.2  Procedures Relating to Tax Indemnification.

(a)  If a claim for Taxes, including notice of a pending audit, shall be made by any Tax Authority in writing, which, if successful, could result in an indemnity payment pursuant to Section 9.1 (any such claim, a “Tax Claim”), the party seeking indemnification (the “Tax Indemnified Party”) shall notify the other party (the “Tax Indemnifying Party”) in writing of the Tax Claim within the shorter of (i) fifteen (15) Business Days after receipt of such Tax Claim or (ii) a period equal to one half of the number of Business Days from the date such Tax Claim is received until the first date a response is due with respect thereto.  If notice of a Tax Claim is not given to the Tax Indemnifying Party within such period or in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party is actually prejudiced as a result thereof.

(b)  The Tax Indemnifying Party may, at its election and at its own expense, control all proceedings taken in connection with any Tax Claim (including selection of counsel) and may either pay the Tax Claim and sue for a refund where applicable Law permits such refund suits or contest such Tax Claim; provided, however, that the Tax Indemnifying Party shall not settle or otherwise compromise such Tax Claim (i) without the Tax Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld); or (ii) unless the Tax Indemnifying Party agrees to indemnify the

Tax Indemnified Party (and its Affiliates) from and against any Liability for Taxes resulting from such settlement or compromise and such settlement or compromise does not result in any change in accounting method for Tax purposes that affects a Post-Closing Tax Period.  If the Tax Indemnifying Party elects to control such Tax Claim, the Tax Indemnifying Party shall keep the Tax Indemnified Party informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Tax Authority) and the Tax Indemnified Party shall have the right to attend (and, to the extent that the resolution of such Tax Claim could materially adversely affect the Liability of the Tax Indemnified Party for Taxes for which it is not indemnified pursuant to Section 9.1(a), participate in), using counsel of its own choosing and at its own expense, all proceedings (including meetings and conference calls) relating to any Tax Claim.  If the Tax Indemnifying Party elects not to control any proceedings relating to a Tax Claim, the Tax Indemnified Party shall control such proceedings but shall not settle or compromise such Tax Claim without the Tax Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

9.3           Tax Returns.

(a)  Parent and each Seller shall prepare or cause to be prepared and timely file or cause to be filed, with respect to all taxable periods, (i) all Combined Returns (as defined below) and (ii) all Parent Separate Returns (as defined below); and  Purchaser shall prepare or cause to be prepared and timely file or cause to be filed, with respect to Pre-Closing Tax Periods, all Purchased Company Separate Returns (as defined below) that have not been filed on or before the Closing Date.  All such Combined Returns (to the extent relating to the Purchased Companies, their Subsidiaries or the Business) and Purchased Company Separate Returns shall be prepared, to the extent permitted by Law, in a manner consistent with prior practice of the applicable Purchased Company, and copies thereof (or, in the case of such Combined Returns, copies of the relevant portions thereof) shall be submitted to the other party at least 30 days prior to the applicable due date (i) for review and approval, such approval not to be unreasonably withheld, if the other party bears liability for Taxes pursuant to Section 9.1 with respect to such Tax Returns; and (ii) for review and comment, with the preparing party considering in good faith any reasonable comments thereto, in each other case.  Sellers shall pay or cause to be paid when due and payable all Taxes attributable to Pre-Closing Tax Periods with respect to all such Tax Returns to the extent such Taxes are not accrued as a Liability in the Closing Working Capital as finally determined pursuant to Section 2.6.

(b)  Sellers, the Purchased Companies and Purchaser shall, at their own cost and expense, reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(c)  Any refunds or credits of Taxes attributable to Pre-Closing Tax Periods of the Purchased Companies or their Subsidiaries, plus any interest received with respect thereto from the applicable Tax Authority (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date) shall be for the account of Sellers to the extent such Taxes were paid by Sellers or any Affiliate of Sellers (including the Purchased Companies and their Subsidiaries prior to the Closing Date) and shall be paid, net of any Tax cost to Purchaser and its Affiliates, by Purchaser to Sellers within ten (10) Business Days after Purchaser or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is actually recognized by Purchaser or any of its Affiliates, except to the extent any such refund is reflected as a current asset in the Closing Working Capital as finally determined pursuant to Section 2.6.  At Sellers’ expense, Purchaser shall, if reasonably requested by Sellers, file for, or cause to be filed for, and use its reasonable best efforts to obtain and expedite the receipt of, any refund to which Sellers are entitled to under this Section 9.3(c).

(d)  Within thirty (30) days of the close of a Tax year of Purchaser in which any current or former officer or employee (or any dependent or beneficiary thereof) of any Purchased Company or Subsidiary thereof (i) is required to include in income any amount as a result of the lapse of any restriction with respect to shares of Tyco International Ltd. stock issued pursuant to a Business Benefit Plan, (ii) receives any amount under a Seller Deferred Compensation Plan, or (iii) exercises any option to purchase stock of Tyco International Ltd. pursuant to a Business Benefit Plan, Purchaser shall pay to the applicable Seller (as directed by Parent) an amount (net of any Tax cost to Purchaser or any of its Affiliates) equal to the product of (x) the gross amount of the deduction allowed or allowable to Purchaser or any of its Affiliates in computing its liability for Taxes (without regard to whether such deduction in fact reduces such liability) attributable to or resulting from the lapse of such restriction, the payment of such amount, or the exercise of such option and (y) thirty-eight percent (38%); provided, however, that this Section 9.3(d) shall apply only to lapses of restrictions, amounts received, or options exercised of this Section 9.3(d) on or before December 31, 2011.  If a Tax Authority disallows or threatens to disallow a deduction described in this Section 9.3(d), the provisions of Section 9.2 shall apply to such claim and Parent shall be treated as the Tax Indemnifying Party.  If all or a portion of the disallowance is upheld pursuant to a final settlement with the Tax Authority or by an administrative or judicial decision from which no appeal can be taken or the time for taking any such appeal has expired, Parent or the applicable Seller shall pay to Purchaser an amount equal to (i) the amount paid by Purchaser to the applicable Seller with respect to such deduction pursuant to this Section 9.3(d) (plus any interest or penalties paid by Purchaser with respect to such disallowance) less (ii) the product of (a) the amount of the deduction allowed, if any, and (b) thirty-eight percent (38%).

(e)  Prior to Closing, Sellers shall have made available to Purchaser, at Purchaser’s expense, (i) all material federal, state, local, and foreign Tax Returns of or including the Purchased Companies (and any predecessor of a Purchased Company) and their Subsidiaries (or in the case of any Combined Return, the relevant portions thereof) for tax years 2004 through 2006 reasonably requested by Purchaser and within the possession of Sellers or their Affiliates, and (ii) complete and accurate copies of all material audit or examination reports and statements of deficiencies assessed against or agreed to by the Purchased Companies or any of their Subsidiaries since December 31, 2006.

(f)  Solely with respect to U.K. Taxes:

(1)  The Purchased Companies and Purchaser shall immediately sign and make such claims and elections and give such consents (including provisional or final claims to claim or surrender group relief in respect of any Pre-Closing Tax Period ) and comply with all procedural requirements in respect of making or giving of such claims or consents as the Parent or any Affiliate of Parent, in its absolute discretion, directs in writing.  Neither the Parent nor any Affiliate of the Parent shall be liable to make any payment to the Purchaser or any Purchased Company for any group relief surrendered to any Affiliate of the Parent in accordance with this Section 9.3(f).

(2)  Neither the Purchaser nor Purchased Companies shall do any act or thing (including in particular the carry back of losses from accounting periods ending after Closing under section 393A of the Taxes Act 1988 or section 83 of the Finance Act 1996) after Closing which:

(A) affect the ability of any Affiliate of the Parent to make claims for allowances or group relief, to accept surrenders of group relief in respect of any Pre-Closing Tax Period; or

(B) would reduce or extinguish any relief or allowance relating to any Pre-Closing Tax Period.

(g)  Neither the Purchaser nor Purchased Companies shall amend, disregard, withdraw or disclaim any elections, claims or benefits (including without limitation, elections or claims under section 402 of the Taxes Act 1988 (group relief)) or disclaim or withdraw any initial or writing down allowances or any other capital allowances in respect of any Pre-Closing Tax Period.

9.4           Transaction Taxes.   Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, excise, stamp, registration and other such Taxes imposed by or payable to any jurisdiction or any Governmental Body (collectively, “Transaction Taxes”) arising from the transactions contemplated by any provision of this Agreement or in connection with any Ancillary Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers.  Notwithstanding the foregoing, all value added taxes (including, but not limited to, VAT, GST and other similar taxes) shall be borne one hundred percent (100%) by the Purchaser.  It is the understanding of the parties that the asset sale in Australia should qualify as a transfer of business and should not be subject to GST.  However, should the Seller be liable to charge and account for GST it shall issue a valid GST invoice to the Purchaser.  All necessary Tax Returns with respect to all such Transaction Taxes and value added taxes shall be filed by the party responsible for the filing of any such Tax Returns under applicable Law.  For the avoidance of doubt, Transaction Taxes do not include income Taxes, and the Purchase Price set forth in Section 2.3 is exclusive of any Transaction Taxes and value added taxes payable.

9.5           Records Retention.  Each of Parent and Purchaser shall retain (or cause its applicable Subsidiaries to retain) all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of the Purchased Companies with respect to any Pre-Closing Tax Period until the expiration of the later of (i) the seventh (7th) anniversary of the Closing Date or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof.  Thereafter, each of Parent and Purchaser shall not destroy or dispose of any such Tax Returns, schedules, or work papers or any other material records or other documents relating thereto without giving written notice to the other party of such pending destruction or disposal and offering such other party the right to copy such documents and information.  Parent or Purchaser, as the case may be, shall be entitled to destroy or dispose of any such Tax Returns, schedules, and work papers and all material records and other documents relating thereto described in such notice if such other party fails to request copies thereof within ninety (90) days after receipt of the notice described in this Section 9.5.

9.6           Exclusivity; Dispute Resolution .  Except with respect to Sections 13.1(b), 13.1(c), 13.1(d) and 13.4(a), this ARTICLE IX, and not ARTICLE XIII, shall govern the administration of all Tax Claims, the retention of Tax records, and the determination of, procedures for, and all other matters related to Taxes arising under this Agreement.  Any dispute regarding Taxes arising under this ARTICLE IX shall be resolved in accordance with the procedures set forth in Section 2.6(e).

9.7           Tax Sharing Agreements .  Sellers shall release or cause the release of each Purchased Company or Subsidiary thereof from any obligation under any existing agreement relating to the allocation or sharing of Taxes (the “Tax Sharing Agreements”) to which any Person (other than any other Purchased Company or Subsidiary thereof) is a party.  For the avoidance of doubt, Sellers shall cause each Purchased Company and Subsidiary thereof to have no obligation under any Tax Sharing Agreement to any Person (other than another Purchased Company or Subsidiary thereof) for the payment of Taxes after the Closing.

9.8           FIRPTA Certificate.  Prior to the Closing, the Sellers shall have delivered to Purchaser such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to Purchaser, certifying that the purchase of the Target Shares and the Purchased Assets is exempt from withholding under Section 1445 of the Code.

9.9           Characterization of Indemnification Payments; Withholding.  Unless otherwise required by Law, all payments made pursuant to ARTICLE IX or ARTICLE XIII hereof shall be treated for all Tax purposes as adjustments to the Purchase Price.

9.10         Closing of Tax Years; Straddle Period.  To the extent permitted by Law, Sellers, the Purchased Companies, and/or Purchaser, as applicable, shall close each taxable period of each Purchased Company as of the close of the Closing Date.  For purposes of this ARTICLE IX, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Purchased Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which a Purchased Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Purchased Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

9.11         Waiver of Loss Carrybacks.  To the extent permitted by Law, Purchaser shall, and shall cause its Affiliates to, relinquish pursuant to Treasury Regulation section 1.1502-21(b)(3)(ii)(B) (or any similar provision of state, local, or foreign Law), with respect to all net operating losses attributable to any Purchased Company or Subsidiary thereof, the portion of the carryback period for which such Purchased Company or Subsidiary was a member of a consolidated group of which Parent or any of its Affiliates is or was the common parent.  To the extent that a Seller or its Subsidiary receives a refund or actually realizes a credit as a result of the carryback of a Tax asset of a Purchased Company or Subsidiary thereof arising in a Post-Closing Tax Period, such Seller or Subsidiary shall pay to Purchaser, within ten (10) Business Days after receipt of such refund or after the relevant Tax Return is filed that reflects such realization, the amount of such refund or credit (together with any interest received thereon and net of any Tax cost to such Seller or Subsidiary).  At Purchaser’s expense, the Sellers shall, if reasonably requested by Purchaser, file for, or cause to be filed for, and use its reasonable best efforts to obtain and expedite the receipt of, any refund to which Purchaser is entitled to under this Section 9.11.

9.12         Section 338(h)(10) Election.

(a)  At the request of Sellers, which request shall be made in writing no later than the Closing Date, Purchaser shall join with Sellers (or an appropriate Affiliate of a Seller) in making an election under Section 338(h)(10) of the Code and the Treasury Regulations thereunder, and any corresponding or similar elections under U.S. state or local Tax laws (collectively, the “Section 338(h)(10) Election”) with respect to the purchase and sale of any Target Shares hereunder.  In the event that Sellers do not request that Purchaser join in making the Section 338(h)(10) Election, the remainder of the provisions of this Section 9.12 shall not apply

(b)  Sellers shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election, subject to prior review and approval by Purchaser and the procedures set forth in this Section 9.12.  For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Purchaser shall execute two copies of Internal Revenue Service Form 8023 (or successor form) with respect to the sale of the applicable Target Shares.  Purchaser shall execute (or cause to be executed) and deliver to Sellers such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least thirty (30) days prior to the date such Section 338(h)(10) Election is required to be filed.

(c)  As soon as practicable after the Closing, Sellers shall deliver to Purchaser an allocation of the purchase price for the Target Shares for which Sellers have exercised their rights under Section 9.12(a) (and any liabilities of the Purchased Company existing immediately after the Closing) for purposes of the Section 338(h)(10) Election.  Sellers shall prepare the allocation in a manner consistent with the allocation method set forth in Treasury Regulation Section 1.338-6.  Unless Purchaser notifies Sellers in writing that it disagrees with the allocation within ten (10) Business Days after receipt thereof, the allocation shall be conclusive and binding on Purchaser and Sellers.  If Purchaser notifies Sellers in writing of its disagreement with the allocation within such ten (10) Business Day period, then Purchaser and Sellers shall attempt to resolve their differences with respect thereto within thirty (30) days after such Sellers’ receipt of Purchaser’s written notice of disagreement.  Any dispute regarding the allocation not resolved by Purchaser and Sellers within such thirty (30) day period will be resolved by an Accounting Firm mutually acceptable to both parties or, in the absence of agreement, by an accounting firm of national reputation selected by lot after eliminating Sellers’ and Purchaser’s principal outside accountants and one additional firm designated as objectionable by each of Sellers and Purchaser.  The determination by the Accounting Firm so selected of the allocation shall be conclusive and binding upon the parties.  The fees and expenses of such accounting firm in acting under this Section 9.12(c) shall be shared equally by Purchaser and Sellers.  Purchaser and Sellers shall file, and shall cause their Affiliates to file, all Tax Returns (and all statements, forms, and schedules in connection therewith) in a manner consistent with such allocation and with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so under applicable Law

(d)  To the extent permitted by U.S. state or local Tax Law, the principles and procedures of this Section 9.12 shall also apply with respect to a Section 338(h)(10) Election or equivalent or comparable provision under U.S. state or local Law.

9.13         Definitions.  As used in this ARTICLE IX:

(1)          “Combined Return” means a consolidated, combined or unitary Tax Return that includes a Seller or any of its Affiliates (other than the Purchased Companies and their Subsidiaries), on the one hand, together with one or more Purchased Companies or Subsidiaries thereof, on the other hand.

(2)          “Parent Affiliated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) without regard to the exclusions in Section 1504(b)(1) through (8) of the Code) of which a Tyco International Ltd. is the common parent (and any predecessor or successor to such affiliated group).

(3)          “Parent Separate Returns” shall mean any Tax Return required to be filed by any member of the Parent Affiliated Group that does not include any of the Purchased Companies or their Subsidiaries.

(4)          “Purchased Company Separate Return” means any Tax Return required to be filed by any of the Purchased Companies or their Subsidiaries that does not include Parent, any Seller or any of their respective Subsidiaries.

ARTICLE X
CONDITIONS TO THE CLOSING

10.1         Conditions to Obligations of Parent and Sellers.  The obligations of Parent and Sellers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or written waiver by Parent), at or prior to the Closing Date, of each of the following conditions:

(a)          Accuracy of Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (disregarding all qualifications as to knowledge and materiality (including any qualifications as to Material Adverse Effect) contained in the text of the representation and warranty) on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date), except for inaccuracies that, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect.

(b)         Compliance with Agreements and Covenants.  All the covenants and agreements contained in this Agreement to and the Ancillary Agreements to be complied with by Purchaser on or before the Closing will have been complied with and performed in all material respects.

(c)          Certificate of Compliance.  Purchaser shall have delivered to Parent a certificate dated as of the Closing Date, signed by Purchaser, certifying as to compliance with Section 10.1(a) and Section 10.1(b).

(d)   Antitrust Approvals.  All applicable waiting periods and clearances pursuant to the HSR Act and Applicable Non-U.S. Antitrust Approvals shall have unconditionally expired, been terminated or been obtained.

(e)          No Adverse Order.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto will use their reasonable best efforts to have any such Law or Governmental Order vacated or declared inapplicable to the transactions contemplated hereby before the Closing Date.

(f)  Transition Services Agreement.  The form and substance of the Transition Services Agreement shall have been mutually agreed upon by Purchaser and Parent and/or the applicable Sellers (or its or their Subsidiaries), and Purchaser shall have delivered to Parent and/or such Sellers or such Subsidiaries a copy of the Transition Services Agreement, to the extent Purchaser or any of its Subsidiaries is to be a party thereto, duly executed by Purchaser or such Subsidiary (to the extent a party thereto), unless, with respect to the Transition Services Agreement, Parent or a Seller, as applicable, breached its obligation to negotiate the Transition Services Agreement in good faith and in accordance with Section 8.4(a), in which case the conditions set forth in this Section 10.1(f) shall be deemed waived with respect to such Transition Services Agreement.

(g)  Guaranty Indemnification Agreement.  Purchaser shall have delivered to Parent a copy of the Guaranty Indemnification Agreement, duly executed by Purchaser.

(h)  Deliverables.  Purchaser shall have delivered or caused to be delivered all closing deliveries set forth in Section 11.2.

(i)  Absence of Proceedings.  There shall be no Proceeding brought by any Governmental Body pending against any Seller, Purchaser or any of the Purchased Companies or any of their respective Affiliates (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the transactions contemplated hereby, (ii) that would result in the transactions contemplated hereby being rescinded following consummation, (iii) seeking material damages in connection with the consummation of the transactions contemplated hereby; (iv) seeking to compel a Purchased Company, Seller, Purchaser or any of their Affiliates to dispose of or hold separate any material assets as a result of the Transactions; or (v) seeking to impose any criminal sanctions or Liability on a Purchased Company, Seller, Purchaser or any of their Affiliates in connection with the transactions contemplated hereby.

10.2         Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or written waiver by Purchaser), at or prior to the Closing Date, of each of the following conditions:

(a)  Accuracy of Representations and Warranties.  The representations and warranties of Parent and Sellers contained in this Agreement shall be true and correct in all material respects (disregarding all qualifications as to knowledge and materiality (including any qualifications as to Material Adverse Effect) contained in the text of the representation and warranty) as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date), except for inaccuracies that, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect.

(b)  Compliance with Agreements and Covenants.  All the covenants and agreements contained in this Agreement and the Ancillary Agreements to be complied with by Parent or Sellers on or before the Closing will have been complied with and performed in all material respects.

(c)  Certificate of Compliance.  Each Seller shall have delivered to Purchaser a certificate dated as of the Closing Date, signed by such Seller, certifying as to compliance with Section 10.2(a) and Section 10.2(b) and Parent shall have delivered to Purchaser a certificate dated as of the Closing Date, signed by Parent, certifying as to compliance with Section 10.2(a) and Section 10.2(b).

(d)  Antitrust Approvals.  All applicable waiting periods and clearances pursuant to the HSR Act and Applicable Non-U.S. Antitrust Approvals shall have unconditionally expired, been terminated or been obtained.

(e)  No Adverse Order.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto will use their reasonable best efforts to have any such Law or Governmental Order vacated or declared inapplicable to the transactions contemplated hereby before the Closing Date.

(f)  Transition Services Agreement. The form and substance of the Transition Services Agreement shall have been mutually agreed upon by Parent and/or the applicable Sellers (or its or their Subsidiaries) and Purchaser, and Parent and/or such Sellers or Subsidiaries, as applicable, shall have delivered to Purchaser a copy of the Transition Services Agreement, duly executed by Parent and/or such Sellers or such Subsidiaries (to the extent a party thereto), unless, with respect to the Transition Services Agreement, Purchaser breached its obligation to negotiate the Transition Services Agreement in good faith and in accordance with Section 8.4(a), in which case the conditions set forth in this Section 10.2(f) shall be deemed waived with respect to the Transition Services Agreement.

(g)  Guaranty Indemnification Agreement.  Parent shall have delivered to Purchaser a duly executed copy of the Guaranty Indemnification Agreement.

(h)  Consents. All Consents that are set forth on Schedule 10.2(h) shall have been obtained and be reasonably acceptable to Purchaser.

(i)  Deliverables.  Parent and each Seller shall have delivered or caused to be delivered all closing deliveries set forth in Section 11.1;

(j)  Transaction Statement.  Parent shall have delivered the Transaction Statement not more than fifteen (15) and not less than five (5) Business Days prior to the Closing Date;

(k)          Employees.  Parent shall have delivered a resignation of each officer and director of each of the Purchased Companies and their Subsidiaries (that are not employees of the Business) from such position(s) effective as of the Closing Date.

(l)             Absence of Proceedings.  There shall be no Proceeding brought by any Governmental Body pending against any Seller, Purchaser or any of the Purchased Companies or any of their respective Affiliates (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the transactions contemplated hereby, (ii) that would result in the transactions contemplated hereby being rescinded following consummation, (iii) seeking material damages in connection with the consummation of the transactions contemplated hereby; (iv) seeking to compel a Purchased Company, Seller, Purchaser or any of their Affiliates to dispose of or hold separate any material assets as a result of the Transactions; or (v) seeking to impose any criminal sanctions or Liability on a Purchased Company, Seller, Purchaser or any of their Affiliates in connection with the transactions contemplated hereby.

(m)       Audited Financials.  The Sellers and their Subsidiaries shall have prepared and delivered the Subsequent Financial Statements set forth in Section 8.3(d).

(n)         Inter-Company Indebtedness.  All Indebtedness, other than (i) Earth Tech Intercompany Debt and (ii) Indebtedness relating to the trade of goods or services in the Ordinary Course to the extent treated as current liabilities for purposes of the Closing Working capital calculation and owed by a Purchased Company or any of its Subsidiaries, on one hand, to any Affiliate of Parent, on the other hand, shall be eliminated by repayment, capital contribution, distribution, creation of an intercompany loan, forgiveness, or any combination of the foregoing, at the Parent’s sole and absolute discretion, provided that such elimination does not result in any material adverse Tax consequences to Purchaser.

(o)         No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect.

ARTICLE XI

DELIVERIES

11.1         Deliveries by Parent and Sellers.  At the Closing, Parent and Sellers shall deliver or cause to be delivered to Purchaser all of the following, and in the case of executed agreements, documents or instruments, in each case executed by a duly authorized representative of the party on such party’s behalf:

(a)   share certificates representing the Target Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers, and, in those jurisdictions where it is necessary, notarized deeds of transfer reasonably acceptable to Purchaser;

(b)   the certificates referred to in Section 10.2(c);

(c)          the forms and certificates described in Section 9.8;

(d)         a counterpart to the Transition Services Agreement, duly executed by Parent;

(e)          a counterpart to the Guaranty Indemnification Agreement, duly executed by each Seller a party thereto;

(f)            a counterpart to the Bill of Sale, Assignment and Assumption Agreement duly executed by each Seller a party thereto;

(g)         such other agreements, documents, Consents and instruments as may be required by any other provision of this Agreement, including the Transition Services Agreement and Guaranty Indemnification Agreement, or as may reasonably be required to consummate the transactions contemplated by this Agreement; and

(h)         executed assignments with respect to all Registered IP effecting transfer of all right, title and interest in, to, and under such Registered IP to the Purchaser.

11.2         Deliveries by Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered to Parent all of the following, and in the case of executed agreements, documents or instruments, in each case executed by a duly authorized representative of Purchaser (or its applicable designee) on Purchaser’s  (or such designee’s) behalf:

(a)          the Closing Payment in immediately available funds to an account specified in writing by Parent no later than two (2) Business Days prior to the Closing Date;

(b)         subject to Section 8.8, evidence of the Replacement Letters of Credit, Bank Guarantees and Surety Bonds;

(c)          the certificates referred to in Section 10.1(c);

(d)         a counterpart to the Transition Services Agreement, duly executed by Purchaser;

(e)          a counterpart to the Guaranty Indemnification Agreement, duly executed by Purchaser;

(f)            a counterpart to the Bill of Sale, Assignment and Assumption Agreement duly executed by Purchaser; and

(g)         such other agreements, documents, Consents and instruments as may be required by any other provision of this Agreement, including, without limitation the Transition Services Agreement and Guaranty Indemnification Agreement, or as may reasonably be required to consummate the transactions contemplated by this Agreement.

ARTICLE XII
CERTAIN RESTRICTIONS

12.1         Non-Competition.  Parent and each Seller agrees that, except with respect to the Restricted Areas in which the Excluded Businesses operate, from and after the date of this Agreement until three (3) years after the Closing Date (the “Non-Competition Period”) it shall not, and it shall cause its Subsidiaries not to, directly or indirectly, in the Restricted Areas:

(a)   engage in any business, operation or activity that is directly competitive with the business, operations or activities of the Business (a “Competitive Activity”); provided, that the foregoing shall not prohibit Parent and its Subsidiaries from collectively owning up to an aggregate of five percent (5%) of the outstanding shares of any class of capital stock of any publicly traded Person that engages in any Competitive Activity in any Restricted Area (a “Competing Person”) so long as neither Parent nor any of its Subsidiaries has any participation in the management of such Competing Person; or

(b)   solicit away, divert or attempt to solicit away or divert from doing business (with respect to the Business) with Purchaser or any of its Subsidiaries (including, after the Closing, the Purchased Companies) any Person who was a customer or supplier of the Business at any time during the two (2) years prior to the Closing Date.

Notwithstanding anything to the contrary in the foregoing, nothing in this Section 12.1 shall (i) prevent Parent, any Seller or any of their respective Subsidiaries from selling or divesting any or all of its assets or businesses to any Person that is not an Affiliate of Parent or a Seller, and such Person shall in no way be bound by the restrictions set forth in this Section 12.1 or (ii) prohibit Parent, any Seller or any of their respective Subsidiaries from acquiring the whole or any part of a Person which engages in any Competitive Activity in any of the Restricted Areas or the whole or any part of a business which includes any Competitive Activity in any of the Restricted Areas where such Competitive Activities of such Person or business represent less than twenty percent (20%) of the revenues or generated less than $200,000,000 of revenues within the last twelve (12) months for of such Person or business acquired as set out in the latest available annual financial statements of that Person or business.

12.2         Non-Solicitation.

(a)          Parent and each Seller agrees that from and after the date of this Agreement until eighteen (18) months after the Closing Date (the “Non-Solicitation Period”), it shall not, and it shall cause its Subsidiaries not to, directly or indirectly, request or induce any person who is either at any time from the date of this Agreement to the Closing Date employed primarily in connection with the Business or is employed by Purchaser or any of its Subsidiaries to terminate his or her employment with the Business, Purchaser or any of its Subsidiaries (including, after the Closing, the Purchased Companies), or hire during the Non-Solicitation Period any such employee; provided, however, that the foregoing shall not apply (i) to solicitations made by job opportunity advertisements and headhunter searches directed to the general public rather than targeting any employees of Purchaser or any of its Subsidiaries and, with respect to all employees other than senior management of the Business as conducted by Purchaser and its Subsidiaries, the hiring of such employees or (ii) with respect to any employee who has been terminated by such other party prior to (or has voluntarily left his or her employment more than six months prior to) such solicitation or hiring.

(b)         Purchaser agrees that during the Non-Solicitation Period, it shall not, and it shall cause its Subsidiaries not to, directly or indirectly, request or induce any person who is at any time from the date of this Agreement to the Closing Date employed in the Excluded Businesses (other than with respect to the employees being transferred with the Business pursuant to the terms of this Agreement) to terminate his or her employment with the Excluded Businesses, or hire during the Non-Solicitation Period any such employee; provided, however, that the foregoing shall not apply (i) to solicitations made by job opportunity advertisements and headhunter searches directed to the general public rather than targeting any employees of Parent, Sellers or any of their respective Subsidiaries and, with respect to all employees other than senior management of the Excluded Businesses, the hiring of such employees or (ii) with respect to any employee who has been terminated by such other party prior to (or has voluntarily left his or her employment more than six months prior to) such solicitation or hiring.

12.3         Specific Performance.  Parent, Sellers and Purchaser recognize and affirm that in the event of breach by it or any of its Subsidiaries of any of the provisions of this ARTICLE XII, money damages would be inadequate and the other party would have no adequate remedy at law.  Accordingly, Parent, Sellers and Purchaser agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other party’s obligations under this ARTICLE XII not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this ARTICLE XII.  In the event of a breach or violation by Parent, a Seller or Purchaser of any of the provisions of this ARTICLE XII, the Non-Competition Period or Non-Solicitation Period, as applicable, shall be extended by a period equal to (i) the length of the breach or violation of this ARTICLE XII plus (ii) the length of any court proceedings necessary to stop such breach or violation.  Parent, Sellers and Purchaser agree that the other party is not required to post a bond in order for the other party to secure an injunction.

12.4         Severability.  If at any time any of the provisions of this ARTICLE XII shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or  scope of activity, or otherwise, then this ARTICLE XII shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Parent and each Seller expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.  Without limiting the foregoing, if the length of the Non-Competition Period is determined to be unacceptable under applicable Law, the Non-Competition Period shall be modified as determined by a court or other agency of competent jurisdiction or statute, as applicable, to be of the maximum length permitted under applicable Law.

12.5         Use of Trade Names and Trade Marks

(a)  Except as otherwise provided herein, after the Closing, Purchaser shall (and shall cause Purchaser’s Affiliates to) refrain from using any of the Excluded Sellers’ IP, and any other Intellectual Property Rights of Sellers or their Subsidiaries not specifically acquired hereunder (including by the acquisition of the Purchased Companies by Purchaser and its Subsidiaries).  Without limiting the generality of the foregoing, Purchaser shall (and shall cause Purchaser’s Affiliates to) specifically refrain from using in any manner the name “Tyco”, or any variation, derivation, or translation thereof, or any name likely to cause confusion with or dilute such name.  For the avoidance of doubt, nothing contained herein shall limit Purchaser from using the name “Earth Tech”.

(b)  As soon as practical after the Closing, but in no event later than 45 days after the Closing Date, Purchaser shall (and shall cause Purchaser’s Affiliates to), to the extent commercially reasonable and practicable, remove or render illegible all references to the “Tyco” name, or any variation thereof or any related mark or logo, appearing on any sales, marketing and shipping materials, and any other goods purchased and acquired hereunder; provided that if such removal or rendering illegible would cause such sales, marketing and shipping materials or such other goods to become unusable, or is otherwise not commercially reasonable and practicable, Purchaser (or Purchaser’s Affiliates) shall be entitled to use such sales, marketing and shipping materials or such other goods in the ordinary course of Purchaser’s business for a period of three (3) consecutive months following the Closing Date without modifying such references.    Any use of the “Tyco” name by Purchaser (or Purchaser’s Affiliates) pursuant to this Section 12.5(b) shall: (i) be in conformity with the practices of Sellers and their Subsidiaries as of the Closing Date, (ii) be in a manner that does not in any way harm or disparage Sellers or their Affiliates or the reputation or goodwill of the “Tyco” name, and (iii) be contingent on Purchaser (or Purchaser’s Affiliates) maintaining the quality of goods and services used in connection with the “Tyco” name at a standard at least as high as that of the goods and services offered and sold by Sellers and their Subsidiaries as of the Closing Date.

(c)  Purchaser acknowledges and agrees that the “Tyco” name is not owned by Sellers, but is licensed to Tyco International Services Holding GmbH by Tyco International Services GmbH pursuant to that certain License Agreement, dated June 29, 2007, a copy of which has been provided to Purchaser (the “License Agreement”).  Any use of the “Tyco” name by Purchaser (or Purchaser’s Affiliates) as permitted hereunder is expressly conditioned upon compliance by Purchaser (and Purchaser’s Affiliates) with the relevant provisions of that certain License Agreement applicable to Tyco International Services Holding GmbH.  Notwithstanding anything to the contrary herein, and without expanding any right granted to Purchaser and its Affiliates in Section 12.5(b), in the event of a conflict between the terms of this Agreement (as such terms relate to Purchaser’s and its Affiliates’ use of the “Tyco” name) and the terms of the License Agreement, the terms of the License Agreement shall control.

(d)  As soon as practical after the Closing, but in no event later than one-hundred and twenty (120) days after the Closing Date, Sellers shall (and shall cause their Subsidiaries to) take all required action, including the filing of an amendment to any certificates of incorporation, to change any name of Sellers or their Subsidiaries, if applicable, to a name that does not include the phrase “Earth Tech”, or a phrase confusingly similar thereto.  During such one-hundred and twenty-day period, Sellers and their Subsidiaries shall be entitled to continue using any sales, marketing and shipping materials, and to sell off existing inventory of products, that bear the “Earth Tech” name.  Any use of the “Earth Tech” name by Sellers or their Subsidiaries pursuant to this Section 12.5(d) shall: (i) be in conformity with the practices of Sellers and their Subsidiaries as of the Closing Date, (ii) be in a manner that does not in any way harm or disparage the reputation or goodwill of the “Earth Tech” name, and (iii) be contingent on Sellers and their Subsidiaries maintaining the quality of goods and services used in connection with the “Earth Tech” name at a standard at least as high as that of the goods and services offered and sold by Sellers and their Subsidiaries as of the Closing Date.

ARTICLE XIII
INDEMNIFICATION

13.1         Losses Defined.

(a)  The term “Losses” shall mean and include any and all Liabilities, losses, damages, Claims, expenses (including reasonable attorney’s fees and the expenses of investigation and litigation), settlement, award, costs, fines, fees, penalties, breaches, obligations, injuries or other expense of any nature, whether or not involving a Proceeding, including costs of defending any Proceeding or enforcing an Indemnified Party’s rights hereunder.  “Losses” shall not include special, incidental or consequential damages (other than consequential or incidental damages payable to a third party), including lost profits or loss of business opportunity.

(b)  If the Indemnified Party actually recognizes a Tax Benefit on account of a Loss or Tax subject to indemnification under this ARTICLE XIII or ARTICLE IX at any time not later than two (2) years after an indemnification payment is made to the Indemnified Party in respect of such Loss or Tax (as applicable), then, to the extent of the amount of such indemnification payment, the Indemnified Party shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit (net of any Tax cost to the Indemnified Party) at such time or times as and to the extent that such Tax Benefit is actually recognized by the Indemnified Party.  If the Indemnified Party actually incurs any additional Tax cost arising from the receipt of the indemnity payments hereunder at any time within two (2) years after an indemnification payment is made to the Indemnified Party in respect of such Loss or Tax (as applicable), the Indemnifying Party shall promptly make an additional indemnification payment to the Indemnified Party in the amount of such Tax cost.  As used in this Section 13.1, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would be paid (less the costs of recovery of such refund or reduction to the Indemnified Party), in each case calculated on a with and without basis.

(c)  The Indemnified Party shall use reasonable efforts to seek full recovery under all insurance policies and/or indemnification agreements covering any indemnifiable Loss or Tax (as applicable) to the same extent as the Indemnified Party would if such Loss or Tax were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made at any time within two (2) years of an indemnification payment by the Indemnifying Party with respect to any Loss or Tax (as applicable), then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (less the costs of recovery to the Indemnified Party, including any increase in premiums or similar costs) shall be made promptly to the Person or Persons that provided such indemnity payment to such Indemnified Party.  The Indemnifying Party shall be subrogated to all rights of any Indemnified Party in respect of any Losses or Taxes indemnified by such Indemnifying Party.

(d)  In computing the amount of any Tax cost or Tax Benefit pursuant to this Section 13.1, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any and all Losses or Taxes (as applicable).  For the avoidance of doubt, this Section 13.1 shall not be construed to grant the Indemnifying Party any right to review the Tax Returns of the Indemnified Party.

13.2         Indemnification by Parent and Sellers.  Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 13.4 and 13.5), Parent and Sellers agree to jointly and severally indemnify Purchaser and its Subsidiaries (including the Purchased Companies and their Subsidiaries) (the “Purchaser Indemnified Parties”) against, and to hold the Purchaser Indemnified Parties harmless from, all Losses suffered or incurred by any of the Purchaser Indemnified Parties to the extent arising out of or related to:

(a)  any misrepresentation or breach or failure of any representation or warranty made by Parent in ARTICLE IV of this Agreement or in the Ancillary Agreements or in any certificate delivered pursuant hereto or thereto to be true and correct in all respects as of the date of the Closing (in each case, as such representation or warranty would read if all qualifications as to knowledge and materiality (including any qualifications as to Material Adverse Effect) were deleted therefrom);

(b)  any misrepresentation or breach or failure of any representation or warranty made by a Seller in ARTICLE V or ARTICLE VI of this Agreement (other than any representation or warranty made in Section 5.8 (Taxes) for which indemnification is set forth in ARTICLE IX) or in the Ancillary Agreements or in any certificate delivered pursuant hereto or thereto to be true and correct in all respects as of the date of the Closing (in each case, as such representation or warranty would read if all qualifications as to knowledge and materiality were deleted therefrom);

(c)  any Excluded Liabilities;

(d)  any failure by Sellers or Parent to perform or comply with any covenant or agreement in this Agreement or in the Ancillary Agreements or in any certificate delivered pursuant hereto or thereto.

13.3         Indemnification by Purchaser.  Purchaser agrees, subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 13.4 and 13.5), to indemnify Parent, Sellers and their respective Subsidiaries (the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from, all Losses suffered or incurred by any of the Seller Indemnified Parties to the extent arising out of or related to:

(a)  any misrepresentation or breach or failure of any representation or warranty made by Purchaser in ARTICLE VII of this Agreement or in the Ancillary Agreements or in any certificate delivered pursuant hereto or thereto to be true and correct in all respects as of the date of the Closing (in each case, as such representation or warranty would read if all qualifications as to knowledge and materiality (including any qualifications as to Material Adverse Effect) were deleted therefrom);

(b)  any failure by Purchaser to perform or comply with any covenant or agreement in this Agreement or in the Ancillary Agreements or in any certificate delivered pursuant hereto or thereto; and

(c)  the operation of the Business after the Closing.

13.4         Limitations on Indemnification

(a)  The representations and warranties set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Sections 13.2(a), 13.2(b) or 13.3(a), shall survive the Closing until fifteen (15) months after the Closing Date and shall thereafter be of no further force of effect; provided that (i) the representations and warranties in Sections 4.1, 4.5, 5.1, 5.2, 5.3, 6.1, 6.2 and 7.1 (the “Surviving Representations”) and the right to assert a claim for indemnification with respect thereto pursuant to Section 13.2(a), 13.2(b) or 13.3(a) shall survive the Closing indefinitely, (ii) the representations and warranties in Section 5.8, and the right to assert a claim for indemnification with respect thereto pursuant to Section 9.1 shall survive the Closing until the expiration of the applicable statute of limitations for assessments plus thirty (30) days, and (iii) the representations and warranties in Sections 5.16 and 6.7 and the right to assert a claim for indemnification with respect thereto pursuant to Sections 13.2(a) or 13.2(b) shall survive the Closing until the third anniversary of the Closing Date, giving effect to any waiver, mitigation or extension of such period.  Any covenants and agreements set forth in Section 8.4(e)(i), and the right to assert a claim for indemnification with respect thereto pursuant to Section 13.2(b) or 13.3(b), shall survive the Closing until the expiration of the period described in the previous sentence for the representation or warranty that is the subject of such claim.  If a party delivers an indemnification notice to the other party before the expiration of a representation or warranty, then the right to assert a claim for indemnification with respect to the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  No Claim for indemnification under Sections 13.2(a), 13.2(b) or 13.3(a) or under Section 13.2(d)or 13.3(b) to the extent such claim relates to a breach of a covenant or agreement set forth in Section 8.4(e)(i), (except with respect to Claims related to the Surviving Representations) may be made after the expiration of the applicable survival period.

(b)         Notwithstanding anything to the contrary contained herein, (A) an Indemnified Party shall not be entitled to indemnification under Sections 13.2(a), 13.2(b) or 13.3(a) (except with respect to Claims for indemnification related to the Surviving Representations) (collectively, the “Misrepresentation Claims”) until such party (together with its Affiliates) shall have incurred, (i) with respect to any particular Claim or series of similar claims arising out of the same facts or circumstances, an indemnifiable Loss in excess of Two-Hundred Fifty Thousand Dollars ($250,000) (such amount, the “Minimum Per Claim Amount”), in which event the Indemnified Parties shall be entitled to count the entire amount of such indemnifiable Loss towards the Deductible, and (ii) as to all Claims, indemnifiable Losses in excess of two percent (2%) of the Purchase Price in the aggregate (the “Deductible”) and (B) under no circumstance shall any Purchaser Indemnified Party be entitled to indemnification, or otherwise be entitled to assert a Claim for indemnification, for an NWE Loss in excess of the Indemnification Allocation of such NWE Loss.

(c)          An Indemnifying Party shall be obligated to indemnify, defend or hold harmless any Indemnified Party with respect to the matters covered by Sections 13.2(a), 13.2(b) or 13.3(a), only to the extent the aggregate amount of Losses incurred and asserted by such Indemnified Party exceeds the Deductible and then only to the extent of such amount that is in excess of the Deductible; provided that no individual Loss or series of related Losses shall be so asserted unless and until the aggregate amount that would be payable pursuant to each such Loss or series of related Losses exceeds an amount equal to the Minimum Per Claim Amount (it being understood that any such individual Losses or series of related Losses for amounts less than the Minimum Per Claim Amount shall be ignored in determining whether the Deductible has been exceeded).  Under no circumstance shall Parent’s and Sellers’, on the one hand, and Purchaser’s, on the other hand, aggregate obligation to provide indemnification for matters covered by Sections 13.2(a), 13.2(b) or 13.3(a) (except with respect to Claims for indemnification related to the Surviving Representations) exceed twenty percent (20%) of the Purchase Price.

(d)         Notwithstanding any other provision in this Agreement to the contrary, there shall be no right to indemnification hereunder for any Losses to the extent that such Losses were taken into account in the final determination of Closing Working Capital, Closing Business Debt, Change of Control Payments, Closing Transaction Expenses, Project Contributions, Chinese DBFO Proceeds, Dalriada DBFO Proceeds or Other DBFO Proceeds pursuant to Section 2.6.  Except for any Claims (i) seeking equitable relief in connection with the failure of a party to perform its covenants hereunder or under the Ancillary Agreements, and (ii) a party may have under the express terms of any

Ancillary Agreement (other than one purporting solely to convey assets), from and after the Closing, subject to Section 8.12 and ARTICLE IX, this ARTICLE XIII constitutes the sole and exclusive remedy of all parties for any and all monetary Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

(e)          Each party shall take, and shall cause its Subsidiaries to take, commercially reasonable efforts to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to indemnifiable Losses.

(f)            No Indemnified Party shall be entitled to recover any Losses or Taxes relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Purchaser Indemnified Parties in the event of a Purchaser Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) had already recovered Losses with respect to such matter pursuant to that or other provisions of this Agreement.

(g)         Notwithstanding any provision herein contained to the contrary, the Liability of each party under this ARTICLE XIII shall be in addition to, and not exclusive of, any other Liability that such party may have at law or equity based on such party’s fraudulent acts or fraudulent omissions.  None of the provisions set forth in this Agreement shall be deemed a waiver by the Indemnified Parties of any right or remedy which they may have at law or equity based on another party’s fraudulent acts or fraudulent omissions, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought, or (iii) the recourse which the Indemnified Parties may seek against the Indemnifying Parties with respect to a claim for fraud; provided that the Indemnified Parties hereby waive to the fullest extent permitted under applicable Law the remedy of rescission.

(h)         The obligations to indemnify and hold harmless a party hereto in respect of an inaccuracy or breach of a representation or warranty, or the breach of a covenant or agreement set forth in Section 8.4(e)(i), shall terminate when the applicable representation or warranty terminates pursuant to this Section 13.4, provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the party to be indemnified shall have, prior to the expiration of the applicable survival period, previously made a claim to the Indemnifying Party in accordance with Section 13.5.

13.5                           Procedures for Indemnification.

(a)          Any Person making a claim for indemnification under Section 13.2 or Section 13.3 (an “Indemnified Party”) shall notify the party against whom indemnification is sought (an “Indemnifying Party”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other Claim against the Indemnified Party by a third party (a “Third Party Claim”), describing the Third Party Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the indemnifiable Losses to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

(b)         Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that such assumption of the defense shall be deemed to constitute an admission of Liability with respect to the Third Party Claim for the purposes of this Agreement; provided further, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this ARTICLE XIII).  Notwithstanding the foregoing, if (i) the Third Party Claim is primarily for non-monetary damages against the Indemnified Party or seeks an injunction or other equitable relief that, if granted, would reasonably be expected to be material to the Indemnified Party, (ii) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel or the counsel selected by the Indemnifying Party inappropriate, (iii) the Third Party Claim is by a customer or supplier, the loss of the commercial relationship with whom would be materially adverse to the Business, or (iv) the Third Party Claim is a criminal Proceeding, then in each case the Indemnified Party may, upon notice to the Indemnifying Party, assume the exclusive right to defend, compromise and settle such Third Party Claim and the reasonable fees and expenses of the Indemnified Party’s separate counsel shall be borne (A) in the case of (i) and (iv) above, by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder (but only to the extent such separate counsel agrees to comply with any written guidelines established by the Indemnifying Party that are applicable to substantially all outside counsel retained by such Indemnifying Party, which guidelines shall be provided to the Indemnified Party promptly upon the Indemnifying Party’s receipt of notice of the Indemnified Party’s assumption of the defense of such Third Party Claim) and (B) in the case of (ii) and (iii) above, by the Indemnified Party.

(c)          Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such Liability.  Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party, (which consent shall not be unreasonably withheld or delayed), unless the relief consists solely of (i) money damages

(all of which the Indemnifying Party shall pay), and (ii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto.

(d)         In all cases, the Indemnified Party shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation, including by making employees, information and documentation reasonably available.  If the Indemnifying Party shall not reasonably promptly assume the defense of any such Third Party Claim, or fails to prosecute or withdraws (such failure to prosecute or withdrawal shall not effect the admission of liability based on the assumption of the defense of such Third Party Claim) from the defense of any such Third Party Claim, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(e)          In the event that any party or any of its Subsidiaries alleges that it is entitled to indemnification hereunder, and that its Claim is covered under more than one provision of this ARTICLE XIII, such party or Subsidiaries shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification.

(f)            A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

ARTICLE XIV
TERMINATION AND WAIVER

14.1         Termination.  This Agreement may be terminated:

(a)          at any time prior to the Closing by the mutual written consent of Parent, Sellers and Purchaser;

(b)         By Purchaser, by written notice to Parent if any event shall have occurred as a result of which any condition set forth in Section 10.2 is no longer capable of being satisfied (which termination shall take effect ten (10) days following such notice); provided, however, that if the breach or obligation is curable through the use of commercially reasonable efforts within the thirty (30) day period after Purchaser notifies Parent of such breach, then Purchaser may not terminate this Agreement under this Section 14.1(b) prior to the expiration of the thirty (30) day period.  Notwithstanding anything contained herein to the contrary, the right to terminate this Agreement pursuant to this Section 14.1(b) shall not be available to Purchaser if such condition became incapable of fulfillment due to its breach of any representation, warranty, covenant or agreement under this Agreement or if the breach by Sellers is cured within the thirty (30) day period;

(c)          By Parent and Sellers, by written notice to Purchaser if any event shall have occurred as a result of which any condition set forth in Section 10.1 is no longer capable of being satisfied (which termination shall take effect 10 days following such notice); provided, however, that the right to terminate this Agreement pursuant to this Section 14.1(c) shall not be available to Parent and Sellers if such condition became incapable of fulfillment due to its breach of any representation, warranty, covenant or agreement under this Agreement; or

(d)         By Purchaser or by Parent, upon written notice to the other party, if the Closing has not occurred on or prior to December 31, 2008, provided that such date shall be extended to March 31, 2009 if the waiting periods and clearances pursuant to the HSR Act or any Competition Laws shall not have unconditionally expired, been terminated or been obtained prior to December 31, 2008; provided further that the right to terminate this Agreement under this Section 14.1(d) shall not be available to any party if the failure of such party to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or before such date.

14.2         Effect of Termination.  In the event of termination in accordance with Section 14.1, this Agreement will forthwith become void and there will be no Liability on the part of any party hereto, except Sections 8.5, 8.10, this 14.2 and ARTICLE XV shall survive termination; provided, however, that nothing in this Section 14.2 shall relieve any party from Liability for Losses caused by breach of any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

ARTICLE XV
GENERAL PROVISIONS

15.1         Expenses.  Except as otherwise specifically provided for in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

15.2         Notices.  All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by confirmed telecopy (with a copy sent by another means specified herein), or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)          If to Parent or Sellers:

Tyco International Finance S.A.
29, Avenue de la Porte-Neuve
L-2227 Luxembourg
Attn:Enrica Maccarini
Fax:352 266 37891

with a copy to:

Tyco International Management Company
9 Roszel Road
Princeton, New Jersey 08540
Attn:	Mark Armstrong
Andrea Goodrich
Fax:609-720-4319

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attn:	R. Scott Falk, P.C.
R. Henry Kleeman
Fax:(312) 861-2200

(b)         If to Purchaser:

AECOM Technology Corporation
555 S. Flower Street, Suite 3700
Los Angeles, CA 90071
Attn:	Eric Chen
Fax:	213-593-8184

with a copy to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attn:	Charles K. Ruck
David B. Allen
Fax:	714-755-8290

15.3         Severability.  If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision that effects the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.4         Entire Agreement.  This Agreement and the Ancillary Agreements, together with the Confidentiality Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

15.5         Assignment.  This Agreement shall not be assigned by any party without the prior written consent of the non-assigning parties, provided, however, that Parent, Sellers or Purchaser may, without obtaining the prior written consent of the other parties hereto, assign any of its rights, or delegate any of its obligations under this Agreement to any Affiliate or Subsidiary, provided that Parent, Sellers and Purchaser shall, in each case, remain obligated for the performance of their respective obligations under this Agreement.

15.6         No Third-Party Beneficiaries.  Except as otherwise expressly provided in ARTICLE II or ARTICLE XIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.7         Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties.

15.8         Governing Law.  This Agreement will be governed by, and construed in accordance with, the Laws the state of New York, without regard to the principles of choice of Law or conflicts or Law of any jurisdiction.

15.9         Public Announcements.  From and after the date hereof through (and including) the Closing Date, the timing and content of all press releases or other written public announcements regarding any aspect of this Agreement to the financial community, Governmental Bodies, employees or the general public by Purchaser, on the one hand, or Parent and Sellers, on the other hand, shall be subject to prior consultation with and the consent of the other (which shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior consent of any other party, issue such a press release or other similar public statement as may be required by applicable Law or any listing agreement with a securities exchange to which the disclosing party is a party, if the disclosing party has used all reasonable efforts to consult with the other and to obtain the other’s consent but has been unable to do so in a timely manner.

15.10       Waiver of Jury Trial.  EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

15.11       Time Periods.  Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not business days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next business day.

15.12       Waiver.  Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances

15.13       Execution of Agreement.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

[SIGNATURE PAGE(S) FOLLOW]

IN WITNESS WHEREOF, Parent, Sellers and Purchaser have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

PARENT:

TYCO INTERNATIONAL FINANCE S.A.

By:
Name:
Its:

SELLERS:

STRALEN INVESTMENTS LIMITED

By:
Name:

TYCO INTERNATIONAL HOLDING S.a.r.l.

By:
Name:
Its:

TYCO HOLDING XI (DENMARK) ApS

By:
Name:
Its:

TYCO ASIA INVESTMENTS LIMITED

By:
Name:
Its:

[ Signature Page to Purchase Agreement ]

KEYSTONE FRANCE HOLDINGS CORP.

By:
Name:
Its:

TYCO SERVICES MALAYSIA SDN.BHD.

By:
Name:
Its:

EARTH TECH DEUTSCHLAND GMBH

By:
Name:
Its:

EARTH TECH UMWELTTECHNIK GMBH

By:
Name:
Its:

EARTH TECH KLARTECHNIK GMBH

By:
Name:
Its:

EARTH TECH ENGINEERING Pty LIMITED

By:
Name:
Its:

[ Signature Page to Purchase Agreement ]

EARTH TECH HOLDINGS, INC.

By:
Name:
Its:

EARTH TECH HOLDINGS TAC, INC.

By:
Name:
Its:

[ Signature Page to Purchase Agreement ]

PURCHASER:

AECOM TECHNOLOGY CORPORATION

By:
Name:
Its:

[ Signature Page to Purchase Agreement ]

EXHIBIT A

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [                    ], 2008, is made by and among Tyco International Finance S.A., a company organized under the laws of Luxembourg (“Parent”), Earth Tech Engineering Pty Limited, a company organized under the laws of Australia, Earth Tech  Deutschland GmbH, a company organized under the laws of Germany, Earth Tech Umwelttechnik GmbH, a company organized under the laws of Germany, and Earth Tech Klartechnik GmbH, a company organized under the laws of Germany (each a “Company”, collectively, the “Companies” and the Companies together with Parent, “Sellers”) and AECOM Technology Corporation, a corporation organized under the laws of Delaware (“Purchaser”).  Each of Sellers and Purchaser is a “Party” and collectively they are the “Parties” to this Agreement.  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, pursuant to that certain Purchase Agreement (the “Purchase Agreement”), dated as of February 11, 2008 by and among the Parties and certain affiliates of Sellers, Sellers have agreed to assign to Purchaser and Purchaser has agreed to assume from Sellers, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, the Purchased Assets and Assumed Liabilities;

WHEREAS, Sellers desire to deliver to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery as are required to vest in Purchaser all of Sellers’ right, title and interest in and to the Purchased Assets and Assumed Liabilities; and

WHEREAS, Purchaser desires to deliver to Sellers such instruments as are required in order to effectuate and evidence the assumption by Purchaser of the Purchased Assets and Assumed Liabilities.

NOW, THEREFORE, in accordance with the terms and conditions of the Purchase Agreement and in consideration of the mutual promises contained therein, and for other good and valuable consideration, the receipt and sufficiency of which Sellers and Purchaser each acknowledge, the Parties agree as follows:

1.             Assignment of Purchased Assets.  effective as of the closing, sellers hereby sell, grant, transfer, contribute, assign, convey and deliver to, and vest in purchaser and its successors and assigns, all right, title and interest, legal and equitable, in and to all of the purchased assets.

2.             Assumption of Assumed Liabilities.  upon the terms and subject to the conditions set forth in the purchase agreement, purchaser hereby assumes all of the assumed liabilities.

3.             Non-Assignable Assets.  nothing in this agreement, express or implied, is intended or shall be construed to constitute the conveyance, assignment, transfer or assumption of any purchased asset or assumed liability that by its terms or by operation of law cannot be conveyed, assigned, transferred or assumed without approval or consent, unless such approval or consent has been obtained on or prior to the date hereof. in the event such approval or consent has not been obtained on or prior to the date hereof, then any such purchased asset or assumed liability shall be conveyed, assigned, transferred and assumed as soon as such approval or consent has been obtained.

4.             Conflicts.  nothing in this agreement shall be deemed to supersede, enlarge or modify any of the provisions of the purchase agreement, all of which shall survive the execution and delivery of this agreement as provided in, and subject to the limitations set forth in, the purchase agreement.  if any conflict exists between the terms of this agreement and the terms of the purchase agreement, the terms of the purchase agreement shall govern and control.

5.             Further Assurances.

(a)           Sellers agree and covenant that they will, whenever and as often as reasonably requested to do so by Purchaser or its successors and assigns and without further consideration, execute, acknowledge and deliver such further instruments of sale, grant, transfer, contribution, assignment, conveyance, assumption and delivery and such consents, assurances, powers of attorney and other instruments and take such other actions as may reasonably be necessary to vest in Purchaser all right, title and interest, legal and equitable, in and to the Purchased Assets and to otherwise further effectuate and carry out the transactions contemplated by this Agreement, the Purchase Agreement and any other documents contemplated hereby or thereby.

(b)           Purchaser agrees and covenants that it will, whenever and as often as reasonably requested to do so by Sellers or their successors and assigns, execute, acknowledge and deliver such further instruments of assumption and take such other actions as may reasonably be necessary to otherwise further effectuate the assumption by Purchaser and its successors and assigns of the Assumed Liabilities and to otherwise further effectuate and carry out the transactions contemplated by this Agreement, the Purchase Agreement and any other documents contemplated hereby or thereby.

6.             No Third Party Beneficiaries.  This agreement shall not confer any rights or remedies upon any person other than purchaser and sellers and their respective successors and assigns.

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7.             Governing Law;  Waiver of Jury Trial.  This agreement will be governed by, and construed in accordance with, the laws the state of new york, without regard to the principles of choice of law or conflicts or law of any jurisdiction. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST ANY OF THEM RELATING TO THIS AGREEMENT.

8.             Effective Date.  This agreement shall be effective as of the closing.

9.             Counterparts.  This agreement may be executed in any number of counterparts (including by means of facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

*              *              *

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EXHIBIT A

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Bill of Sale, Assignment and Assumption Agreement as of the date first above written.

PURCHASER

AECOM TECHNOLOGY CORPORATION

By:
Name:
Its:

EXHIBIT A

SELLERS

TYCO INTERNATIONAL FINANCE S.A.

By:
Name:
Its:

EARTH TECH ENGINEERING PTY LIMITED

By:
Name:
Its:

EARTH TECH DEUTSCHLAND GMBH

By:
Name:
Its:

EARTH TECH UMWELTTECHNIK GMBH

By:
Name:
Its:

EARTH TECH KLARTECHNIK GMBH

By:
Name:
Its:

EXHIBIT B

GUARANTY INDEMNIFICATION AGREEMENT

This GUARANTY INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of the           day of                   , 2008, between TYCO INTERNATIONAL FINANCE S.A. (“TIFSA”), a company organized under the laws of Luxembourg, TYCO INTERNATIONAL LTD. (“TIL”), a company organized under the laws of Bermuda (TIFSA and TIL collectively, the “Parent”), and AECOM TECHNOLOGY CORPORATION, a Delaware corporation (“Purchaser”).  Capitalized terms used herein have the meanings assigned to them in Section 1 below.

WHEREAS, pursuant to a Purchase Agreement dated as of February 11, 2008 by and among Purchaser, TIFSA and certain Subsidiaries and Affiliates of TIFSA, (the “Purchase Agreement”), Purchaser has agreed to acquire the Business from TIFSA and various Subsidiaries and Affiliates of TIFSA;

WHEREAS, following the closing of the transactions contemplated in the Purchase Agreement, Parent and Parents’ Subsidiaries may continue to be liable or contingently liable to third persons for the benefit of the Business pursuant to certain guarantees and related obligations; and

WHEREAS, as part of Purchaser’s consideration under the Purchase Agreement for the acquisition of the Business, Purchaser has agreed to indemnify Parent pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby enter into this Agreement.

Section 1.               Definitions.  As used in this Agreement the following terms shall have the following meanings (capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement):

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

“Amount of Obligations” shall mean the amount of the aggregate liability or contingent liability of Parent or any of Parents’ Subsidiaries under the Obligations.  The Amount of Obligations, as of the date of this Agreement, is set forth on Schedules A-1 and A-2 hereto.

“Assumed Obligation” shall mean those guaranties (including bank guarantees) and indemnities, maintained by, on behalf or, or for the benefit of the Business, whereby Parent or any Parent Subsidiary is obligated to pay, reimburse, or indemnify any Person who is not an Affiliate of Parent, as set forth on Schedule A-1 hereto.

“Beneficiary” means every beneficiary of an Obligation and every successor and permitted assign thereof.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed or authorized by Law to be closed for business.

“Certificate” shall have the meaning set forth in Section 10(c).

“Closing Date” shall have the meaning assigned to it in the Purchase Agreement.

“Default Rate” shall have the meaning set forth in Section 28 below.

“Event of Default” shall have the meaning set forth in Section 12 below.

“Interest Rate” shall have the meaning set forth in Section 29 below.

“Obligations” shall mean the Assumed Obligations and the Retained Obligations.

“Obligation Demand” shall mean any demand made on Parent or any of Parents’ Subsidiaries for performance or payment under an Obligation by the obligee thereof.

“Outstanding Amount of Obligations” shall mean: (a) the Amount of Obligations minus (b) the sum of (i) the Amount of Obligations with respect to which all liability of Parent and Parents’ Subsidiaries, potential or actual, has been released, expired or otherwise terminated plus (ii) any amount by which any Obligation has been automatically reduced in accordance with the terms of such Obligation.

“Parent” shall have the meaning set forth in the preface above.

“Parent Payment” shall mean any payment whatsoever made by Parent or any Subsidiary of Parent with respect to any Obligation on or after the Closing Date in accordance with the terms of such Obligation to the Beneficiary thereof.

“Person” means any natural person, firm, corporation, limited liability company, partnership, incorporated or unincorporated association, joint venture, joint stock company, Governmental Body, trust or any other entity of any kind.

“Prime Rate” means the rate of interest per annum published by the Wall Street Journal from time to time as the prime lending rate.

“Project” means any design, engineering, construction or financing project that Parent or any of Parents’ Subsidiaries has undertaken, or is undertaking, in connection with the Business and that is either the subject of an Underlying Contract or an Obligation.

“Purchase Agreement” shall have the meaning set forth in the preface above.

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“Purchaser” shall have the meaning set forth in the preface above.

“Reimbursement Demand” shall mean a written notice from Parent to Purchaser of any amount due and payable by Purchaser to Parent pursuant to this Agreement.

“Retained Obligation” shall mean those guarantees (including bank guarantees) and indemnities maintained by , or on behalf of, or for the benefit of the Business (and which relate to completed or substantially completed projects) whereby Parent or any Parent Subsidiary or Affiliate is obligated to pay, reimburse or indemnify any Person who is not an Affiliate of Parent set forth on Schedule A-2 hereto.

“Underlying Contract” means each and every contract, agreement, undertaking or commitment, the performance or payment of which is secured by an Obligation.

Section 2.               Reimbursement for Parent Payment.

(a)           Purchaser shall reimburse Parent for the full amount of a Parent Payment made pursuant to an Assumed Obligation upon receipt of a Reimbursement Demand.

(b)           Purchaser shall reimburse Parent, up to a maximum of $15 million in the aggregate, for the full amount of a Parent Payment made pursuant to a Retained Obligation upon receipt of a Reimbursement Demand.

(c)           Any reimbursement pursuant to this Section 2 shall be made by Purchaser in immediately available funds upon receipt of a Reimbursement Demand, plus interest accrued thereon at the Interest Rate and, if applicable, the Default Rate, from the date of such Parent Payment to the date of reimbursement.  Any computation of interest by Parent pursuant to this Section 2 shall be conclusive and binding on Purchaser absent manifest error.

Section 3.               Unconditional Obligations of Purchaser.  Purchaser’s obligations under this Agreement shall not be subject to any reduction, limitation, impairment or termination for any reason.  Purchaser’s obligation under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, notwithstanding (a) any lack of validity or enforceability of the Underlying Contract, (b) any amendment or waiver of, or any consent to or departure from, all or any of the documents and agreements in connection with any Obligation, (c) the existence of any claim, set-off, defense or other right to which Purchaser thereof may have at any time against the Parent or any Parent Subsidiary or the Beneficiary, (d) any breach of contract or other dispute between Purchaser and the Beneficiary or any other Person, whether or not related to this Agreement, an Underlying Contract or any Obligation, or (e) any delay, extension of time, renewal, compromise or other indulgence granted or agreed to by Parent, with or without notice to or approval by Purchaser thereof.

Section 4.               No Liability for Certain Acts.  Neither Parent nor any of Parents’ Subsidiaries shall assume liability or responsibility for any of the following: (a) any acts or omissions of any Beneficiary or any Person purporting to act on behalf of the Beneficiary, (b) the form, validity, sufficiency, correctness, genuineness or legal effect of any demand, instrument, draft, document, certificate or other writing given to Parent or any Parent Subsidiary in

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connection with any Obligation, or of any signatures or endorsements thereon, (c) any payment by Parent or any Parent Subsidiary that does not comply with the terms and conditions of any Obligation, except where such variance from the terms and conditions of the Obligations arises solely from Parents’ or such Subsidiary’s gross negligence or willful breach of the applicable Underlying Contract, (d) the failure of any Beneficiary to meet any obligation owed to Purchaser, (e) any act, omission, error, breach, negligence, gross negligence or misconduct of any Beneficiary and (f) any error, inaccuracy, omission, interruption or delay in transmission or delivery of any message, direction or correspondence.  The occurrence of one or more of the contingencies referred to in this Section shall not affect, impair or prevent the vesting of any of Parents’ or such Subsidiary’s rights or powers under this Agreement or the obligations of Purchaser to reimburse Parent for any Parent Payment under this Agreement.

Section 5.               Indemnification.  Purchaser agrees to indemnify and hold Parent and its Subsidiaries harmless from any damages, losses, liabilities, claims, penalties, judgments, costs and expenses paid, suffered or incurred by Parent or Parents’ Subsidiaries, including reasonable attorney’s fees and expenses, arising out of, or in connection with

(a)           the Assumed Obligations and the Retained Obligations, provided, however, that Purchaser’s obligation to indemnify Parent and its Subsidiaries with respect to the Retained Obligations pursuant to this Section 5(a) shall not exceed $15 million in the aggregate, or

(b)           Purchaser’s breach of this Agreement.

Section 6.               Release of Parent.  Until the termination and full release of each Assumed Obligation, Purchaser shall use its best efforts to cause Parent and its Subsidiaries to be released from all such Assumed Obligations, including through the substitution of such Obligations with replacement guarantees or obligations by Purchaser or Purchaser’s Subsidiaries; provided, however, that (i) Purchaser and its Subsidiaries shall not be required to amend, supplement or modify the Underlying Contract or take any action with respect to any Project and (ii) Parent and its Subsidiaries shall not be required to pay or commit to pay (or incur any obligation) other than nominal filing or application fees and the expenses of Parent and its Subsidiaries, except as otherwise required by law or the Underlying Contract or such Obligation.  The parties also recognize and agree that Parent and its Subsidiaries may not be released from certain Assumed Obligations until their termination or expiration thereof.  The parties recognize and acknowledge that Purchaser will use commercially reasonable efforts to replace the Assumed Obligations, but nothing contained herein or in the Purchase Agreement shall require Purchaser or its Subsidiaries to replace any Obligation.

Section 7.               Parents’ Continuance of Obligations.  From and after the Closing, neither Parent nor any of its Subsidiaries shall have any obligation to extend, renew or increase the principal amount of any Obligation or create or enter into any new or additional Obligations.

Section 8.               Notice to Purchaser.  Parent and Parent’s Subsidiaries shall give Purchaser written notice (i) ten (10) Business Days prior to making any payment under any Obligation or, (ii) if Parent or Parent’s Subsidiaries are required pursuant to the terms of the

4

Obligation Demand to make such payment in fewer than ten (10) Business Days, as soon as practicable after receipt of such Obligation Demand.

Section 9.               No Modification of Obligations, Projects or Underlying Contracts by Purchaser.

(a)           Purchaser shall not, and shall cause Purchaser’s Subsidiaries not to, take any action that would increase the amount of any Obligation, extend the expiration date of any Obligation, extend the period of time for presentation of documents or demands under any Obligation or agree to any creation, amendment, supplement, waiver or other modification of any Obligation.

(b)           Purchaser shall not, and shall cause Purchaser’s Subsidiaries not to, take any action with respect to any Project, including, without limitation, (i) enlarge or expand the scope of the Project or add additional components or features to a Project, (ii) enter into, amend, revise or restate any Underlying Contract or (iii) waive any right under any Underlying Contract; in each case if the consequence or effect of such action is to increase the amount of Parent or Parents’ Subsidiary’s contingent liability under an Obligation, notwithstanding that such action does not increase the Amount of Obligations (with respect to those Obligations to which Parent or Parent’s Subsidiaries is a party), without the prior written consent of Parent, which consent shall be at the sole and absolute discretion of Parent.  Parent shall not, and shall cause Parent’s Subsidiaries not to, take any action with respect to any Project.

Section 10.             Information Requirements.

(a)           Purchaser hereby agrees to provide Parent with a copy (if written) or written summary (if such communication was made orally) of any communication of any nature (including, without limitation, an Obligation Demand, any notice of a default or alleged default of an Underlying Contract or any other notice that Purchaser may receive that alleges any matter that would give rise to a Parent Payment under any Obligation) from a Beneficiary with respect to an Obligation, or any Person acting or purporting to act on behalf of any such Person, which copies or summaries shall be given to Parent as soon as practicable, but in no event later than five (5) Business Days after Purchaser’s receipt of any such communication.

(b)           Parent hereby agrees to provide Purchaser with a copy (if written) or written summary (if such communication was made orally) of any communication of any nature (including, without limitation, an Obligation Demand, any notice of a default or alleged default of an Underlying Contract or any other notice that Parent may receive that alleges any matter that would give rise to a Parent Payment under any Obligation) from a Beneficiary with respect to an Obligation, or any Person acting or purporting to act on behalf of any such Person, which copies or summaries shall be given to Purchaser as soon as practicable, but in no event later than five (5) Business Days after Parents’ receipt of any such communication.

(c)           On or before the tenth Business Day after each calendar quarter, Purchaser shall provide to Parent a certificate (the “Certificate”) signed by a duly authorized officer of Purchaser certifying the Outstanding Amount of Obligations as of the last Business Day of such quarter.  On or before the tenth Business Day after each calendar quarter, Parent

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shall provide the Purchaser a Certificate signed by a duly authorized officer of Parent certifying the list of Obligations outstanding as of the last Business Day of such quarter.  Each Certificate shall include a summary of any Obligations that were terminated or reduced during such quarter, including appropriate documentation executed by the Beneficiary or provider evidencing the termination or reduction of any Obligation.

Section 11.             Limitation of Liability.  Notwithstanding any other provision of this Agreement, in no event shall any party to this Agreement be liable, regardless of whether any claim is based on contract or tort, for any special or incidental damages to any other such party arising out of or in connection with this Agreement or any Obligation.

Section 12.             Event of Default.

(a)           Purchaser agrees that each of the following shall constitute an “Event of Default” under this Agreement: (i) any breach by Purchaser of any of the terms and conditions of this Agreement; (ii) any acceleration of amounts owing under any promissory note, credit agreement, or other evidence of indebtedness owed by Purchaser or any of its Subsidiaries to any other Person having a principal amount in excess of $1,000,000; (iii) the suspension by Purchaser of the transaction of its usual business, or its dissolution, liquidation or inability to pay its debts as they become due or its insolvency or general assignment for the benefit of a creditor; (iv) the filing of a petition by or against Purchaser seeking the liquidation or reorganization of Parent under the United States Bankruptcy Code or any similar provision of state, federal or foreign law or the appointment of a custodian or receiver for any of the properties or assets of Parent; or (v) if the Purchaser shall have received either (i) a corporate rating of BBB- or less from Standard & Poor’s Rating Services or (ii) a corporate family rating of Baa3 or less from Moody’s Investors Service, Inc.

(b)           Purchaser agrees to provide Parent with notice of the occurrence of any Event of Default, as soon as practicable after the occurrence of an Event of Default, and in any event not later than 5 business days after the occurrence of an Event of Default, and such notice shall specify the nature of such Event of Default in reasonable detail.

Section 13.             Standby Letter of Credit.  Following the occurrence of any Event of Default, Purchaser shall post a stand-by letter of credit in the form attached hereto as Schedule B in favor of Parent in an amount equal to $                             . Such letter of credit shall give Parent the unconditional right to draw on the letter of credit in order to fulfill the reimbursement obligations of Purchaser hereunder (but only at the time and to the extent of a Parent Payment).The posting of such letter of credit shall not relieve Purchaser of its obligations hereunder.  Purchaser shall be obligated to maintain the letter of credit until the unconditional release, expiration or termination of all Assumed Obligations.  If the letter of credit is scheduled to expire and Purchaser does not obtain, at least thirty (30) days prior to the scheduled expiration date of the letter of credit, an irrevocable written commitment to renew the letter of credit or to issue a replacement letter of credit, Parent shall be entitled to draw an amount under the letter of credit equal to the Outstanding Amount of Assumed Obligations.  Any amounts so drawn by Parent and not subsequently used to reimburse Parent from any Parent Payment shall be repaid to Purchaser upon the termination of this Agreement.

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Section 14.             Subrogation.  In the event of payment by or on behalf of Purchaser in connection with any Obligation, Purchaser shall be subrogated to and shall stand in the place of Parent or its Subsidiaries, as applicable, as to any rights of Parent or its Subsidiaries against any Beneficiary or other Person.

Section 15.             Defense of Claims and Cooperation.  Purchaser shall have the right to participate in the defense of all claims brought by any Beneficiary in connection with any Obligation.  In the event that Purchaser (a) gives notice to Parent that it would be liable to Parent under the provisions hereof for indemnity if such claim is successful and (b) that it disputes and intends to defend such claim at its own cost and expense, and (c) that it will fully and promptly indemnify Parent against all expenses, costs, and other liabilities relating to such claim and, provided that Parent will not be required to incur any cost or expense with respect to the defense of such claim, then Purchaser, at its option, shall have the right to assume the defense thereof. Parent and Parent’s Subsidiaries agree to provide their reasonable cooperation with Purchaser in defense of such claims, including with respect to any defenses Parent or Parent’s Subsidiaries have against such claims and by making employees, information and documentation reasonably available; provided, however, that Parent and Parent’s Subsidiaries shall not be required to pay or commit to pay (or incur any obligation) other than nominal filing or application fees and the expenses of Parent or Parent’s Subsidiaries.

Section 16.             Remedies.  Parent shall be entitled to pursue any and all remedies available at law or in equity in connection with any failure by Purchaser to make any payment when due under this Agreement or any other breach of the terms of this Agreement (regardless of whether such failure or breach constitutes an Event of Default).

Section 17.             Waiver.  No delay, extension of time, renewal, compromise, or other indulgence which may occur or be granted by Parent under this Agreement from time to time shall impair Parents’ rights or powers under this Agreement.  Parent shall not be deemed to have waived any of its rights under this Agreement, unless Parent shall have signed such a waiver in writing.  No such written waiver shall be effective as to any transactions or events of default occurring subsequent to the date of such waiver unless expressly so provided therein.

Section 18.             Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall be, only as to such jurisdiction ineffective to the extent of such prohibition or unenforceability, but all of the remaining provisions of this Agreement shall remain valid.

Section 19.             Assignment.  This Agreement shall not be assigned by Purchaser without the prior written consent of Parent provided, however, Purchaser may, without obtaining the prior written consent of Parent or Parent’s Subsidiaries, assign any of its rights or delegate any of its obligations under this Agreement to any Affiliate or Subsidiary of Purchaser (so long as Purchaser remains obligated for the performance of its obligations under this Agreement).

Section 20.             Waiver of Jury Trial.  EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN AND

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AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 21.             Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws the state of New York, without regard to the principles of choice of law or conflicts or law of any jurisdiction.

Section 22.             Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  The word “including” shall mean including without limitation.

Section 23.             Notice.  All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made by delivery in person, by courier service, by confirmed telecopy (with a copy sent by other means specified herein), or by registered or certified mail (postage prepaid, return receipt requested).  All such communications shall be deemed to have been received immediately, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission; two working days after being sent by recognized courier via overnight service; and three days after being postmarked, if mailed first class mail or certified mail, return receipt requested, with postage paid.  All such communications shall be sent to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Parent:			with a copy to:
Tyco International Finance S.A.			Kirkland & Ellis LLP
9 Roszel Road			200 East Randolph Drive
Princeton, NJ 08540			Chicago, IL 60601
Attention:		Attention:	R. Scott Falk
R. Henry Kleeman
Telephone No.: (312) 861-2000
Fax:			Facsimile No.:(312) 861-2200

If to Purchaser:			with a copy to:
AECOM Technology Corporation			Latham & Watkins LLP
555 S. Flower Street, Suite 3700			650 Town Center Drive, 20th Floor
Los Angeles, CA 90071			Costa Mesa, CA 92626
Attention:	Eric Chen, Senior Vice President,	Attention:	Charles K. Ruck
	Corporate Finance and General		Steven B. Stokdyk
	Counsel		Telephone No.: (714) 540-1235
Telephone No.: (213) 593-8000			Facsimile No.:(714) 755-8290
Facsimile No.:(213) 593-8184

Section 24.             Entire Agreement.  This Agreement and the Purchase Agreement constitute the entire agreement of Parent and Parents’ Subsidiaries, on the one hand, and Purchaser, on the other hand, with respect to the matters set forth herein, and

8

supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

Section 25.             Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties.

Section 26.             No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their Subsidiaries, Affiliates and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 27.             Execution of Agreement.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

Section 28.             Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 29.             Interest.  Notwithstanding anything to the contrary herein, interest shall accrue on all amounts owed to Parent pursuant to Section 2 at a rate per annum equal to the lesser of Prime Rate plus 2% per annum or the highest rate allowed by law (the “Interest Rate”) for the period commencing on the date on which a Parent Payment has been made and ending on the date that is five Business Days following Purchaser’s receipt of a Reimbursement Demand (the “Due Date”).  During the period commencing on the day immediately following the Due Date until the date on which the Purchaser’s obligations to Parent have been paid in full, any amount owing to the Parent which was not paid on or by the Due Date shall accrue interest at a rate per annum equal to the lesser of 20% per annum or the highest rate allowed by law (the “Default Rate”).

Section 30.             Relationship of the Parties.  The parties hereto are independent contractors and neither party is an employee, partner or joint venturer of the other.  Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party for any purpose.  Neither party shall have the right to bind the other to any agreement with a third party nor to represent itself as a partner or joint venturer of the other.

Section 31.             Purchase Agreement.  Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the Purchase Agreement, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of the Purchase Agreement.

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Section 32.             Termination.  This Agreement will terminate when Parent and its Subsidiaries no longer have any obligations or liability, contingent or otherwise, under any Obligation.

Section 33.             Time Periods.  Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not business days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next business day.

*              *              *              *

IN WITNESS WHEREOF, the undersigned have executed and delivered this agreement as of the date first written.

TYCO INTERNATIONAL FINANCE S.A.

By:

Its:

TYCO INTERNATIONAL LTD.

By:

Its:

AECOM Technology Corporation

By:

Its:

Exhibit C

ESCROW AGREEMENT

Made as of ●, 2008

Between

AECOM TECHNOLOGY CORPORATION
(“Purchaser”)

and

TYCO INTERNATIONAL HOLDING S.A.R.L.

(“Seller”)

and

MCMILLAN BINCH MENDELSOHN LLP

(the “Escrow Agent”)

MCMILLAN BINCH LLP

TABLE OF CONTENTS

RECITALS		1

Section 1 – INTERPRETATION		1
1.1	Definitions.	1
1.2	Headings and Table of Contents.	2
1.3	References.	2
1.4	Number and Gender.	2
1.5	Time of Day.	2
1.6	Business Day.	3
1.7	Severability.	3
1.8	Schedules.	3

Section 2 – APPOINTMENT		3
2.1	Appointment.	3

Section 3 – PAYMENT INTO ESCROW AND ACKNOWLEDGEMENT		3
3.1	Withheld Amount.	3
3.2	Reduction of Withheld Amount.	4
3.3	Direction	4

Section 4 – HOLDING OF ESCROW FUNDS		4
4.1	Escrow.	4
4.2	Investment of Withheld Amount.	4

Section 5 – DISTRIBUTION OF ESCROW FUNDS		5
5.1	Distributions.	5
5.2	Directions.	6

Section 6 – ESCROW AGENT		7
6.1	General.	7
6.2	Duties and Liabilities of Escrow Agent.	7
6.3	Disputes.	8
6.4	Resignation of Escrow Agent.	8
6.5	Removal of Escrow Agent.	8
6.6	Appointment of New Escrow Agent.	8
6.7	Failure to Appoint Replacement Agent.	8
6.8	New Escrow Agent.	9
6.9	No Agency.	9
6.10	Indemnity.	9
6.11	Discharge from Duties.	10
6.12	Expenses.	10
6.13	Waiver of Claims.	10
6.14	Consolidation of Escrow Agent.	10

Section 7 – MISCELLANEOUS		10
7.1	Further Assurances.	10

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7.2	Notices.	10
7.3	Time.	11
7.4	Governing Law.	11
7.5	Entire Agreement.	11
7.6	Severability.	11
7.7	Execution in Counterparts.	11

Schedule “A” – Investment Direction

Schedule “B” – Payment Direction

ii

ESCROW AGREEMENT

This Agreement is made as of ●, 2008, between

AECOM TECHNOLOGY CORPORATION, a corporation
formed under the laws of Delaware
(“Purchaser”)

and

TYCO INTERNATIONAL HOLDING S.A.R.L., a corporation
formed under the laws of Luxembourg

(“Seller”)

and

MCMILLAN BINCH MENDELSOHN LLP, located in Toronto

(the “Escrow Agent”)

RECITALS

A.            Seller and Purchaser are parties to a Purchase Agreement made as of February 11, 2008 (the “Purchase Agreement”) under which Purchaser acquired from Seller 10,488,650 shares in Earth Tech (Canada) Inc. (the “Shares”);

B.            Purchaser has agreed pursuant to Section 2.8(b) of the Purchase Agreement to deliver any Withheld Amount to the Escrow Agent to be held and distributed by the Escrow Agent in accordance with this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1 – INTERPRETATION

1.1          Definitions.

All capitalized terms defined in the Purchase Agreement that are not defined in this Agreement shall have the meaning ascribed to them in the Purchase Agreement.  In this Agreement:

(1)           Agreement means this escrow agreement, all attached schedules and any agreement or schedule supplementing or amending this agreement.

(2)           Business Day means any day of the week other than a Saturday, Sunday or statutory or civic holiday observed in Toronto, Canada.

(3)           Deadline means the 28th day after the last day of the month in which the Closing Date falls or such later date or event provided, in writing, by the Canada Revenue Agency prior to which no amount of the Purchase Price is required to be remitted under section 116(5) of the Income Tax Act (Canada).

(4)           Purchase Agreement has the meaning ascribed thereto in the recitals.

(5)           Shares has the meaning ascribed thereto in the recitals.

(6)           Tax Act means the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supp.), as amended.

(7)           Tax Amount has the meaning given in Section 5.1(3).

(8)           Transmission means any electronic means of sending messages, including telex or facsimile transmission, which produces a paper record.

(9)           Withheld Amount means an amount withheld pursuant to Section 2.8(b) of the Purchase Agreement in respect of Canadian withholding Taxes subject to reduction under Section 3.2 of this Agreement.

1.2          Headings and Table of Contents.

The division of this Agreement into sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.3          References.

Unless otherwise specified, all references in this Agreement to Recitals, Sections and Schedules are to the recitals to, sections of, and schedules to, this Agreement, respectively.

1.4          Number and Gender.

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.  The term “including” shall be interpreted to mean “including without limitation”.

1.5          Time of Day.

Unless otherwise specified, references to time of day or date mean local time or date in Toronto, Canada.

1.6          Business Day.

If, under this Agreement, any payment is to be made or any other action taken, on a day which is not a Business Day, that payment is to be made, and that other action is to be taken, as applicable, on the next day that is a Business Day.

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1.7          Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)                                  the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)                                 the legality, validity or enforceability of that provision in any other jurisdiction.

1.8          Schedules.

The following Schedules are attached to and form part of this Agreement:

Schedule “A” – Investment Direction

Schedule “B” – Payment Direction

SECTION 2 – APPOINTMENT

2.1          Appointment.

Seller and Purchaser hereby appoint the Escrow Agent to act, and the Escrow Agent agrees to act, as escrow agent in accordance with the terms and conditions of this Agreement.

SECTION 3 – PAYMENT INTO ESCROW AND ACKNOWLEDGEMENT

3.1          Withheld Amount.

Purchaser herewith delivers to the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of US$● payable to McMillan Binch Mendelsohn LLP, in trust.  Seller and Purchaser confirm that such amount represents the Withheld Amount, subject to adjustment pursuant to Section 2.6 of the Purchase Agreement, and such amount and any additional Withheld Amount is to be dealt with by the Escrow Agent pursuant to this Agreement.

3.2          Reduction of Withheld Amount.

If, following the determination of the Final Allocation as referenced in Section 2.7 of the Purchase Agreement, US$● represents over 25% of the Purchase Price allocable to the acquisition of the shares of Earth Tech (Canada) Inc.:

(a)                                  Seller and Purchaser shall promptly direct the Escrow Agent, by written direction executed by Seller and Purchaser substantially in the form attached hereto as Schedule B, to pay the excess amount to the Seller;

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(b)                                 following receipt of the direction referenced in (a), the Escrow Agent shall pay the excess amount to the Seller to the extent that the amount has not otherwise been distributed pursuant to Section 5.1 of this Agreement; and

(c)                                  the Withheld Amount shall, for the purposes of this Agreement, be reduced accordingly.

3.3          Direction

The direction referred to in Section 3.2, from Seller and Purchaser to the Escrow Agent, shall not unreasonably be withheld by either Seller or Purchaser.

SECTION 4 – HOLDING OF ESCROW FUNDS

4.1          Escrow.

The Withheld Amount, together with any interest earned thereon or other proceeds therefrom, shall be held in trust by the Escrow Agent in accordance with this Agreement.

4.2          Investment of Withheld Amount.

The Escrow Agent shall deposit the Withheld Amount together with any interest earned thereon in an interest bearing trust account or any other account as provided for herein.  The Escrow Agent shall invest the Withheld Amount as directed by Seller and Purchaser, such directions to be substantially in the form of Schedule A.  The Escrow Agent: (i) makes no representation as to the income, profit, yield or return available or to be earned upon the Withheld Amount, or as to the certainty of return of principal of amounts invested in accordance with the terms hereof; and (ii) shall bear no liability for any failure to achieve the maximum possible or desired yield or return from the Withheld Amount or for loss of principal of amounts invested in accordance with the terms hereof.  Seller shall pay all income and other taxes applicable or exigible on any interest or other income it receives on the Withheld Amount.

SECTION 5 – DISTRIBUTION OF ESCROW FUNDS

5.1          Distributions.

(1)           If, prior to the Deadline, Seller delivers to the Escrow Agent:

(a)                                  a photocopy of a certificate issued by the Minister of National Revenue under section 116(2) of the Tax Act in respect of the disposition of the Shares to Purchaser, together with a direction from Seller and Purchaser to the Escrow Agent, executed by Seller and Purchaser substantially in the form attached hereto as Schedule B, the Escrow Agent shall promptly pay to Seller the Withheld Amount less the amount, if any, by which the portion of the Base Purchase Price allocable to the Shares exceeds the amount specified in such certificate as the

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                certificate limit, multiplied by the percentage specified in section 116(5) of the Tax Act, or

(b)                                 a photocopy of a certificate issued by the Minister of National Revenue under section 116(4) of the Tax Act in respect of the disposition of the Shares to Purchaser, together with a direction from Seller and Purchaser to the Escrow Agent, executed by Seller and Purchaser substantially in the form attached hereto as Schedule B, the Escrow Agent shall promptly pay the Withheld Amount (net of any payments previously made by the Escrow Agent under Section 5.1(1)(a)) to Seller.

(2)           If, prior to the Deadline, Seller does not deliver to the Escrow Agent,

(a)                                  a photocopy of a certificate issued by the Minister of National Revenue under section 116(2) of the Tax Act in respect of the disposition of the Shares to Purchaser specifying a certificate limit equal or greater than the portion of the Base Purchase Price allocable to the Shares, or

(b)                                 a photocopy of a certificate issued by the Minister of National Revenue under section 116(4) of the Tax Act in respect of the disposition of the Shares to Purchaser,

the Escrow Agent shall, upon receiving a direction from Seller and Purchaser to the Escrow Agent, executed by Seller and Purchaser substantially in the form attached hereto as Schedule B, release from the Withheld Amount to Purchaser the amount required to be remitted pursuant to section 116(5) of the Tax Act by Purchaser to the Receiver General of Canada (and the amount so remitted shall be credited to Purchaser as a payment to Seller on account of the Purchase Price) and the Escrow Agent shall pay to Seller any remaining portion of the Withheld Amount.

(3)           If, following the Closing Date, the Canada Revenue Agency indicates that either a certificate under section 116(2) of the Tax Act with a certificate limit in an amount which is not less than the portion of the Base Purchase Price allocable to the Shares or a certificate under section 116(4) of the Tax Act will be issued in respect of the disposition of the Shares by Seller to Purchaser upon the payment of an amount (the “Tax Amount”) that does not exceed the Withheld Amount, then the Escrow Agent shall, upon receiving a direction from Seller and Purchaser to the Escrow Agent, executed by Seller and Purchaser substantially in the form attached hereto as Schedule B, remit the Tax Amount to the Receiver General for Canada as payment of the Tax Amount (and the amount so remitted will be credited to Purchaser as payment on account of the amount owing to Seller in respect of the Purchase Price). Upon delivery by Seller (with a copy thereof to Purchaser) of a photocopy of such certificate issued under either section 116(2) or 116(4) together with wire transfer instructions, the Escrow Agent shall release to Seller in accordance with such wire transfer instructions the Withheld Amount less the Tax Amount.  If, prior to the Deadline, Seller shall fail to deliver a photocopy of such certificate issued under either section 116(2) or 116(4), the Escrow Agent shall, upon receiving a direction from Seller and Purchaser to the Escrow Agent, executed by Seller and Purchaser

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substantially in the form attached hereto as Schedule B, release the Withheld Amount less the Tax Amount to the Receiver General of Canada (and the amount so remitted shall be credited to Purchaser as a payment to Seller on account of the Purchase Price).

(4)           The directions, referred to in subsections (1) and (2) of this Section, from Seller and Purchaser to the Escrow Agent, shall not unreasonably be withheld by either Seller or Purchaser.

(5)           All interest and other income earned on the Withheld Amount shall be paid to Seller, net of any withholding taxes, upon the disposal of all of the Withheld Amount in accordance with the provisions of this Agreement.

(6)           Sections 5.1(1) to (5) shall apply mutatis mutandis to any additional amount withheld by Purchaser on any additional payment made pursuant to Section 2.6 of the Purchase Agreement that is allocable to the acquisition of the shares of Earth Tech (Canada) Inc. beyond the Initial Allocation as referenced in Section 2.7 of the Purchase Agreement.  For greater certainty, the definition of “Deadline” in this Agreement in respect of such additional withheld amount shall be read as if the Closing Date is the date that such additional payment is made.

5.2          Directions.

The Escrow Agent shall have no obligation to make any determination as to the validity of any direction.

SECTION 6 – ESCROW AGENT

6.1          General.

The Escrow Agent agrees to hold and deal with the Withheld Amount in accordance with this Agreement.

6.2          Duties and Liabilities of Escrow Agent.

(1)           Liability.  The Escrow Agent shall not be liable or answerable for anything whatsoever in connection with this Agreement or any instrument or agreement required hereunder, including enforcement of this Agreement or any such instrument or agreement, except for its own wilful misconduct or gross negligence, and the Escrow Agent shall not have any duty or obligation other than those expressly provided herein. Notwithstanding anything contained herein or elsewhere to the contrary, the Escrow Agent shall not have any liability to Seller or Purchaser in respect of the deposit or investment of the Withheld Amount in accordance with this Agreement, including without limitation, the nature of the deposit or investment, the income or interest received in connection therewith and the term to maturity thereof.

(2)           Other Agreements.  The Escrow Agent shall only be bound to act as set forth in this Agreement and the Escrow Agent shall not be bound in any way by any agreement or contract between Seller and Purchaser (whether or not such Escrow Agent has any knowledge thereof), including the Purchase Agreement.

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(3)           Directions and Court Orders.  The Escrow Agent shall comply with such notices, directions and instructions as are provided for in this Agreement and any order, judgement or decree of any court of competent jurisdiction. If any part or all of the Withheld Amount held in escrow by the Escrow Agent is at any time attached or seized under any court order or in case any judicial order, judgement or decree shall be made affecting this Agreement or any part hereof then, in any such event, the Escrow Agent is authorized to rely upon and comply with such order, judgement or decree, and in the case of such compliance, the Escrow Agent shall not be liable by reason thereof to Seller or Purchaser or to any other person even if thereafter any such order, judgement or decree is reversed, modified, annulled, set aside or vacated. The Escrow Agent is not bound to enquire into the authority of any person signing any certificates, instructions, directions or orders hereunder.

(4)           Reliance on Experts. The Escrow Agent may employ such counsel of its choosing as it may reasonably deem necessary for the proper discharge of its duties hereunder.  The Escrow Agent may, in relation to its obligations hereunder, act on the opinion, advice or information obtained from such counsel, but shall not be bound to act upon such opinion, advice or information and shall not be held responsible for any loss occasioned for so acting or not so acting, as the case may be, except if such loss results from the wilful misconduct or gross negligence of the Escrow Agent.  The Escrow Agent may employ such assistance as may be reasonably necessary to properly discharge its duties.

(5)           Other Reliance.  The Escrow Agent shall be entitled to rely upon any instrument or agreement required hereunder and upon statements and communications received jointly from Seller and Purchaser (or from any other person) believed by it to be authentic, and shall not be liable for any action taken or omitted in good faith on such reliance.

6.3          Disputes.

Should any controversy arise with respect to the Escrow Agent’s duties hereunder or under any other matter related to this Agreement, the Escrow Agent may, at the expense of the other parties, apply to a Judge of a court of competent jurisdiction to determine the rights of the parties.  The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action.  Purchaser and Seller further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

6.4          Resignation of Escrow Agent.

The Escrow Agent may resign at any time by giving fifteen (15) days notice in writing to Seller and Purchaser.

6.5          Removal of Escrow Agent.

Seller and Purchaser, acting jointly, may at any time remove such Escrow Agent from its role as Escrow Agent hereunder on seven days written notice to that Escrow Agent.

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6.6          Appointment of New Escrow Agent.

If the Escrow Agent gives notice of resignation under Section 6.4 or is removed under Section 6.5, Seller and Purchaser shall jointly appoint a new escrow agent.

6.7          Failure to Appoint Replacement Agent.

Upon the effective date of resignation or removal of an Escrow Agent pursuant to Section 6.4 or 6.5, as the case may be, if a successor Escrow Agent has not been appointed, then on notice to Seller and Purchaser, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent; failing such application to such court within 30 days from the effective date of such resignation or removal, the Escrow Agent, on notice to Seller and Purchaser, may deposit the Withheld Amount (or provide control thereof if invested)

and all related records and documents with a court of competent jurisdiction pending the appointment of a successor Escrow Agent, and the duties and obligation of such Escrow Agent hereunder shall thereupon cease.

6.8          New Escrow Agent.

Any new escrow agent shall agree in writing to be bound by this Agreement and thereupon shall be vested with the same powers and rights and shall be subject to the same duties and obligations as if it had executed this Agreement as the Escrow Agent and, unless otherwise directed in writing jointly by Seller and Purchaser, and upon satisfaction of all of its fees and expenses, the former Escrow Agent shall cause to be delivered the Withheld Amount (or control thereof if invested) and all related records and documents to the new Escrow Agent, execute all such transfers and other documents and do all such other acts and things as the new Escrow Agent may reasonably request for the purpose of giving effect thereto.

6.9          No Agency.

Seller and Purchaser acknowledge that the Escrow Agent is acting solely as depositary at their request and for their convenience and, notwithstanding anything to the contrary herein contained, the Escrow Agent shall not be deemed to be the agent of Seller or Purchaser except as otherwise expressly provided herein.

6.10        Indemnity.

(1)           Seller and Purchaser agree to indemnify and hold harmless the Escrow Agent from and against any and all liabilities, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursement, including legal or adviser fees and disbursements of whatever kind and nature (collectively, “Losses”) which may at any time be imposed on, incurred by or asserted against the Escrow Agent, whether groundless or otherwise, arising from or out of any act, omission or error of the Escrow Agent made in the conduct of its duties hereunder; provided that Seller or Purchaser shall not be required to indemnify the Escrow Agent against Losses arising out of and from the gross negligence or wilful misconduct of the Escrow Agent or any agent employed by the Escrow Agent in carrying out its obligations hereunder. IN NO EVENT SHALL THE

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ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  This provision shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

6.11        Discharge from Duties.

(1)           Disposal of Funds. Upon disposing of all of the Withheld Amount in accordance with the provisions of this Agreement, the Escrow Agent shall be relieved and discharged from all claims and liabilities relating to the Withheld Amount and the Escrow Agent shall not be subject to any claims made by or on behalf of any party hereto except claims relating to the negligence or wilful misconduct of the Escrow Agent or any agent employed by the Escrow Agent in carrying out its obligations hereunder.

(2)           Removal on Resignation. Upon resigning or being removed pursuant to Section 6.4 or 6.5, the Escrow Agent shall distribute the Withheld Amount and any interest or other income earned thereon to the new escrow agent appointed pursuant to Section 6.6 and the Escrow Agent shall, upon such distribution, be discharged from all further duties and obligations hereunder and shall not be subject to any claims made by or on behalf of any party hereto except claims relating to the negligence or wilful misconduct of the Escrow Agent or any agent employed by the Escrow Agent in carrying out its obligations hereunder.

6.12        Expenses.

The reasonable fees and expenses of the Escrow Agent shall be borne by Seller.  The Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Fund, with respect to its unpaid fees and non-reimbursed expenses, superior to the interests of any other persons or entities.  The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct any unpaid fees and/or non-reimbursed expenses from amounts on deposit in the Escrow Fund.

6.13        Waiver of Claims.

Each party hereto waives any claims or demands against the Escrow Agent and its principals with respect to all acts taken by such Escrow Agent in conformance with this Agreement.  The Escrow Agent shall not have any duty to take any action other than as specifically provided for in this Agreement.  The Escrow Agent shall not have any liability for any non-action if such action has been restrained by any order of any court or administrative agency or if, in its sole discretion, it determines that any such action would violate any law or governmental regulation.

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6.14        Consolidation of Escrow Agent.

Any banking association, corporation, partnership or other entity into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

SECTION 7 – MISCELLANEOUS

7.1          Further Assurances.

Seller and Purchaser shall from time to take or cause to be taken such action and execute and deliver (or cause to be executed and delivered) such documents and further assurances as may, in the reasonable opinion of counsel for the other parties, be necessary or advisable to give effect to this Agreement.

7.2          Notices.

Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(1)           delivered in person during normal business hours of the recipient on a Business Day and left with the recipient, for notices delivered to individuals, or a receptionist or other responsible employee of the recipient at the relevant address set forth below;

(2)           except during any period of actual or imminent interruption of postal services due to strike, lockout or other cause, sent by registered mail; or

(3)           sent by Transmission, charges prepaid and confirmed by registered mail as provided in Subsection (2), as follows:

if to Seller:

Tyco International Holding S.a.r.l.
•
Attention: •
Fax: •

if to Purchaser:

AECOM Technology Corporation
•
Attention: •
Fax: •

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if to the Escrow Agent:

McMillan Binch Mendelsohn LLP
BCE Place, Suite 4400
Bay Wellington Tower, 181 Bay Street
Toronto, Ontario, Canada   M5J 2T3
Attention:  Ryan Morris
Tel:  416.865.7180
Fax:  416.865.7048

Any notice so given shall be deemed to have been given and to have been received on the day of delivery, if so delivered, on the third Business Day (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause) following the mailing thereof, if so mailed, and on the day that notice was sent by Transmission, provided such day is a Business Day and the message is delivered during business hours on the same Business Day and if not, during business hours on the first Business Day thereafter.  Addresses for notice may be changed by giving notice in accordance with this Section.

7.3          Time.

Time shall be of the essence of this Agreement.

7.4          Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, Canada.

7.5          Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and understandings. No provision may be amended or waived except in writing.

7.6          Severability.

Any provision of this Agreement which is invalid or unenforceable shall not affect any other provision and shall, so long as the general intentions of the parties hereto are preserved, be deemed to be severable.

7.7          Execution in Counterparts.

This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.  A party’s transmission by facsimile of a copy of this Agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this

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Agreement to the party receiving the transmission.  A party that has delivered this Agreement by facsimile shall forthwith deliver an originally executed copy to the other party or parties.

The parties have executed this Agreement.

AECOM TECHNOLOGY CORPORATION

By
Name:
Title:

TYCO INTERNATIONAL HOLDING S.A.R.L.

By:
Name:
Title:

MCMILLAN BINCH MENDELSOHN LLP

By:
Name:
Title:

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Schedule “A” – Investment Direction

Form of Direction with respect to

Investment of Withheld Amount

TO:                                                  McMillan Binch Mendelsohn LLP

DATE:                                   •

RE:         Investment of Withheld Amount held by the Escrow Agent pursuant to an Escrow Agreement made between AECOM Technology Corporation, Tyco International Holding S.a.r.l. and McMillan Binch Mendelsohn LLP and dated as of •, 2008 (the “Escrow Agreement”)

This direction is given pursuant to Section 4.2 of the Escrow Agreement.  Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Escrow Agreement.

The undersigned hereby jointly authorize and direct the Escrow Agent to invest the following Withheld Amount as follows as soon as is practicable:

INVESTMENT:	•

TERM:	•

TOTAL AMOUNT:	$•

and this shall be your good, sufficient and irrevocable authority to do so.

AECOM TECHNOLOGY CORPORATION

By:
Name:
Title:

TYCO INTERNATIONAL HOLDING S.A.R.L.

By:
Name:
Title:

A-1

Schedule “B” — Payment Direction

Form of Direction with respect to

Disbursement of Withheld Amount

TO:                         McMillan Binch Mendelsohn LLP

RE:         Escrow Agreement made between AECOM Technology Corporation, Tyco International Holding S.a.r.l. and McMillan Binch Mendelsohn LLP and dated as of •, 2008 (the “Escrow Agreement”)

This direction is given pursuant to Section 5.1 of the Escrow Agreement.  Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Escrow Agreement.

You are hereby irrevocably authorized and directed to pay out of the Withheld Amount the sum of $                                    (1) to                                    (2) on                                    (3), all in accordance with the detailed instructions attached hereto as Appendix I(4) in respect of the                                    (5) account, and this shall be your good, sufficient and irrevocable authority to do so.

AECOM TECHNOLOGY CORPORATION

By:
Name:
Title:

TYCO INTERNATIONAL HOLDING S.A.R.L.

By:
Name:
Title:

(1) Insert amount (inclusive of interest, if any).

(2) Insert name of payee.

(3) Insert date of distribution.  Three Business Days notice must be given.

(4) Appendix to contain account, wire transfer, method of payment instructions etc., as appropriate.

(5) Insert name of account.

Appendix I – Account Particulars

In Respect of US$• of the Escrow Fund:

Bank name:	•

Bank address:	•

Credit Account Number:	•

Name on account receiving credit:	• Escrow

Account number to receive credit:	•

B-2